AGREEMENT AND PLAN OF REORGANIZATION

AMONG

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

USP ACQUISITION CORPORATION

SURGICOE CORPORATION

AND

CERTAIN SHAREHOLDERS OF SURGICOE CORPORATION

Dated as of March 26, 2002

Exhibits

A             Certificate of Merger

B             List of SURGICOE Shareholders and Preferred Stock Consideration

B-1          Allocation of Additional Consideration

C             List of SURGICOE obligations to be paid or assumed

D             Development Centers

E              Pipeline Centers

F              Acquisition Centers

G             Canton Purchase Agreement

H             Noncompetition Agreement

i

Schedules

1.4(a)(i)	Calculation of Closing Date Consideration
1.4(a)(ii)	Parameters for Employee Cost Allocations
3.3	List of SURGICOE Subsidiaries and Other Equity Ownership
3.5	SURGICOE Balance Sheet
3.8	Description of Litigation
3.9	Material Changes
3.11	Liens and Encumbrances
3.13	Material Contracts and Leases
3.15	Insurance Policies
3.17	Employee Claims
11.3	Shareholder Equipment Lease Guarantees

ii

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) is entered into as of the 26th day of March, 2002, by and among United Surgical Partners International, Inc., a Delaware corporation (“USP”), USP Acquisition Corporation, a Georgia corporation (“Merger Sub”), SURGICOE Corporation, a Georgia corporation (“SURGICOE”), and each of the shareholders of SURGICOE named on the signature page of this Agreement (collectively, the “Major Shareholders” and, individually, a “Major Shareholder”), with reference to the following facts:

R E C I T A L S

A.            USP and SURGICOE jointly desire that USP acquire all of the issued and outstanding stock of SURGICOE.

B.            The parties have determined that the most expeditious manner of accomplishing such acquisition would be the merger of the Merger Sub with and into SURGICOE (the “Merger”).

C.            SURGICOE is in the business of developing, owning, operating and/or managing outpatient surgery centers and surgical hospitals (collectively, the “Centers”).

D.            At or prior to the consummation of the Merger, SURGICOE will sell 100% of the outstanding equity interests in Surgery Center of Georgia, LLC (“ASC”), a Georgia limited liability company doing business as “Advanced Surgery Center of Georgia”, and SURGICOE Real Estate, L.L.C. (“SURGICOE Real Estate”), a Georgia limited liability company, to Northside-Cherokee/USP Surgery Centers, L.L.C. (“Northside/USP”), a Georgia limited liability company that is to be organized by USP Atlanta, Inc. and Northside Hospital, Inc.  Such sales will be made pursuant to a Purchase Agreement (the “Canton Purchase Agreement”)  to be entered by SURGICOE and Northside/USP promptly following the organization of Northside/USP.  SURGICOE owns all of the issued and outstanding ownership interests in ASC and SURGICOE Real Estate.

NOW, THEREFORE, in consideration of the representations, warranties and agreements hereinafter set forth, the parties hereby agree as follows:

AGREEMENT

SECTION 1.             THE MERGER

1.1           Execution, Filing, Effective Time.  On the date of the closing of the Merger referred to in Section 9 hereof (the “Closing”), and subject to the terms and conditions hereinafter set forth, the parties hereto agree to cause the Merger to be consummated by executing, delivering and filing with the office of the Georgia Secretary of State a Certificate of Merger (the “Certificate of Merger”), in the form attached hereto as Exhibit A, and such other documents as may be required by the provisions of the Georgia General Corporation Law and as are necessary to cause the Merger to become effective.  The Merger shall become effective when the Certificate of Merger and such other necessary documents are so filed with the Secretary of State of the State of Georgia.  The time at which the Merger comes effective is herein referred to as the “Effective Time.”

1.2           Constituent and Surviving Corporations.  SURGICOE and the Merger Sub shall be the constituent corporations in the Merger (collectively, the “Constituent Corporations”).  At the Effective Time, the Merger Sub shall be merged into SURGICOE and SURGICOE shall be the surviving corporation in the Merger (in such capacity, “Surviving Corporation”).  At the Effective Time, the identity and separate existence of the Merger Sub shall cease.  Upon the effectiveness of the Merger, the Surviving Corporation shall possess all of the rights, privileges, immunities, powers, franchises and authority, whether of a public or private nature, and be subject to all restrictions, disabilities and duties, of each of the Constituent Corporations;  and all assets and properties of every description, real, personal and mixed, and every interest therein, wherever located, and all debts and other obligations belonging or due to either of the Constituent Corporations on whatever account, as well as all other things in action belonging or due to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property rights, privileges, immunities, powers, franchises and authority and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate or interest therein vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired.

1.3           Articles of Incorporation, Bylaws, Officers.  At the Effective Time: (a) the articles of incorporation of the Merger Sub as in effect at the Effective Time shall become the articles of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be “SURGICOE Corporation”; (b) the bylaws of the Merger Sub as in effect at the Effective Time shall become the bylaws of the Surviving Corporation; and (c) the officers and directors of the Merger Sub shall be the officers and directors of the Surviving Corporation, and the officers and directors of SURGICOE immediately prior to the Effective Time shall be automatically removed as officers and directors of the Surviving Corporation.

1.4           Conversion of SURGICOE Stock.  SURGICOE presently has outstanding shares of Common Stock, no par value (the “Common Stock”), and shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).  Such shares of Common Stock and Preferred Stock (collectively, the “SURGICOE Stock”) are held by the persons and entities (collectively the “Shareholders”) in the amounts set forth in Exhibit B attached hereto.  At the Effective Time, each share of SURGICOE Stock shall be exchanged as shown in Exhibit B for the right to receive a share of the Closing Date Consideration and any Additional Consideration (as defined below), as follows:

(a)           Consideration Issuable in Exchange for SURGICOE Stock.  The Shareholders shall be entitled to receive, as consideration for their shares of SURGICOE Stock, the following:

                (i)            At the Effective Time, cash totaling $6,557,000 (which includes the “Payment 1s” described in subsections (ii)(B)(1) and (2) below plus the cash consideration payable on the Closing Date to SURGICOE pursuant to the Canton Purchase Agreement), less the liabilities of SURGICOE that are listed in Exhibit C attached hereto (which sets forth the amount of such obligations as of March 19, 2002) that are outstanding as of the Effective Time, subject to adjustment as provided in Section 1.4(b) below and Section 11.1 (the “Closing Date Consideration”); provided, however, that $150,000 (the “Withheld Consideration”) and $570,000 (the “Litigation Withhold”) of the Closing Date Consideration shall be withheld from the amount that would otherwise be distributed to the Shareholders at the Effective Time and such amounts shall instead be paid to the Shareholders as provided in (and shall be subject to adjustment in accordance with) Section 11.1.  The calculation of the Closing Date Consideration is described in Schedule 1.4(a)(i) attached hereto.  Prior to the Effective Time, USP shall fund the aggregate amount to be paid pursuant to Exhibit C by a wire transfer of such amount to the client trust account of its counsel, Nossaman, Guthner, Knox & Elliott, LLP, which will disburse such funds promptly following the Effective Time as provided herein and in accordance with payment instructions to be provided by SURGICOE.  The Closing Date Consideration shall first be paid to the holders of Preferred Stock until the full amount attributable to such Preferred Stock, as set forth in Exhibit B (the “Preferred Stock Consideration”), has been paid in full.  Subject to the procedures set forth in Section 1.4(c) below, each holder of Preferred Stock shall be entitled to receive the Preferred Stock Consideration attributable to the shares of Preferred Stock held by such Shareholder, as shown in Exhibit B.  Since the Closing Date Consideration is less than the aggregate Preferred Stock Consideration, (A) each holder of Preferred Stock shall receive a pro rata share of the Closing Date Consideration equal to the ratio of the amount of Preferred Stock Consideration allocable to such Shareholder divided by the total amount of Preferred Stock Consideration allocable to all of the Shareholders, all determined as set forth in Exhibit B, and (B) the balance of the Preferred Stock Consideration shall be payable as described in subsection (ii)(J) below.

                (ii)           In addition to the Closing Date Consideration, USP shall, under the circumstances described below, pay to Capital Advisors Group, Inc. and the Shareholders the additional amounts (collectively the “Additional Consideration”), determined and paid as follows:

                (A)          The following definitions shall apply to this Section 1.4(a)(ii):

                                (I)            “Development Centers” means the Centers listed on Exhibit D attached hereto for which the Opening Date is no later than 15 months after the Closing Date.  If the Opening Date of a Center listed on Exhibit D is later than 15 months after the Closing Date, it may be considered a Pipeline Center if it meets the definition set forth below.

                                (II)           “Pipeline Centers” shall mean each Center listed in Exhibit E attached hereto (x) for which there is a signed definitive partnership or operating agreement (or, if SURGICOE will not have any ownership interest in the Center, a signed definitive development and management agreement) with a group of physicians acceptable to USP as of the date that is six months after the Closing Date, (y) that is under construction as of the date that is nine months after the Closing Date and (z) that has an Opening Date no later than 27 months after the Closing Date.

                                (III)         “Acquisition Centers” means those Centers listed in Exhibit F attached hereto in which USP or one of its subsidiaries (including SURGICOE) has acquired at least a 50% equity interest on or before the date that is six months after the Closing Date; provided, however, that (x) USP shall not be obligated to complete the acquisition of any Acquisition Center and (y) any such acquisition shall be subject to all conditions normally imposed by USP with respect to its acquisitions of outpatient surgery centers and surgical hospitals (including negotiation of an acceptable definitive purchase agreement, approval of the transaction by USP’s Board of Directors, successful syndication of ownership interests in the Center to local physicians and completion of a satisfactory due diligence review of each such Center).

                                (IV)         “Opening Date” as to any Center shall mean the first date on which the Center has been fully licensed by the appropriate state agencies and performs its first surgical procedure under anesthesia in a sterile operating room.

                                (V)           “Management Fees” means fees earned by SURGICOE pursuant to a management agreement that is noncancelable (other than for cause) or, if no management fees are being charged to a particular Center, then solely for purposes of any EBITDA calculation, an amount equal to 3% of the net revenues of such Center, less in all cases the salary and benefits of any administrative personnel for the Center that SURGICOE is required to provide at its expense.

                                (VI)         “Applicable Ownership Percentage” means the percentage ownership interest held directly or indirectly by SURGICOE in a Center on the Closing Date, based upon SURGICOE’s right to participate in profits and distributions of such Center.

                                (VII)        “EBITDA” means earnings before interest, taxes, depreciation and amortization, exclusive of extraordinary items, all determined in accordance with generally accepted accounting principles and the provisions of this Agreement.

                                (VIII)       “Center Debt” means all indebtedness and capitalized leases of the entity that owns the Center (including the current portion thereof), all determined in accordance with generally accepted accounting principles.

                                (IX)         “Specialist” shall mean Specialist Surgery Center (Oklahoma City); “Longview” shall mean Physicians Surgery Center (Longview, Texas); “TSJ”

shall mean Texas Spine and Joint Hospital (Tyler, Texas); “Southwest ASC” shall mean Southwest Ambulatory Surgery Center (Oklahoma City); “Southwest Hospital” shall mean Oklahoma Center for Orthopaedic and Multi-Specialty Surgery (Oklahoma City); and “ASCOT” shall mean Ambulatory Surgery Center of Tyler (Tyler, Texas).

                (B)           The Additional Consideration shall include for each Development Center an amount equal to (x) three times the annualized Management Fees earned by SURGICOE from the Development Center during the nine calendar months immediately following the date that is 18 months after the Opening Date of such Development Center plus (y) the Applicable Ownership Percentage of six times the annualized EBITDA of the Development Center for the nine calendar months immediately following the date that is 18 months after the Opening Date, less (I) the Applicable Ownership Percentage of the Center Debt attributable to such Development Center as of the last day of such nine month period, (II) the amount invested by USP in such Development Center after the Closing Date (which amount shall consist of only direct costs for such Development Center, determined under generally accepted accounting principles), (III) all employee costs (including salaries and benefits) of USP and its subsidiaries associated with the completion of the development of the Development Center through the Opening Date (which costs shall be determined in accordance with generally accepted accounting principles and the general parameters described in Schedule 1.4(a)(ii) attached hereto) and (IV) all losses incurred by USP and its subsidiaries (not including any expenses accounted for in clauses (I) through (III) above) in providing the required management services for such Development Center during the development phase and the start-up phase of operations (i.e., until the amount of Management Fees earned in any calendar month is a positive number).  If the amount so calculated for a Development Center is a negative amount, that amount will be subtracted from the Additional Consideration attributable to the Development Center or Pipeline Center for which a calculation of Additional Consideration is next made.  Notwithstanding the above, the Additional Consideration for Longview, TSJ and Southwest Hospital shall be paid as follows:

                (1)           As to Longview, on the Closing Date, USP will pay (“Payment 1”) 60% of the amount attributable to Longview, calculated as described in subsections (B) above as if SURGICOE’s 20% purchase option had been exercised and based upon a mutually agreed budgeted forecast of Management Fees and EBITDA for Longview;

                (2)           As to the 3% ownership interest in TSJ, on the Closing Date, USP will pay (“Payment 1”) one-half of the amount attributable to such equity interest, calculated as described in subsection (B)(y) above based upon a mutually agreed budgeted forecast of EBITDA for TSJ;

                (3)           As to the TSJ Management Fees, if SURGICOE obtains the consent of TSJ to the assignment of the Management Services Agreement that is deemed to occur as a result of the Merger within 90 days after the Closing Date, then USP will pay (“Payment 1”) one-half of the Additional Consideration attributable to the TSJ Management Fees, calculated as described in subsection (B)(x) above based upon a mutually agreed budgeted forecast of the Management Fees for TSJ (and, in the event such consent to assignment is not obtained within said 90 day period, TSJ shall be considered a “Pipeline Center” if it otherwise meets the applicable requirements);

                (4)           As to Southwest Hospital, the Additional Consideration shall initially be calculated based upon two times the annualized Management Fees and, otherwise, shall be calculated based on the Management Fees earned for the period described in subsection (B)(x) above and, in the event the Southwest Hospital Management Agreement is renewed for an additional two year term, USP shall pay an additional one time the annualized Management Fees earned for the period described in subsection (B)(x) above; and

                (5)           USP will calculate the actual Additional Consideration for Longview and TSJ based upon the formulas and timing described in subsection (B), above (“Payment 2”); provided, however, that Payment 2 for the 3% ownership interest in TSJ shall not be payable if SURGICOE is unable to obtain the consent of TSJ to the assignment of the Management Services Assignment as described in clause (2) above.  If Payment 2 for any such Center is greater than Payment 1 for such Center (or, in the case of TSJ, the aggregate Payment 1s described in clauses (2) and (3) above), USP will pay such differential as Additional Consideration.  If, however, Payment 2 is less than Payment 1, the difference will be subtracted from the Additional Consideration attributable to the Development Center, Pipeline Center or Acquisition Center for which a calculation of Additional Consideration is next made pursuant hereto.  However, if either of these Development Center projects is terminated due to a failure to obtain a necessary agreement or governmental permit, a breach of an agreement by a party other than SURGICOE or for any other reason (other than a breach by SURGICOE), the negative Additional Consideration for that project will immediately be calculated, and Payment 1 plus the absolute value of such Additional Consideration, less any refunds received from such Development Center (e.g., a payment by TSJ for its repurchase of SURGICOE’s 3% interest in TSJ), for that project shall be payable to USP out of the next Additional Consideration due to the Shareholders, but if any such project is later revived, it may thereafter qualify as a Pipeline Center or Development Center if it meets the applicable requirements.

                (C)           The Additional Consideration shall include for each Pipeline Center an amount equal to the Applicable Ownership Percentage of three times the annualized EBITDAM (EBITDA plus Management Fees) of such Pipeline Center for the nine calendar months immediately following the date that is 18 months after the Opening Date of such Pipeline Center, less (I) the Applicable Ownership Percentage of the Center Debt attributable to such Pipeline Center as of the last day of such nine month period, (II) the amount invested in the Pipeline Center by USP after the Closing Date (which amount shall consist only of direct costs for such Pipeline Center, determined under generally accepted accounting principles), (III) all employee costs (including salaries and benefits) of USP and its subsidiaries associated with the completion of the development of the Pipeline Center through the Opening Date (which costs shall be determined in accordance with generally accepted accounting principles and the general parameters described in Schedule 1.4(a)(ii) attached hereto) and (IV) all losses incurred by USP and its subsidiaries (not including any expenses accounted for in clauses (I) through (III) above) in providing the required management services for such Pipeline Center during the development phase and the start-up phase of operations (i.e., until the amount of Management Fees earned in any calendar month is a positive number); provided, however, that if SURGICOE’s interest in a Pipeline Center consists only of a management agreement, the valuation shall be three times the annualized Management Fees for the nine calendar month period immediately following the date that is 18 months after the Opening Date of the Pipeline Center.  If the amount so calculated for a Pipeline Center is a negative amount, that amount will be subtracted from the Additional Consideration attributable to the Development Center, Pipeline Center or Acquisition Center for which a calculation of Additional Consideration is next made.

                (D)          The Additional Consideration shall include (I) $100,000 for each Acquisition Center and (II) $1,736,000 for the 20% interest in ASCOT to be acquired by SURGICOE less the purchase price for such 20% interest, which amount shall be paid promptly following the execution by all parties of a definitive agreement for the purchase of such 20% interest and the determination of the purchase price (as provided in said definitive agreement), by USP paying the purchase price to ASCOT (to be applied against the outstanding indebtedness of ASCOT) and the balance as Additional Consideration; provided, however, that if such definitive agreement relating to the purchase of a 20% interest in ASCOT is not signed by ASCOT within five months after the Closing Date, subsection (II) shall automatically be amended to read as follows:  (II) $100,000 if USP or any of its affiliates is successful in purchasing a 20% interest in ASCOT.  If the definitive agreement provides USP or its affiliates with an option, USP agrees to exercise the option.

                (E)           The Additional Consideration shall include (I) any “Earn-Out Payment” payable by Northside/USP pursuant to the Canton Purchase Agreement and (II) an amount equal to the amount held in or released from the AMRESCO escrow account referenced in Section 8.11(b), including all earnings thereon that are so held or released, which escrow account shall be initially funded pursuant to Exhibit C attached hereto, within 30 days after the date that ASC and Northside/USP meet the “Unit FCCR” and “Borrower Consolidated FCCR” covenants, respectively, set forth in the AMRESCO loan documents (as amended pursuant to Section 8.11) as of the first anniversary of the Closing Date, or as of the end of any calendar quarter thereafter; USP (or, if USP is reimbursed by Northside/USP, then Northside/USP) shall be the beneficiary of and shall be entitled to retain any funds released from such escrow account.  If such Earn-Out Payment is a negative amount, that amount will be subtracted from the Additional Consideration attributable to the Development Center, Pipeline Center or Acquisition Center for which a calculation of Additional Consideration is next made.

                (F)           The parties acknowledge that the Closing Date Consideration includes a valuation of Specialists based on the assumption that the financial statements of Specialists will not be consolidated for financial accounting purposes with SURGICOE and that the Management Agreement between SURGICOE and Specialists is cancelable after the initial three year term.  In the event that, within one year after the Closing Date, SURGICOE is successful in obtaining an amendment to the Amended and Restated Operating Agreement, dated April 28, 2000, of Specialists Surgery Center, L.L.C. in order to provide sufficient control to SURGICOE to permit SURGICOE to consolidate the operations of Specialists with SURGICOE for financial reporting purposes, as determined in accordance with generally accepted accounting principles and confirmed by USP’s independent accountants, then following the consummation of such amendment, USP shall pay $220,000 as Additional Consideration.  If said amendment, or any other written agreement reasonably satisfactory to USP that is obtained within one year after the Closing Date, allows SURGICOE the ability to renew the Management Agreement without any approval from any other person, entity or group (in the absence of any default under said Management Agreement), then following the consummation of such amendment or other agreement, USP shall pay $278,000 as Additional Consideration.

                (G)           The parties acknowledge that the valuation of Southwest ASC included in the Closing Date Consideration is based upon two times the annual Management Fees earned by SURGICOE with respect to Southwest ASC due to the fact that Southwest ASC has the right not to renew said Management Agreement after the initial three year term.  If, however, the Management Agreement between SURGICOE and Southwest ASC is renewed for an additional two year term, USP shall pay $115,000 as Additional Consideration.

                (H)          The parties hereto acknowledge that the Management Agreements between SURGICOE and each of TSJ, Southwest ASC and Southwest Hospital include a provision allowing the respective Centers to terminate such Management Agreement in the event that Steven Hendley is no longer employed by SURGICOE and has direct responsibility for overseeing the management services provided under such Management Agreement.  Accordingly, in the event that the employment of Steven Hendley is terminated, either as a result of a voluntary termination by Mr. Hendley or a termination by USP for cause, and if any such Management Agreement is terminated as a result thereof, the Closing Date Consideration and/or Additional Consideration attributable to the Management Agreement that is so terminated shall be recalculated (or, in the case of Southwest ASC, the $230,000 included in the Closing Date Consideration that is attributable to the Management Agreement with Southwest ASC shall be recalculated) and shall be the lesser of the aggregate fees earned under such Management Agreement from and after the Closing Date to the date of termination (less the salary and benefits of any administrative personnel for the affected Center  that SURGICOE is required to provide at its expense) or the amount of Closing Date Consideration and/or Additional Consideration calculated in accordance with this Section 1.4(a)(ii).  If the amount theretofore paid with respect to such Management Agreement is greater than such recalculated amount, the difference shall be deducted from the next Additional Consideration that becomes due.

                (I)            The calculations of Additional Consideration shall initially be made by USP as of June 30 and December 31 of each year for which the event has occurred or the measuring period for the calculation of Additional Consideration has been completed during the prior six months, and a statement (the “Statement”) reflecting each such calculation in reasonable detail shall be provided to Franklin Trell, Joseph N. Shaffer, LLC and Charlotte Larkin (the “Reviewing Shareholders”).  The Reviewing Shareholders and their designated professional advisors may review at their expense any financial records and other documents and records relevant to the Statement at the location or locations at which such records and documents are normally kept.  Unless at least two of the Reviewing Shareholders notify USP of any objection to a Statement within 30 days after their receipt of such Statement, the Statement shall be deemed accepted on behalf of the Shareholders and USP shall pay within five business days the amount of Additional Consideration (if any) shown to be due thereunder.  If at least two of the Reviewing Shareholder provide notice of any objection to a Statement (including a description of such objections) within such 30 day period, the Reviewing Shareholders and USP shall use their best efforts to resolve any differences relating to the Statement within 15 days after such objection is delivered to USP.  If the disagreement is not resolved by that date, however, either USP or any Reviewing Shareholder may submit the matter for a binding determination of the calculation of the Additional Consideration set forth in the Statement to KPMG LLP or, subject to the procedures set forth below, another nationally recognized accounting firm, which firm shall act as an expert and not as an arbitrator in making such determination.  If, prior to the submission of any such matter to KPMG LLP, at least two of the Reviewing Shareholders notify USP of their election to have a different nationally recognized accounting firm make the determination, the Reviewing Shareholders shall provide written proposals (including costs estimates) from at least two other nationally recognized accounting firms to USP and USP shall select one of such accounting firms.  The fees of such accounting firm, which shall be billed separately and independently from any other services provided by such firm, shall be borne one-half by USP and one-half by the Shareholders.  In the event of any dispute regarding a Statement that is not resolved within 30 days after an objection is delivered to USP as provided above, USP shall on  the first business day following such 30th day pay an amount that is the minimum amount of Additional Consideration (if any) acknowledged to be due based upon the Statement submitted by USP, and the balance (if any) shall be paid by USP within five business days after a final determination of the Additional Consideration in accordance with the foregoing procedures.

                (J)            All Additional Consideration that is payable under this subsection (ii) shall be allocated and paid in the following order: (I) first to reimburse SURGICOE (and/or its affiliates, as applicable) for any payments, costs and expenses (including attorneys fees) incurred in connection with the matters described in Schedule 3.8 attached hereto that are in excess of the amounts payable with respect to such matters pursuant to Exhibit C attached hereto and that are not paid out of the Withheld Consideration pursuant to Section 11.1; (II) Capital Advisors Group, Inc. shall be paid in accordance with Exhibit B-1; (III) any previously unpaid Preferred Stock Consideration shall then be paid; and (IV) subject to the procedures set forth in Section 1.4(c) below, the balance shall be paid to each Shareholder who owns any Common Stock in the proportions set forth in Exhibit B-1 attached hereto.  Such payments shall be made by delivery of checks to the address of each such payee as shown on Exhibit B-1, subject to changes of address by written notice from any such payee.

                (b)           Adjustments to the Closing Date Consideration.  The Closing Date Consideration shall be increased and decreased as follows:

                                (i)            For purposes of this Section 1.4(b) and Section 11.1, the “net working capital” of SURGICOE or a Center shall mean the book value of its cash, accounts receivable, inventory and other assets properly characterized as “current assets” under generally accepted accounting principles, less all liabilities and obligations of such entity properly characterized as “current liabilities” under generally accepted accounting principles (other than the current portion of long term debt), all calculated on an accrual basis of accounting in accordance with generally accepted accounting principles applied on a basis that is consistent with the calculation of working capital set forth in clauses (ii), (iii) and (iv) below.  The “current liabilities” of SURGICOE shall include (without limitation) all accrued but unpaid tax liabilities of SURGICOE for calendar year 2001 and the period from January 1, 2002 through the Effective Time (without regard to any tax loss carryforward) and the estimated costs of preparing SURGICOE’s tax returns for such periods (which estimated costs shall be consistent with SURGICOE’s historical tax preparation costs).  Amounts included as current liabilities pursuant to this Section 1.4(b) shall not be included as post-Closing investments in Development Centers or Pipeline Centers pursuant to Section 1.4(a)(ii)(B)(y) or (C)(II).

                                (ii)           Increased (if a positive number) or decreased (if a negative number) by the Applicable Ownership Percentage of the amount obtained by subtracting (A) the net working capital of Specialists included in the audited consolidated balance sheet of SURGICOE that is to be prepared by USP and audited by KPMG LLP following the Closing (the “Audited Balance Sheet”) from (B) the net working capital of Specialists as of the Effective Time.

                                (iii)          Increased (if a positive number) or decreased (if a negative number) by the Applicable Ownership Percentage of the amount obtained by subtracting $241,962 from the net working capital as of the Effective Time of Ambulatory Surgery Center of Tyler (Tyler, Texas).

                                (iv)          Decreased by the net working capital of SURGICOE,  determined on a non-consolidated basis (and disregarding working capital items specifically attributable to one or more Centers) and included in the Audited Balance Sheet, if such net working capital is a negative amount; provided, however, that in calculating the working capital of SURGICOE for purposes of this subsection (iv), any of the obligations of SURGICOE described in Exhibit C attached hereto shall be disregarded.

                                (v)           For purposes of determining the amount of the Closing Date Consideration, in the event the adjustments provided for in subsection (ii), (iii) or (iv) of this Section 1.4(b) cannot practicably be calculated at that time, the parties will agree on an estimated calculation of such adjustments using the most recent available month-end financial statements of SURGICOE and the Centers.  The actual Effective Time amounts shall then be calculated and the Closing Date Consideration shall be appropriately adjusted in accordance with Section 11.1.

                (c)           Delivery of Closing Date Consideration to the Shareholders.  At the Closing, USP shall deposit with Duane Morris LLP (the “Exchange Agent”) checks or, if so requested by the Exchange Agent, a wire transfer of an amount of cash sufficient to pay the Closing Date Consideration due to the Shareholders at the Effective Time in accordance with this Section 1.4.  At and after the Effective Time, each holder of a certificate or certificates heretofore representing shares of issued and outstanding SURGICOE Stock shall, upon the surrender of such certificates to the Exchange Agent, be entitled to receive in exchange therefor a check for the amount of cash to which such holder is entitled (if any) as provided in this Section l.4.  Any Additional Consideration payable during the first 12 months after the Effective Time with respect to any SURGICOE Stock represented by certificates that have not been so surrendered shall also be paid to the Exchange Agent.  From and after the Effective Time, until so surrendered, each certificate representing shares of issued and outstanding SURGICOE Stock that is to be exchanged for cash as provided in this Section l.4 shall be deemed for all corporate purposes, except as provided in Sections l.6 and 1.7 with respect to shares held by Dissenting Stockholders, to evidence the right to receive the amount of cash for which such shares have been exchanged.  The holder of any such stock certificate shall not have any right to receive any interest or other earnings after the Effective Time on the cash for which such shares are to be exchanged.  All such cash that is unclaimed at the first anniversary of the Effective Time shall be released and repaid by the Exchange Agent to USP, after which the holders of the shares not receiving such consideration shall look for payment thereof, subject to applicable escheat or other laws, only to USP as general creditors.

1.5           Closing of Transfer Books.  At and after the Effective Time, transfers of the shares of SURGICOE Stock outstanding immediately prior to the Effective Time shall not be made on the stock transfer books of SURGICOE.

1.6           Dissenting Stockholders.  All issued and outstanding shares of SURGICOE Stock held by holders of record as of the date fixed for determination of stockholders entitled to notice of and to vote at the meeting of Shareholders referred to in Section 6.4 hereof who shall have neither voted in favor of the Merger nor consented thereto in writing and shall have delivered (and then been entitled to deliver) to SURGICOE a written demand for appraisal of their shares of SURGICOE Stock within the time and in the manner provided in O.C.G.A. §14-2-1321 (collectively, the “Dissenting Stockholders” and, individually, a “Dissenting Stockholder”) shall not be exchanged for cash, but shall be entitled to receive such consideration as shall be provided in O.C.G.A. §14-2-1325 (except as provided in O.C.G.A. §14-2-1327) in accordance with the terms and subject to the conditions set forth in said section; except that each share of SURGICOE Stock issued and outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who shall thereafter withdraw his demand for appraisal of his shares of SURGICOE Stock with the Surviving Corporation’s consent, or who loses his right to such payment, shall no longer be a Dissenting Stockholder.  SURGICOE shall deliver to USP (a) as soon as available after the meeting of Shareholders to be called pursuant to Section 6.4 hereof, a list of all Shareholders who have filed written objections to the Merger on or before said date, (b) a copy of the notice sent to such stockholders pursuant to O.C.G.A §14-2-1325, and (c) from time to time, as USP shall reasonably request, other relevant information with respect to such objections and demands.  SURGICOE shall afford to USP the opportunity to participate in all negotiations and proceedings with respect to any such demands and shall not, prior to the Effective Time, except with the prior written consent of USP, voluntarily make any payment with respect to, settle or offer or agree to settle, any such demands for payment.

1.7           Dissenting Stockholder; Payment.  Each Dissenting Stockholder who becomes entitled, pursuant to the provisions of O.C.G.A. §§14-2-1321 and 1323, to payment for the shares of SURGICOE Stock held by such Dissenting Stockholder shall receive the payment therefor provided in O.C.G.A. §§14-2-1325 and 1327 from the Surviving Corporation (solely from its own assets and not from any assets derived from USP), but only up to the amount of such payment as shall have been agreed upon or finally determined pursuant to said sections, and such shares shall thereupon be canceled.

1.8           Conversion of Merger Sub Stock.  At the Effective Time, each share of the Common Stock, par value $.01 per share, of the Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, no par value, of the Surviving Corporation.

SECTION 2.             REPRESENTATIONS AND WARRANTIES OF USP.

USP represents and warrants to SURGICOE and the Shareholders as follows:

2.1           Corporate Status.  USP and the Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Georgia, respectively, and each is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the financial condition, business or operations of USP and its subsidiaries  taken as a whole.

2.2           Authority for Agreement.  USP and the Merger Sub each has the corporate power to enter into this Agreement and to carry out its obligations hereunder.  This Agreement has been duly and validly authorized, executed and delivered by USP and the Merger Sub and constitutes the legal, valid and binding obligation of USP and the Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors’ rights generally and by equitable principles.  No approval or consent of, or filing with, any third party or governmental authority is required for the execution or delivery of the Agreement by USP or the Merger Sub or for the performance of their respective obligations hereunder, except as contemplated by Sections 5.3 and 6.6 and filings with governmental agencies required to be made after the Effective Time. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with the certificate of incorporation or bylaws of USP or the articles of incorporation or bylaws of the Merger Sub, or result in a breach or violation of any provision of, permit any acceleration of indebtedness or constitute a default or an event which with notice or passage of time or both would constitute a default under, any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other agreement or instrument or any law, statute, rule, or order, decree or restriction to which USP or the Merger Sub is a party or by which it or its property is bound.

2.3           Existing Debt Securities.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not result in a breach or violation of any provision of, permit any acceleration of indebtedness or constitute a default or an event which with notice or the passage of time or both would constitute a default or an event which with notice or the passage of time or both would constitute a default under, any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other agreement or instrument or any law, statute, rule or order, decree or restriction to which USP or any of its subsidiaries is bound.  USP and its subsidiaries are not in default under the terms of any material indenture, mortgage, deed of trust, pledge agreement lease, license, evidence of indebtedness or other agreement or instrument.

2.4           Litigation.  No material investigation or review by an governmental entity with respect to USP or any of its subsidiaries is pending or, to USP’s knowledge, threatened, and there is no material action, suit, proceeding or governmental investigation or review pending or, to USP’s knowledge, threatened against or affecting UPS or its subsidiaries at law or in equity or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, other than normal audits by Medicare and other payors and lawsuits and/or claims that are covered by applicable insurance policies without a reservation of rights and the claims therein are within the limits of such insurance coverage.

2.5           Insurance.  USP and each of its subsidiaries maintains in full force and effect, and has maintained at all times since its inception, insurance coverage on its assets, properties, operations and personnel in such amounts and against such risks and losses as are adequate and customary for their respective businesses.  USP and its subsidiaries are in compliance in all material respects with all of their respective material obligations under such insurance policies.  To the knowledge of USP and each of its subsidiaries, there have been no threatened terminations of any of such policies.

2.6           No Finders.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person as the result of any act of USP or any of its subsidiaries in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment.

2.7           Material Facts.   No representation or warranty by USP or Merger Sub contained in this Agreement, or in any other written statement, information, material or certificate furnished or to be furnished by USP or the Merger Sub to SURGICOE pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact.

SECTION 3.             REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT SHAREHOLDERS.

Charlotte Larkin and Brian Campbell (the “Management Shareholders”) hereby represent and warrant to USP  as follows:

3.1           Corporate Status of SURGICOE.  SURGICOE is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business or the ownership of its property or both makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, business or operations of SURGICOE and its Subsidiaries (as defined below) taken as a whole.

3.2           Capital Stock.  The authorized capital stock of SURGICOE consists solely of (a) 25,000,000 shares of Common Stock, of which 9,515,398 shares are outstanding on the date hereof and will be outstanding at the Effective Time and (b) 5,000,000 shares of Preferred Stock, of which 1,089,381 shares are outstanding on the date hereof and will continue to be outstanding at the Effective Time.  The Preferred Stock is divided into Classes A-E, as shown in Exhibit B, which Classes have equal priority in the payment of the Preferred Stock Consideration, which is correctly stated in Exhibit B.  SURGICOE does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating SURGICOE to issue or sell shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock.  Exhibit B attached hereto is a true and complete list of the names, addresses and share ownership of all owners of any and all outstanding SURGICOE Stock.

3.3           Subsidiaries.  As used herein, the term “Subsidiary” or “Subsidiaries” means those corporations, limited partnerships, limited liability partnerships, limited liability companies, joint ventures, general partnerships and other business entities as to which SURGICOE either (a) owns or controls, either directly or through one or more Subsidiaries, a majority of the outstanding equity interest, capital stock or voting power or (b) controls as a general partner, managing member or other similar relationship.  Schedule 3.3 hereto lists each Subsidiary of SURGICOE and the percentage of outstanding equity of each such Subsidiary directly or indirectly owned by SURGICOE as of the date hereof.  SURGICOE owns the percentages reflected in Schedule 3.3 of the outstanding equity of each of its Subsidiaries, free and clear of all liens, charges, pledges, security interests or other encumbrances, except for restrictions on transfer imposed by applicable securities laws and liens in favor of AMRESCO Commercial Finance, Inc. (“AMRESCO”).  Except for the Subsidiaries and the other equity ownership interests described in Schedule 3.3, SURGICOE does not directly or indirectly own any interest in any other corporation, partnership, limited liability company or other entity.  All shares of capital stock of each corporate Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.  Except as shown on Schedule 3.3, none of such Subsidiaries has any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating it to issue or sell any shares of its capital stock of or any other equity interest in, or any securities or obligations convertible into or exchangeable for any shares of capital stock of, or any other equity interest in, such Subsidiary.  Except as shown in Schedule 3.3, no person or entity (other than SURGICOE and its Subsidiaries) is a general partner, managing member or otherwise controls  or has the right to manage any Subsidiary of SURGICOE.  Each such Subsidiary is duly organized, validly existing and, as to corporate Subsidiaries, in good standing under the laws of its jurisdiction of organization, has the power and authority to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business, operations, prospects or financial condition of such Subsidiary.  SURGICOE has delivered to USP true and complete copies of all charter documents (including, where applicable, partnership, operating or joint venture agreements), bylaws, minute books and stock records of each of its Subsidiaries.

3.4           Authority for Agreement.  SURGICOE has the corporate power to enter into this Agreement and to carry out its obligations hereunder.  This Agreement has been duly and validly authorized, executed and delivered by SURGICOE and constitutes the legal, valid and binding obligation of SURGICOE, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors’ rights generally and by equitable principles.  No approval or consent of, or filing with, any third party or governmental authority is required for the execution or delivery of the Agreement by SURGICOE or for the performance of its obligations hereunder, except as contemplated by Sections 5.3 and 6.6 and filings with governmental agencies required to be made after the Effective Time.  Except for consents, approvals and waivers to be obtained at or prior to the Closing, the execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (a) conflict with the articles of incorporation or bylaws of SURGICOE, (b) conflict with the partnership agreement, operating agreement or other charter document of any Subsidiary of SURGICOE or (c) result in a breach or violation of any provision of, permit any acceleration of indebtedness or constitute a default or an event which with notice or the passage of time or both would constitute a default under, any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other agreement or instrument or any law, statute, rule or order, decree or restriction to which SURGICOE or any of its Subsidiaries is bound.

3.5           Financial Statements; Liabilities.  SURGICOE has previously furnished to USP (a) the unaudited consolidated balance sheets of SURGICOE and its Subsidiaries at December 31, 1999 and December 31, 2000, and the related consolidated statements of income for the fiscal years then ended, and (b) an unaudited consolidated balance sheet of SURGICOE and its Subsidiaries (the “Balance Sheet”) at December 31, 2001 (the “Balance Sheet Date”) and the related statements of income for the 12 months then ended.  The Balance Sheet is attached hereto as Schedule 3.5.  Such balance sheets (including any related notes and schedules) fairly present the consolidated financial position of SURGICOE as of their dates, and such other financial statements (including any related notes and schedules) fairly present the consolidated results of operations or other information included therein of SURGICOE and its Subsidiaries for the periods or as of the dates therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except (x) as to the interim unaudited statements, for normal year-end adjustments and only as such principles apply to interim unaudited statements, (y) for certain leases that are treated as operating leases in said financial statement but which the parties have treated as debt in their calculations of the Closing Date Consideration and (z) they do not include the footnotes required by generally accepted accounting principles.  Except as reflected or disclosed in the Balance Sheet or a Schedule attached hereto, other than liabilities of the type set forth in the Balance Sheet that are incurred since the Balance Sheet Date in the ordinary course of their respective businesses and liabilities incurred in connection with the proposed Merger or otherwise contemplated or permitted by this Agreement, neither SURGICOE nor any of its Subsidiaries is as of the date hereof subject to any material liability, including without limitation contingent liabilities.

3.6           Financials of Material Businesses.  SURGICOE has provided to USP copies of internally generated financial information for the calendar year 2000 and the 12 month period ended on the Balance Sheet Date for each Center that currently is operating and as to which SURGICOE has either an equity interest or a management agreement.  Except for normal year-end adjustments, such financial information fairly presents the financial position of each such facility or business as of the Balance Sheet Date and the results of operations or other information included therein for the eleven month period then ended.  The parties acknowledge that no financial statements have been provided for SURGICOE Real Estate.

3.7           Compliance with Applicable Law.  To the knowledge of SURGICOE, the businesses of SURGICOE and each of its Subsidiaries have not been and are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a material adverse effect on the financial condition, business, assets, operations or prospects of SURGICOE and its Subsidiaries taken as a whole.  To the knowledge of SURGICOE, no officer or employee of SURGICOE or any of its Subsidiaries, or any physician affiliated with SURGICOE or any of its Subsidiaries, is in violation of any term of any employment or management contract, trade secret or other proprietary information disclosure agreement or any other contract or agreement relating to the employment or affiliation of such person by or with SURGICOE or such Subsidiary, except to the extent that such violations do not and are not expected to, individually or in the aggregate, have a material adverse effect on SURGICOE and its Subsidiaries taken as a whole.  SURGICOE and each of its Subsidiaries has complied in all material respects with all applicable federal and state securities laws in connection with the sale or resale of any equity interest in SURGICOE or any Subsidiary.  Each of the surgery centers owned or managed by SURGICOE or any of its Subsidiaries meets in all material respects the conditions for participation in the Medicare program.  Any certificates of need required for the construction or operation of such surgery centers were duly obtained and such certificates of need, if any, will remain in full force and effect immediately after the consummation of the transactions provided for herein.  Seller gave all notices to, and received all approvals from, the appropriate state and federal governmental agencies or entities when it acquired its interest in the Centers.  Except for the consents and notice requirements to be set forth on the list referred to in Section 6.6, the execution and delivery of this Agreement and the consummation of the transactions provided herein will not require any governmental consent, review or other process or the consent of any party to any lease, contract, agreement or instrument to which SURGICOE or any of the SURGICOE Subsidiaries is a party or by which any of their respective assets is subject.  Each of the Centers is authorized to receive (and has received) payments for procedures covered by the Medicare program.  Neither the U.S. Department of Health and Human Services nor any state agency has conducted or has given SURGICOE or any Subsidiary any notice that it intends to conduct any audit or other review of any Center’s participation in the Medicare or Medicaid programs, and no such audit or review would result in any material liability by SURGICOE or any Subsidiary for any reimbursement, penalty or interest with respect to payments received by SURGICOE or any Subsidiary thereunder.  SURGICOE does not know of any reason why the Subsidiaries will not or may not be able to continue their respective businesses, as presently conducted, after the Effective Time (other than for changes that singularly or in the aggregate will not have a material adverse effect on SURGICOE’s business).

3.8           Litigation.  Except as described in Schedule 3.8 attached hereto, (a) SURGICOE has received no notice that a material investigation or review by any governmental entity with respect to SURGICOE or any of its Subsidiaries is pending or, to the best of SURGICOE’s knowledge, threatened, (b) there is no material action, suit, proceeding or, to SURGICOE’s knowledge, governmental investigation or review pending or, to the best of SURGICOE’s knowledge, threatened against or affecting SURGICOE or its Subsidiaries at law or in equity or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (c) neither SURGICOE nor any of its Subsidiaries is otherwise a party to any litigation or arbitration proceeding and (d) neither SURGICOE nor any of its Subsidiaries is involved in any material dispute with any minority owner of any Subsidiary.  The actions, suits and proceedings described in Section VI of Schedule 3.8 have been settled, subject to the payments described in Exhibit C being made.

3.9           Absence of Material Adverse Changes.  Except as described in Schedule 3.9 attached hereto, since the Balance Sheet Date, neither SURGICOE nor any of its Subsidiaries has: (a) undergone or suffered any change in its financial condition, business, assets or operations, other than changes contemplated by this Agreement or changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to SURGICOE and its Subsidiaries taken as a whole; (b) entered into any material transaction other than in the ordinary course of business consistent with past practices; or (c) increased the salaries or benefits of the employees or independent contractors of SURGICOE or any Subsidiary, other than annual increases implemented in accordance with the past practices of SURGICOE or such Subsidiary.

3.10         Tax Returns.  SURGICOE and each of its Subsidiaries have accurately prepared in all material respects and duly filed all material federal, state and local income, withholding, property, sales and use and other applicable tax returns and information statements required to be filed prior to the date of this Agreement (subject to any extensions applicable to any such filing), including without limitation SURGICOE’s consolidated federal income tax return for the taxable year ended December 31, 2000, a true and complete copy of which has been provided to USP.  All federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid and the liability for unpaid taxes shown in the Balance Sheet is sufficient to pay all accrued but unpaid taxes as of the Balance Sheet Date.  SURGICOE has also provided to USP true and complete copies of all federal income tax returns, including all tax elections and related filings, filed by and on behalf of SURGICOE or any of its Subsidiaries for all periods since the inception of SURGICOE.  Neither SURGICOE nor any of its Subsidiaries is currently delinquent in the payment of any material tax, assessment or governmental charge or has executed any waiver of any statute of limitations on the assessment or collection of any tax.  Neither SURGICOE nor any of its Subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of a statute of limitations with respect to a tax assessment or deficiency (other than such extensions that may result from normal extensions of filing deadlines with respect to the filing of returns).  Neither SURGICOE nor any subsidiary is a party to any tax sharing or similar agreement or arrangement with any other person.  Except for the on-going Internal Revenue Service audit of ASC’s tax returns relating to periods prior to SURGICOE’s acquisition of ASC, no governmental agency is conducting, or has notified SURGICOE or any of its Subsidiaries that it intends to conduct an audit or investigation of any tax return or other filing of or by SURGICOE or any of its Subsidiaries.

3.11         Property and Assets.  SURGICOE and the SURGICOE Subsidiaries have good title to all of their respective material properties and assets owned by SURGICOE or any of its Subsidiaries, including all such properties and assets reflected in the Balance Sheet, except those disposed of since the Balance Sheet Date in the ordinary course of business, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge or encumbrance, other than those described in Schedule 3.11 attached hereto.  All personal property material to the business, operations or financial condition of SURGICOE or any of its Subsidiaries, and all buildings, structures and fixtures used by SURGICOE or any of its Subsidiaries in the conduct of its business are in reasonably good operating condition and repair.

3.12         Trade Names and Service Marks.  Except for SURGICOE’s name, the names of the Centers set forth in Exhibits D and E and the names of  the Subsidiaries set forth in Schedule 3.3 (which are such entities’ formal names in their organizational documents filed in the respective states in which they are organized), neither SURGICOE nor any of its Subsidiaries has any patents, patent applications, trademarks, service marks, trademark or service mark applications or trade names.  The businesses of SURGICOE and its Subsidiaries do not cause any of them to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other propriety rights of any other person or entity.

3.13         Material Contracts and Obligations.  Set forth in Schedule 3.13 attached hereto is a list and brief description of all the following agreements to which SURGICOE or any of its Subsidiaries is a party or by which it is bound:  (a) each agreement which requires future expenditures by SURGICOE or any of its Subsidiaries in excess of $50,000 or which has a term or more than one year from the Effective Time; (b) each employment agreement, consulting agreement, severance pay commitment and employee benefit, bonus, pension, profit sharing or similar plan or arrangement; (c) management, professional services or other similar agreements, contracts or commitment relating to such services being provided to SURGICOE or any of its Subsidiaries; (d) any agreement with a physician; (e) all license agreements and any agreement or commitment containing a covenant limiting or purporting to limit the freedom of SURGICOE or any of its Subsidiaries to compete with any person or in any business in any geographic area or engage in any line of business; (f) any lease to which SURGICOE or any of its Subsidiaries is a party as lessor or lessee and which requires the future expenditure or receipt of in excess of $50,000, including as to each such lease the monthly rental called for (including escalations and adjustments upon any renewals) and the termination date and renewal rights applicable thereto; (g) except for trade indebtedness incurred in the ordinary course of business, any loan, credit agreement, promissory note or other instrument providing for or evidencing the extension of credit to SURGICOE or any of its Subsidiaries in an amount of $10,000 or more; (h) every guaranty, indemnity or similar agreement or instrument whereunder SURGICOE or any of its Subsidiaries is or could be held liable for the indebtedness or other obligation of any third party

(other than any Subsidiary) in an amount of $10,000 or more; (i) each partnership agreement, operating agreement, management agreement, development agreement and other similar agreement by or among SURGICOE or any of its Subsidiaries, on the one hand, and, on the other hand, any other Subsidiary or any other owner of an interest in any Subsidiary; (j) environmental and title reports on any real property owned by SURGICOE or its Subsidiaries; (k) each contract or arrangement for the provision of surgery center or other facility services that is expected to account for 10% or more of the revenues of any Subsidiary in 2002; (l) agreements or arrangements for the sale of any of the assets, properties or rights of SURGICOE or any of its Subsidiaries (other than in the ordinary course of business) or for the grant of any preferential rights to purchase any of its assets, properties or rights or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights that is material to the business of SURGICOE or any of its Subsidiaries; (m) any commitment, letter of intent or term sheet to acquire, develop or affiliate with any ambulatory surgery center or other health facility; and (n) any agreement to which any Shareholder, officer or director of SURGICOE, or any “affiliate” or “associate” of any such person (as such terms are defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended), is presently a party, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

SURGICOE has delivered to USP accurate and complete copies of each of the agreements and instruments listed in Schedule 3.13. All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in Schedule 3.13 are valid and in full force and effect and neither SURGICOE nor any of its Subsidiaries has and, to the knowledge of SURGICOE, no other party thereto has breached any provision of, or is in default under the terms of, and there are no facts or circumstances which would reasonably indicate that SURGICOE or any of its Subsidiaries will or may be in such breach or default under, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license, which invalidity, breach or default could have a material adverse effect on the business, operations, prospects or financial condition of SURGICOE and its Subsidiaries taken as a whole.

3.14         No Finders.  Except for SURGICOE’s arrangements with Capital Advisors Group, Inc., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person as the result of any act of SURGICOE, any Shareholder or any Subsidiary in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment.  All obligations to Capital Advisors Group, Inc. are fully accounted for in Exhibits B-1 and C.

3.15         Insurance.  SURGICOE and each of its Subsidiaries maintains in full force and effect, and has maintained at all times since its inception, insurance coverage on its assets, properties, operations and personnel in such amounts and against such risks and losses as are adequate and customary for their respective business.  Attached hereto as Schedule 3.15 is a brief description of all outstanding insurance policies in effect as of the date hereof covering SURGICOE or any of its Subsidiaries or any of their respective properties, employees, officers, directors or businesses.  True and complete copies of each such policy, or certificates of coverage and the facing page of the policy and all endorsements to the policy, have been furnished to USP. SURGICOE and its Subsidiaries are in compliance with all of their respective obligations under such insurance policies.  All of the insurance policies described in Schedule 3.15 will remain in effect under their current terms following the Merger unless USP elects to terminate any such policy.  All physicians with staff privileges at any surgical center owned or managed by SURGICOE or any of its Subsidiaries meet the minimum eligibility requirements set forth in SURGICOE’s professional liability insurance policy.

3.16         Minute Books.  The minute books of SURGICOE and each of its Subsidiaries accurately record in all material respects all actions taken by their respective stockholders and directors and all committees thereof, except that SURGICOE Real Estate has not maintained any minute books.

3.17         Employees.  None of the employees of SURGICOE or any of its Subsidiaries is represented by any labor union, and there is no labor strike or other labor trouble with respect to SURGICOE or any of its Subsidiaries (including without limitation any organizational drive) pending or, to the best knowledge of SURGICOE, threatened.  Except as described in Schedule 3.17, to the knowledge of SURGICOE, no employee or former employee of SURGICOE or any of its Subsidiaries has ever filed with any governmental authority any claim or report asserting sexual harassment, wrongful termination, age or racial discrimination or any violation of OSHA or similar state laws by SURGICOE or any of its Subsidiaries, and neither SURGICOE nor any of its Subsidiaries has received any “right to sue” letters relating to any such employee or former employee from any federal or state agency.  Neither SURGICOE nor any Subsidiary has violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 applicable to its employees.  The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of SURGICOE or any Subsidiary to severance pay or any other payment, accelerate the time of payment or vesting or increase the amount of compensation due to any such employee under any agreement or employee benefit plan, except for obligations included in Exhibit C attached hereto.

3.18         SURGICOE Not A “Consenting Corporation”.  SURGICOE is not, and at the Effective Time will not be, a “consenting corporation” as that term is defined in Section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.19         Special Funds.  Neither SURGICOE nor any of its Subsidiaries is subject to any liability in respect of amounts received by SURGICOE or others for the purchase or improvement of their assets or any part thereof under restricted or conditioned grants or donations, including without limitation monies received under the Public Health Services Act, 42 U.S.C. §291, et seq.

3.20         The Real Property.  No person or entity other than SURGICOE and its Subsidiaries has any option or right of first refusal to purchase, lease or rent any real property owned or leased by SURGICOE or any of its Subsidiaries (the “Real Property”).  In addition, the

Management Shareholders make the following representations and warranties regarding the Real Property:

(a)           The improvements located on the Real Property have been approved by all government authorities having jurisdiction.  Certificates of occupancy and all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction have been issued for such improvements.

(b)           All utilities required for the operation of the businesses conducted at the Real Property are installed and operating and all installation and connection charges have been paid in full.

(c)           To SURGICOE’s knowledge, no zoning, building, flood control, fire, safety, toxic materials, hazardous waste or other law, ordinance, code, order, regulation or restriction is violated in any material respect by the continuing maintenance, operation or use of any of the Real Property.

(d)           There are no material structural defects in any of the improvements located on the Real Property.  The heating, electrical, plumbing and drainage systems at or servicing the Real Property and all facilities and equipment relating thereto are in good working condition and repair.

(e)           To SURGICOE’s knowledge, there are adequate means of ingress and egress for vehicular and pedestrian traffic between each parcel of the Real Property and one or more adjoining streets, roads or highways.  There are adequate parking facilities to serve the current level of business conducted at each parcel of the Real Property, without the necessity of building or leasing any additional facilities or space, and the number of parking spaces that is available for such Real Property complies with all applicable ordinances, statutes and regulations.

(f)            No Hazardous Materials, toxic substances or related materials have been generated, released, discharged, stored, handled or disposed of on, under, in, above or about the Real Property by SURGICOE or any of its Subsidiaries except in compliance in all material respects with all federal, state and local health, safety, building, fire control, environmental, toxic materials and hazardous waste laws, ordinances, orders, regulations and restrictive covenants.  The term “Hazardous Materials” shall mean any substance, material or waste which is or becomes regulated by any state or local governmental authority or the United States Government, including but not limited to any material or substance which is (i) petroleum product, constituent or byproduct (ii) asbestos, (iii) polychlorinated byphenyls or polybrominated ether, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq.  (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317), (v) defined as a “hazardous waste” or “medical waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), or (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive

Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601).

(g)           None of the Real Property is located in a state or federally designated flood hazard area.

3.21         Environmental Matters.  SURGICOE and its Subsidiaries are in compliance with all federal, state and local environmental laws, rules, regulations, standards and requirements, including without limitation those respecting the generation, handling, storage and disposition of hazardous or biomedical materials and/or waste, including without limitation the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq., and the National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119 of the U.S. Department of Health and Human Services; provided, however, that the parties acknowledge that there is a cistern located on the Real Property located at 190 Hospital Road, Canton, Georgia, that is owned by SURGICOE Real Estate, which cistern must be sealed and closed, and SURGICOE has engaged a duly licensed contractor to take all steps and actions in compliance with applicable federal, state and local laws, rules, regulations and ordinances, including but not limited to O.C.G.A. § 44-1-14, to close and seal said cistern.  An estimate of the cost of closing and sealing the cistern is included in Exhibit C attached hereto, and any additional costs shall be borne by the Shareholders out of the Withheld Consideration or the Additional Consideration.  Neither SURGICOE nor any of its Subsidiaries has received any written communication (including any request for information), whether from a governmental authority, citizen’s group, employee or otherwise, that alleges that SURGICOE or any of its Subsidiaries is not in full compliance with all environmental laws, rules, regulations, standards and requirements.

3.22         Accounts Receivables.  Lists and agings of all outstanding accounts receivable of SURGICOE and its Subsidiaries as of the Balance Sheet Date have been delivered to USP, which lists and agings are accurate and complete in all material respects.  All such accounts receivable are and will be valid claims and are not and will not be subject to any defenses, offsets, claims or counterclaims, except for contractual allowances, discounts and refunds in accordance with the ordinary course of SURGICOE’s business as conducted on and prior to the Balance Sheet Date.  Although SURGICOE knows of no reason why such accounts receivable will not be collected on a timely basis, the Shareholders are not guaranteeing the collectibility of such accounts receivable.

3.23         Equipment.  The equipment used in the surgery centers owned or managed by SURGICOE and its Subsidiaries is adequate in all material respects to fully equip and operate such surgery centers at their present levels of operation.

3.24         Pension, Profit Sharing and Retirement Plans.  Except for the ADP Prototype 401(k) Plan (the “Plan”), neither SURGICOE nor any of its Subsidiaries now maintains or has ever maintained any pension, profit sharing or retirement plan, nor does it otherwise participate in, nor has it ever otherwise participated in, any multi-employer pension or retirement plan.  Neither SURGICOE nor any of its Subsidiaries has any unfunded liability or other obligation to or with respect to the Plan, other than accrued but unpaid contribution obligations reflected in the Balance Sheet (as modified in the ordinary course of business since the Balance Sheet Date).  The written terms of the Plan are, and the Plan has been administered, in compliance in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (where applicable) the Code and, to the extent amendments thereto are required to continue to be in compliance, such amendments will be duly adopted within the required time periods.  The Plan is not covered by Title IV of ERISA or Section 412 of the Code.  Neither SURGICOE nor the Plan has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA.  There are no pending or anticipated material claims against or otherwise involving the Plan.  Except as required by law, neither SURGICOE nor any of its Subsidiaries maintains or contributes to any plan or arrangement that provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon such employee’s retirement or termination of employment, nor have they promised or contracted to any employee or former employee that such benefits would be provided.  To the extent any employee benefit programs (including health and other insurance plans) maintained by SURGICOE for its employees are subject to ERISA, such programs have been maintained and funded (including all disclosure and reporting requirements) in compliance with ERISA.  Neither SURGICOE nor USP will incur any direct obligation or direct liability under or relating to the Plan as a result of the transactions contemplated by this Agreement, or otherwise.

3.25         Medical Staff Matters.  SURGICOE has heretofore delivered to USP true and complete copies of the bylaws and rules and regulations of the medical staffs of the outpatient surgery centers owned or managed by SURGICOE and its Subsidiaries.  With regard to the medical staffs of such surgery centers, there are no pending or, to SURGICOE’s knowledge, threatened disputes with applicants, staff members or health professional affiliates, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.  SURGICOE has provided USP with a written description of all adverse actions taken against medical staff members or applicants within the past two years.

3.26         Prior Acquisition Agreements.  Except as described in Schedule 3.8, neither SURGICOE nor any of its Subsidiaries has asserted any claim for indemnification pursuant to any of its agreements whereby it acquired an ownership interest in one or more Subsidiaries, or by which any Subsidiary acquired the operating assets of a Center or any real estate, and neither SURGICOE nor any Subsidiary is aware of any material claim that it is entitled to assert under any such agreement that has not been asserted.

3.27         Material Facts.  No representation or warranty by the Management Shareholders contained in this Agreement, or in any other written statement, information, material or certificate furnished or to be furnished by SURGICOE or the Shareholders to USP pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact.  SURGICOE does not know of any information or fact which has or would have a material adverse effect on the financial condition or operations of SURGICOE which has not been disclosed to USP, other than matters affecting the health care industry in general or the ambulatory surgery center industry in particular.

As used in this Agreement, “to SURGICOE’s knowledge” or “to the best knowledge of SURGICOE” or “SURGICOE is not aware” and similar phrases shall mean all matters reflected in any documents or files in the possession of SURGICOE or any Subsidiary and the actual knowledge as of the date of this Agreement and as of the Effective Time of any Management Shareholder, any officer or director of SURGICOE or any administrator of any of the Centers owned or managed by SURGICOE or any of its Subsidiaries.

SECTION 4.             SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1           Survival.  Subject to the provisions of Sections 10.1(a) and 10.2(a), the representations and warranties of the Management Shareholders and of USP contained herein or in any Exhibit or Schedule attached hereto or certificate delivered hereunder shall survive the Effective Time, shall remain in full force and effect and shall be unaffected by any investigation made by SURGICOE, any Shareholder or USP, as the case may be.  All covenants and agreements contained herein which are to be performed or fulfilled after the Effective Time shall survive the Merger and remain in full force and effect.  USP agrees that, after the Effective Time, its sole remedy in the event of a breach by the Management Shareholders of any of their representations, warranties or covenants herein shall be under and pursuant to Section 10.1.

4.2           Non-Liability of Officers, Directors and Shareholders.  Except for the responsibilities of the Major Shareholders provided for in this Agreement, no stockholder, director or officer of SURGICOE or USP shall be individually liable for any breach of the representations and warranties of the Management Shareholders or USP, as the case may be, contained herein in the absence of fraud on the part of such stockholder, director or officer.

SECTION 5.             PRE-MERGER COVENANTS OF USP.

USP and the Merger Sub each covenants and agrees with SURGICOE and the Shareholders that:

5.1           Confidentiality.  USP and the Merger Sub each shall cause all information obtained by it or its representatives from SURGICOE or its Subsidiaries pursuant to this Agreement or in connection with the negotiation and implementation hereof to be treated as confidential and shall not use or permit others to use any such information in a manner detrimental to SURGICOE.

5.2           Canton Purchase Agreement.  USP will use reasonable efforts to cause Northside/USP to be organized, to enter into the Canton Purchase Agreement, which shall be substantially in the form attached hereto as Exhibit G, and to complete the transactions described therein.

5.3           Third Party Consents.  USP and the Merger Sub each will make all filings with, and use reasonable efforts to obtain all consents of, all governmental agencies and third parties which are required to be filed or obtained by USP or the Merger Sub in order for this Agreement, the Merger and the transactions contemplated hereby and thereby to be effected (including without limitation all required filings and consents with respect to applicable blue sky laws, certificate of need laws and similar licenses and permits) and USP and the Merger Sub each will otherwise use its reasonable best efforts to cause the consummation of the Merger and the other transactions contemplated herein, all in accordance with the terms of this Agreement.

5.4           Due Diligence.  USP shall use reasonable efforts to complete its due diligence review of SURGICOE and the Subsidiaries by March 25, 2002.

5.5           Public Announcements.  USP shall not make any public announcement concerning the Merger without prior notice to, and the approval of, SURGICOE, which approval will not be unreasonably withheld or delayed.

5.6           Satisfaction of Conditions.  USP and the Merger Sub each agrees that it will take all actions reasonably within its power and authority to duly and promptly carry out all of its obligations under this Agreement and to comply with all of the representations and warranties hereunder applicable to USP or the Merger Sub.  In addition, USP and the Merger Sub each covenants and agrees to use reasonable efforts to cause all of the conditions to the obligations of SURGICOE to effect the Merger, including without limitation the timely filing and processing of all required applications under applicable state securities laws, to be satisfied as promptly as possible.

SECTION 6.             PRE-MERGER COVENANTS OF SURGICOE.

SURGICOE covenants and agrees with USP and the Merger Sub that:

6.1           Conduct of Business.  Prior to the Effective Time, unless USP has consented in writing thereto, SURGICOE (a) shall, and shall cause each of SURGICOE’s Subsidiaries to, conduct its respective business only according to its ordinary and usual course of business (including without limitation making all normal and planned capital expenditures on behalf of their respective facilities and continuing all development projects currently in process), (b) shall use its reasonable efforts, and shall cause each of SURGICOE’s Subsidiaries to use its reasonable efforts, to preserve intact its respective business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it, (c) shall confer on a regular and frequent basis with one or more representatives of USP to report operational matters of materiality and the general status of ongoing operations, (d) shall not amend its articles of incorporation or bylaws, or any partnership agreement, operating agreement, articles of incorporation or other charter document of any of its Subsidiaries (other than any such amendments needed to implement the transactions contemplated by this Agreement), (e) shall promptly notify USP of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or in the operation of SURGICOE or its Subsidiaries’ properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), (f) shall not enter into an agreement, contract or commitment which, if entered into prior to the date hereof, would be required to be listed or described in a Schedule to this Agreement, (g) shall not (i) except  as set forth in Exhibit B or pursuant to the exercise or surrender of the Warrant, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or (iii) except as contemplated in Section 6.5, redeem or otherwise acquire any of its outstanding equity securities or any outstanding options or rights to purchase any such equity securities, (h) shall promptly advise USP in writing of the commencement or threat of any claim, litigation or investigative proceeding against SURGICOE or any of its Subsidiaries, including any claim or litigation, or threat thereof, by or relating to any present or former employee, owner or former owner of an interest in any Subsidiary or affiliated physician of SURGICOE or any of its Subsidiaries by reason of their past employment, consultant relationship, ownership interest or other affiliation, whether covered by insurance or not, (i) shall maintain in full force and effect all contracts of insurance and indemnity currently in place, (j) shall not dispose of, mortgage, pledge or otherwise encumber any of its assets, except in the ordinary course of its business, (k) shall not amend, terminate or change in any material respect any lease, contract, undertaking or other commitment listed or described in any Schedule to this Agreement, or knowingly do or permit any act or omit to do any act which will cause a breach of any such lease, contract, undertaking or other commitment, unless such breach would not materially and adversely affect the business of SURGICOE and its Subsidiaries taken as a whole and (l) shall not withdraw from any current development project that is in process.

6.2           Inspection of Records.  From the date hereof to the Effective Time, SURGICOE shall allow the duly authorized and appropriate officers, attorneys, accountants and other representatives of USP access at all reasonable times to the records and files, correspondence, audits and properties of SURGICOE and its Subsidiaries (including the Real Property), as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to, the business and affairs of SURGICOE and its Subsidiaries.  Without limiting the generality of the foregoing, SURGICOE will allow representatives of USP to interview employees of SURGICOE and the Centers, the medical staff members of the Centers, the physician investors in each Center and other third parties that have material business dealings with SURGICOE or any Center.  USP agrees that such inspection and interviews shall not interfere with the operations or development of SURGICOE or any Center.

6.3           Confidentiality.  SURGICOE shall cause all information obtained by it or its representatives from USP or any of its subsidiaries pursuant to this Agreement or in connection with the negotiation and implementation hereof to be treated as confidential and shall not use or permit others to use any such information in a manner detrimental to USP.

6.4           Shareholder Approval.  SURGICOE will take appropriate action to call a meeting (or to obtain a written consent) of the Shareholders, to be held at the earliest practicable date, to consider and vote upon this Agreement, the Merger, the Canton Purchase Agreement and the transactions contemplated hereby and thereby, will submit the same to the Shareholders with a recommendation for approval by the Board of Directors of SURGICOE and will solicit the approval thereof by the Shareholders.  Each of the undersigned Major Shareholders hereby approves and agrees to vote his SURGICOE Stock in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby in accordance with the Georgia General Corporation Law.

6.5           [Intentionally omitted]

6.6           Third Party Consents.  SURGICOE will make all filings with, and use its best efforts to obtain all consents of, all governmental agencies and third parties which are required to be filed or obtained by SURGICOE in order for this Agreement, the Merger and the transactions contemplated hereby and thereby to be effected, unless the failure to obtain any such consent would not have a material adverse effect on SURGICOE or any of its Subsidiaries.  USP acknowledges that, with respect to third party consents required under contracts and leases, only the contracts and leases required to be listed in Schedule 3.13 shall be considered material.  SURGICOE will otherwise use its reasonable best efforts to cause the consummation of the Merger and the other transactions contemplated herein, all in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, SURGICOE will use its reasonable best efforts to assist USP in filing applications and other documents required for the transfer, or to obtain any required consents to changes in ownership, of certificates of need, provider numbers, state health department licenses and similar licenses and permits and applications therefor.  SURGICOE or its counsel shall provide to USP a complete list of all consents, approvals, agreements and waivers necessary to satisfy this Section 6.6 and the conditions to closing the Merger set forth in Sections 7.3 and 8.4 hereof.

6.7           No Dividends.  SURGICOE shall not declare or pay any dividends or distributions to its Shareholders from the date hereof to the Effective Time.

6.8           Public Announcements.  SURGICOE shall not make any public announcement concerning the Merger without prior notice to, and the approval of, the Chief Executive Officer of USP or his designee.

6.9           No Solicitation of Other Offers.  Except as provided in the Canton Purchase Agreement, neither SURGICOE, any Major Shareholder nor any of SURGICOE’s directors or officers shall, directly or indirectly, solicit, initiate or promote (or authorize any person or entity to solicit, initiate or promote) any inquiry, proposal or offer from any person or entity to acquire a substantial portion of the business, property or capital stock of SURGICOE or any of its Subsidiaries or any acquisition of a substantial equity interest in or a substantial amount of the assets of SURGICOE or any of its Subsidiaries, whether by merger, consolidation, purchase of assets, tender offer or other transaction.  SURGICOE shall not furnish or cause to be furnished any confidential information concerning its business, properties or assets to any person or entity that is interested in any such transaction.  SURGICOE shall promptly advise USP of the terms of any communications it or any such person or entity may receive relating to any of the foregoing.

6.10         Canton Purchase Agreement.  SURGICOE will enter into the Canton Purchase Agreement as and when Northside/USP has been organized and is prepared to enter into the Canton Purchase Agreement.

6.11         Satisfaction of Conditions.  SURGICOE and the Management Shareholders agree that they will take all actions reasonably within their power and authority to duly and promptly carry out all of their respective obligations under this Agreement and not to breach any of their representations and warranties hereunder applicable to the Management Shareholders.  In addition, SURGICOE and the Management Shareholders covenant and agree to use reasonable efforts to cause all of the conditions to the obligations of USP to effect the Merger.

SECTION 7.             CONDITIONS PRECEDENT TO OBLIGATIONS OF SURGICOE TO EFFECT THE MERGER.

The obligation of SURGICOE to effect the Merger shall be subject, at its option, to the following conditions:

7.1           Representations, Covenants, Certificate.  The representations and warranties of USP and the Merger Sub herein contained shall in all material respects be true as of the date of this Agreement and the Effective Time, with the same effect as though made at the Effective Time; USP and the Merger Sub shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by USP and the Merger Sub on or prior to the Effective Time; SURGICOE shall have received a certificate, dated the Effective Time, as to the matters set forth in this Section 7.1 from an executive officer of USP and the Merger Sub.

7.2           Approval of Merger.  The holders of the percentage of SURGICOE’s outstanding capital stock required by the articles of incorporation and bylaws of SURGICOE and the laws of the State of Georgia shall have voted to approve this Agreement, the Merger and the transactions contemplated hereby and thereby; and the holders of less than three percent of the aggregate issued and outstanding shares of SURGICOE Stock shall have validly exercised dissenter’s rights under the Georgia General Corporation Law.

7.3           Permits and Approvals.  All permits, authorizations and regulatory approvals of governmental authorities necessary for the consummation of the Merger by USP or the Merger Sub shall have been received.

7.4           Action or Proceeding.  There shall not be any action or proceeding by or before any court or other governmental body which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement, and there shall not be any action or proceeding seeking a material amount of damages by reason of the consummation of the Merger, the defense of either of which, in the best judgment of the Board of Directors of SURGICOE, would involve expense or lapse of time that would be materially adverse to SURGICOE’s interests.

7.5           Payment of SURGICOE Obligations.  USP shall have funded and  made arrangements satisfactory to SURGICOE to pay following the Closing all of the obligations of SURGICOE described in Exhibit C attached hereto, as provided in Section 1.4(a)(i).

7.6           Closing Date Consideration.  USP shall have paid the Closing Date Consideration to the Exchange Agent as provided in Section 1.4(c).

7.7           Closing of Canton Purchase Agreement.  The Canton Purchase Agreement, which shall be substantially in the form attached hereto as Exhibit G, shall have been duly executed by Northside/USP and SURGICOE and the transactions provided for therein shall have been consummated.

7.8.          Office Lease.  USP and The Palisades at West Paces, Inc., shall have entered into a Lease Agreement for the short term lease by USP of SURGICOE’s corporate offices in Atlanta, Georgia.

SECTION 8.             CONDITIONS PRECEDENT TO OBLIGATIONS OF USP TO EFFECT THE MERGER.

The obligations of USP and the Merger Sub to effect the Merger shall be subject, at USP’s option, to the following conditions:

8.1           Representations, Covenants, Certificate.  The representations and warranties of the Management Shareholders herein contained shall in all material respects be true as of the date of this Agreement and the Effective Time, with the same effect as though made at the Effective Time; SURGICOE and the Major Shareholders shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time; and USP shall have received a certificate, dated the Effective Time, as to the matters set forth in this Section 8.1 and Section 8.5 from an executive officer of SURGICOE.

8.2           Action or Proceeding.  There shall not be any action or proceeding by or before any court or other governmental body which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement, and there shall not be any action or proceeding seeking a material amount of damages by reason of the consummation of the Merger, the defense of either of which, in the best judgment of the Board of Directors of USP, would involve expense or lapse of time that would be materially adverse to USP’s interests.

8.3           Opinion of Counsel for SURGICOE.  USP shall have received from Duane Morris LLP, counsel for SURGICOE, an opinion letter, dated the Effective Time, in form and substance satisfactory to USP, to the effect that:

                (a)           (i) SURGICOE is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and each of the Subsidiaries is a corporation, limited liability company or partnership duly organized and validly existing and (as to Subsidiaries that are corporations) in good standing under the laws of its respective jurisdiction of incorporation, (ii) each of SURGICOE and its Subsidiaries is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each jurisdiction in which the nature of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties or operations of SURGICOE and its Subsidiaries taken as a whole, and (iii) each of SURGICOE and its Subsidiaries has full corporate, partnership or limited liability company power and authority to own their respective properties and to conduct their respective businesses as now being conducted;

                (b)           Based solely upon a review of the agreements, documents and other instruments referred to in Schedule 3.13 attached hereto and the stock record books and minute books, or equivalent partnership or limited liability company records, of SURGICOE and each of the Subsidiaries, except for the minority ownership in certain of the Subsidiaries shown in Schedule 3.3 and the items shown on Schedule 3.11 attached hereto, SURGICOE owns of record, directly or indirectly through a Subsidiary, all of the capital stock, partnership equity or limited liability company equity of each of the Subsidiaries, free and clear of any lien, pledge, charge, encumbrance, security interest or other similar claim.  All outstanding shares of the corporate Subsidiaries’ capital stock, and all partnership interests of partnership Subsidiaries and all limited liability company interests in limited liability company Subsidiaries, are duly authorized, validly issued and outstanding, fully paid and (except for general partner interests) nonassessable and are not subject to preemptive rights, and neither the stock record books, the minutes of the board of directors of any corporate Subsidiary, the partnership or operating agreement or minutes of meetings of any partnership or limited liability company Subsidiary nor any contract or agreement listed in Schedule 3.13 attached hereto, reflects any outstanding subscription, option, warrant, right or other agreement or commitment obligating it to issue or sell any shares of its capital stock or any partnership or limited liability company interest, or any other equity interest, or any securities or obligations convertible into or exchangeable for any shares of the capital stock of or partnership interest in, or any other equity security interest in, such Subsidiaries;

                (c)           Based on a review of the stock records books and minute books, SURGICOE has issued and outstanding capital stock as set forth in Section 3.2 hereof; all of the outstanding shares of SURGICOE Stock have been duly and validly authorized and issued and are fully paid and nonassessable; and, except for the Warrant, such counsel is not aware of any outstanding subscriptions, options, warrants, rights or other agreements and commitments obligating SURGICOE to issue any capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

                (d)           This Agreement and the Canton Purchase Agreement each has been duly authorized, executed and delivered by SURGICOE and, assuming due authorization, execution, delivery and performance thereof by USP, the Merger Sub and Northside/USP, respectively, constitute the valid and binding obligations of SURGICOE, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors’ rights generally and by equitable principles;

                (e)           The Shareholders have duly approved the Merger in accordance with SURGICOE’s articles of incorporation and bylaws and the Georgia General Corporation Law;

                (f)            To the knowledge of such counsel (without any independent investigation of court records), except as disclosed in Schedule 3.8 hereto, there is no litigation or governmental or other action, suit proceeding or investigation before any court or arbitrator or before or by any public, regulatory or governmental agency or body pending or threatened against, or involving the properties of, SURGICOE or any of its Subsidiaries which, if resolved against SURGICOE or a Subsidiary, individually or, to the extent involving related claims or issues, in the aggregate, would materially and adversely affect the financial condition, business or operations of SURGICOE and its Subsidiaries taken as a whole;

                (g)           The execution and delivery of this Agreement and the Canton Purchase Agreement and the consummation of the transactions contemplated hereby and thereby (i) will not conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of SURGICOE or any of the Subsidiaries pursuant to the terms of, any agreement or instrument listed in Schedule 3.13 hereto, and (ii) will not result in any violation of the provisions of the articles of incorporation, bylaws or other charter document of SURGICOE or any of the Subsidiaries, or any statute or (assuming all notices and filings with governmental agencies required to be made after the Effective Time are so made) any rule or regulation applicable to SURGICOE or any of its Subsidiaries of any federal, state or other regulatory authority or governmental body having jurisdiction over SURGICOE or, to such counsel’s knowledge, any order of any court or arbitrator applicable to SURGICOE or any of its Subsidiaries;

                (h)           Except for notices and filings with governmental agencies required to be made after the Effective Time, no consent, approval, authorization or order of, notice to or registration with, any person (including without limitation any court or government agency or body) is required or, if so required, all such consents, approvals, authorizations and orders have been obtained and are in full force and effect, under any statute, regulation or order applicable to SURGICOE or any of its Subsidiaries in connection with the consummation by SURGICOE of the transactions contemplated herein and in the Canton Purchase Agreement, except such as may be required under federal or state securities laws; and

                (i)            Assuming the requisite approvals by and on behalf of USP and the Merger Sub, upon the filing of the Certificate of Merger with the Georgia Secretary of State, the Merger shall have been duly consummated in accordance with the Georgia General Corporation Law, with the effects described in Section 1 hereof.

In giving such opinions, such counsel shall be entitled to rely upon certificates of officers of SURGICOE and its Subsidiaries and of public officials with respect to factual matters upon which such opinions may be based.

8.4           Permits and Approvals.  All permits, authorizations and regulatory approvals of governmental authorities (including without limitation any transfers or reissuances of certificates of need, provider numbers or licenses by state health departments or other regulatory agencies) necessary for the consummation of the Merger by SURGICOE shall have been received, except for notices to or filings with governmental agencies required to be made after the Effective Time.  Any required consent to the Merger under any agreement or contract, the withholding of which, in the judgment of USP, might have a material adverse effect on the condition (financial or otherwise), properties, assets, business, operations or prospects of SURGICOE and its Subsidiaries taken as a whole, shall have been obtained, including without limitation any required consent of the lien holders listed in Schedule 3.11 hereto.

8.5           No Changes in Business.  From the date of this Agreement through the Effective Time, there shall not have occurred any change in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, permits, licenses, franchises or results of operations of SURGICOE or any of its Subsidiaries which is materially adverse to SURGICOE and its Subsidiaries taken as a whole.

8.6           [Intentionally omitted]

8.7           Noncompetition Agreements.  Each of the Major Shareholders shall have executed and delivered to USP a Noncompetition Agreement in the form attached hereto as Exhibit H.

8.8           Insurance.  USP shall have received evidence satisfactory to it that SURGICOE’s insurance policies described in Schedule 3.15 hereto shall remain in effect after the Effective Time and the cost of obtaining any “tail” insurance shall have been included in Exhibit C.

8.9           Resignations of Officers and Directors.  Each of the directors and officers of each Subsidiary shall have executed and submitted his or her resignation, effective as of the Effective Time.

8.10         Settlement of Lawsuits.  The dispute described in Section VI of Schedule 3.8 attached hereto shall have been settled pursuant to written an executed settlement agreement that provides for, and will be consummated currently with, payments that are provided for in Exhibit C attached hereto.

8.11         Amendment of AMRESCO Loan Documents.  The documents relating to the indebtedness of SURGICOE and its Subsidiaries to AMRESCO shall have been amended in a manner reasonably satisfactory to USP (a) to release SURGICOE and ASC as obligors, (b) to substitute Northside/USP as an obligor, with (i) guarantees of 60% of such indebtedness by Northside Hospital, Inc. and Northside Hospital-Cherokee, Inc. (“Cherokee”) and USP, respectively, (ii) the establishment of a $500,000 collateral escrow account that will be funded pursuant to Exhibit C, (iii) the pledge by Northside/USP of its ownership interest in ASC and SURGICOE Real Estate and (iv) the grant by ASC to AMRESCO of a security interest in certain assets of ASC, (c) to release the pledge of SURGICOE’s ownership interest in ASC and (d) as may otherwise be necessary so that such documents do not cause a breach by USP or its affiliates, or Northside, Cherokee or their respective affiliates, under their respective outstanding indebtedness obligations.

8.12         Other Conditions.  The condition set forth in Sections 7.2, 7.7 and 7.8 shall have been satisfied or waived by USP (notwithstanding the waiver by SURGICOE of any such condition).

SECTION 9.             CLOSING.

The Closing of the Merger and the other transactions contemplated by this Agreement shall, unless another date or place is agreed to in writing by the parties hereto, take place at the offices of Duane Morris LLP (except for the filing of the Certificate of Merger with the Georgia Secretary of State) on March 26, 2002, if all conditions to the Merger have been satisfied or waived on or before such date, or within five days following the satisfaction or waiver of all conditions to the Merger if all such conditions have not been satisfied or waived on or before such date.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 10.           INDEMNIFICATION

10.1         Agreement by Each of the Major Shareholders to Indemnify.  Each Major Shareholder agrees that such Major Shareholder will indemnify and hold USP, SURGICOE and the SURGICOE Subsidiaries harmless in respect of all “Indemnifiable Damages” (as hereinafter defined).  For purposes of this Section 10.1, “Indemnifiable Damages” shall mean the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related reasonable counsel fees and expenses and costs and expenses of investigations and settlement) incurred or suffered by USP, SURGICOE and/or any of the SURGICOE Subsidiaries (x) resulting from or arising out of any inaccurate, representation or warranty made by the Management Shareholders in or pursuant to this Agreement, (y) resulting from or arising out of any default in the performance of any of the covenants or agreements made by SURGICOE or the Major Shareholders in this Agreement, and (z) arising out of or related in any way to the business of SURGICOE or any Subsidiary prior to the Effective Time (including without limitation any costs, liabilities and damages arising from any violation of any applicable law, ordinance, regulation, decree or order of any government entity and any costs or liabilities associated with the matters described in Schedule 3.8 or Schedule 3.17 that are not paid pursuant to Exhibit C attached hereto, out of the Additional Consideration pursuant to Section 1.4(a)(ii)(J) or by applicable insurance coverage, and any other third party claims and claims by employees or former employees, other than for accrued but unpaid salaries and benefits), except for the liabilities reflected in the Balance Sheet, as modified in the ordinary course of business since the Balance Sheet Date, the obligations reflected in Exhibit C attached hereto and any contractual obligations or liabilities that are either disclosed in Schedule 3.13 or are not required to be disclosed therein pursuant to Section 3.13.  Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, USP, SURGICOE and its Subsidiaries

shall have the right to be put in the same financial position as they would have been in had each of the representations and warranties of the Management Shareholders been true and correct and had each of the covenants of SURGICOE and the Major Shareholders been performed in full; provided, however, that except for claims resulting in Indemnifiable Damages that are based upon events or facts indicating that the financial statements of SURGICOE and its Subsidiaries on which the Closing Date Consideration is based were overstated (i.e., facts or events that would reasonably be expected to have affected  the EBITDA and/or Management Fees of SURGICOE and its Subsidiaries on which such Closing Date Consideration was based), the amount of Indemnifiable Damages shall be the amount of such claim and shall not be subject to the “multiplier” used in determining the Closing Date Consideration.  The foregoing indemnity obligations shall be subject to each of the following limitations, principles and qualifications:

(a)           Each of the representations and warranties made by the  Management Shareholders in this Agreement or pursuant hereto shall survive for a period of three years after the Effective Time, and thereafter all such representations and warranties shall be extinguished; provided, however, that claims first asserted in writing within said three year period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

(b)           USP agrees to use reasonable efforts to give prompt written notice to the Reviewing Shareholders of each claim for Indemnifiable Damages which it believes USP, SURGICOE or any of its Subsidiaries has suffered; provided, however, that no delay in the giving of such notice shall affect the rights of USP to recover Indemnifiable Damages hereunder, except to the extent of any financial detriment suffered by the Major Shareholders as a direct result of such delay.  Upon receipt of any such notice relating to a claim by a third party, the Major Shareholders shall have the right to assume the defense of any such claim through counsel selected by the Reviewing Shareholders and approved by USP (which approval shall not be unreasonably withheld or delayed), and the assertion of such right shall constitute an acknowledgment by the Major Shareholders that such claim is an indemnifiable claim for which the Major Shareholders are responsible under this Section 10.1.  If the Major Shareholders do not assume such defense, the Major Shareholders shall be liable for all costs and expenses incurred by USP, SURGICOE and its Subsidiaries in defending the claim, including reasonable fees and disbursements of counsel.  In the event, after having first provided the Major Shareholders an opportunity to fulfill the obligations of the Major Shareholders hereunder, USP then brings an action against any Major Shareholder upon any claim under this Section 10.1, such Major Shareholder shall be liable to USP for USP’s reasonable fees and disbursements of counsel in connection therewith if USP prevails in the action.

(c)           Notwithstanding anything to the contrary in the foregoing provisions of this Section 10.1: (i) USP shall have no claim for Indemnifiable Damages hereunder until the aggregate amount of all Indemnifiable Damages equals or exceeds $150,000, in which event the claim for such Indemnifiable Damages shall be for the full amount of such claims; (ii) the maximum aggregate liability of each Major Shareholder for Indemnifiable Damages, plus all claims for Indemnifiable Damages under Section 10.1 of the Canton Purchase Agreement, shall be the sum of the Closing Date Consideration and the Additional Consideration

paid or due and payable to such Major Shareholder (collectively, the “Merger Consideration”); and (iii) each Major Shareholder shall be responsible, with respect to each claim for Indemnifiable Damages, for only such Major Shareholder’s pro rata share of such claim, based upon the percentage, calculated at the date such claim is payable, of the total Merger Consideration that has been paid or is then payable to such Major Shareholder divided by the total Merger Consideration that has been paid or is then payable to all Major Shareholders.  If Additional Consideration becomes payable following the payment of any Indemnifiable Damages as set forth above, the pro rata shares of the Major Shareholders’ obligations for Indemnifiable Damages shall be recalculated as if such Additional Consideration had been paid at the time such Indemnifiable Damages became payable, and such Additional Consideration shall be allocated among the Major Shareholders in a manner that results in the total Merger Consideration being paid to the Major Shareholders (net of all Indemnifiable Damages paid by the Major Shareholders) as if all such Additional Consideration were due at the time any such claim was paid.

(d)           In order to secure any valid claim for Indemnifiable Damages (as established pursuant to Section 10.3 or 10.4 below) that  USP or its affiliates may have against any Major Shareholder (but not as a sole source for the payment of any such claim): (i) USP is authorized to retain any Additional Consideration that would otherwise be payable to any Major Shareholder as and to the extent necessary to pay any valid claim for Indemnifiable Damages for which such Major Shareholder is liable and that has not been paid at the time such Additional Consideration is payable; and (ii) no Major Shareholder shall transfer any interest in this Agreement until three years after the Effective Time or, if any claim for Indemnifiable Damages is pending at the end of such three year period, until all such claims are resolved and such Major Shareholder’s share of all Indemnifiable Damages has been paid, except pursuant to a written assignment in which the assignee acknowledges that the assigned interest is subject to this Section 10.1 and is otherwise in form and substance reasonably satisfactory to USP (which satisfaction shall be assumed unless USP objects to any such assignment within 15 days of receipt by USP).  USP shall have no obligation to exercise its rights under this Section 10.1(d) in order to obtain payment of any Indemnifiable Damages.

10.2         Agreement by USP to Indemnify.  USP agrees that it will indemnify and hold the Shareholders harmless in respect of all Indemnifiable Damages (as hereinafter defined).  For purposes of this Section 10.2, “Indemnifiable Damages” shall mean the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses and costs and expenses of investigation and settlement) incurred or suffered by any Shareholder (x) resulting from or arising out of any inaccurate representation or warranty made by USP or the Merger Sub in or pursuant to this Agreement or (y) resulting from or arising out of any default in the performance of the covenants or agreements made by USP or the Merger Sub in this Agreement.  Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Shareholders shall have the right to be put in the same financial position as they would have been in had each of the representations and warranties of USP and the Merger Sub been true and correct and had each of the covenants of USP and the Merger Sub been performed in full.  The foregoing obligation to indemnify the Shareholders shall be subject to each of the following limitations, principles and qualifications:

(a)           Each of the representations and warranties made by USP and the Merger Sub in this Agreement or pursuant hereto shall survive for a period of three years after the Effective Time, and thereafter all such representations and warranties shall be extinguished; provided, however, that claims first asserted in writing within said three year period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

(b)           Each of the Reviewing Shareholders agrees to use reasonable efforts to give prompt written notice to USP of each claim for Indemnifiable Damages which he believes the Shareholder’s have suffered; provided, however, that no delay in the giving of such notice shall affect the rights of the Shareholders to recover Indemnifiable Damages hereunder, except to the extent of any financial detriment suffered by USP as a direct result of such delay.  Upon receipt of such notice relating to a claim by a third party, USP shall have the right to assume the defense of any such claim through counsel selected by USP and approved by the Reviewing Shareholders (which approval shall not be unreasonably withheld or delayed), and the assertion of such right shall constitute an acknowledgment by USP that such claim is an indemnifiable claim for which USP is responsible under this Section 10.2.  If USP does not assume any such defense, it shall be liable for all costs and expenses of defending such claim, including reasonable fees and disbursements of counsel.  In the event, after having first provided USP an opportunity to fulfill its obligations to the Shareholders hereunder, the Shareholders then bring an action against USP upon any claim under this Section 10.2, USP shall be liable to the Shareholders for their reasonable fees and disbursements of counsel in connection therewith if the Shareholders prevail in the action.

10.3         Undisputed Claims.  A party (the “Indemnified Party”) may assert a claim (“Claim”) that it is entitled to, or may become entitled to, indemnification under this Section 10 by giving notice of its Claim to the party or parties that are, or may become, required to indemnify the Indemnified Party (the “Indemnifying Party,” whether one or more), providing reasonable details of the facts giving rise to the Claim and a statement of the Indemnifiable Damages incurred, suffered or paid in connection with the Claim or an estimate of the amount of the Indemnifiable Damages that it reasonably anticipates that it will incur or suffer.  If no Indemnifying Party objects to the Claim during the 30 day period following the date of delivery of the Indemnified Party’s notice of its Claim (the “Objection Period”), the Claim shall be considered undisputed and the Indemnified Party shall be entitled to recover the amount of its Indemnifiable Damages.  The fact that a Claim is not disputed by any Indemnifying Party shall not constitute an admission or create any inference that the asserted Claim is valid for any purpose other than the indemnity obligation of the Indemnifying Parties as to such Claim pursuant to this Section 10.

10.4         Disputed Claims.  If any Indemnifying Party gives notice to the Indemnified Party within the Objection Period that such Indemnifying Party objects to the Claim, then (a) the parties shall attempt in good faith to resolve their differences during the 15 day period following the date of delivery of the Indemnifying Party’s notice of its objection and (b) if the parties fail to resolve their disagreement during such 15 day period, either party may unilaterally submit the disputed Claim for binding arbitration in accordance with the NHLA

Alternative Dispute Resolution Service Rules of Procedure for Arbitration.  Any such arbitration relating to a claim made by or on behalf of USP shall be conducted in Dallas, Texas, and any such arbitration brought by or on behalf of the Shareholders shall be conducted in Atlanta, Georgia.  The award of the arbitrator or panel of arbitrators shall include reasonably attorneys’ fees to the prevailing party and may be entered in any appropriate court.

SECTION 11.           POST-MERGER COVENANTS.

11.1         Post-Closing Accounting.  If USP and SURGICOE are unable to determine the Effective Time liabilities of SURGICOE described in Exhibit C and/or the net working capital of SURGICOE and its Subsidiaries referenced in Sections 1.4(b)(ii), (iii) and (iv) in order to calculate the adjustments to the Closing Date Consideration pursuant to Section 1.4(b) at the Closing, then, within 90 days after the Effective Time, USP shall prepare and submit to the Reviewing Shareholders an unaudited balance sheet and any other appropriate statements (collectively, the “Working Capital Statement”) necessary to establish the amount of such SURGICOE liabilities and the net working capital of SURGICOE and such Subsidiaries at the Effective Time.  The Reviewing Shareholders and their designated professional advisors may review at their expense any financial records and other documents and records relevant to the Working Capital Statement at the location or locations at which such records and documents are normally kept.  Such Working Capital Statement shall be deemed accepted by the Shareholders unless at least two of the Reviewing Shareholders provide USP with written notice of any objections (including a description of such objections) within 30 days after the Reviewing Shareholders’ receipt of the Working Capital Statement.  If such written notice of any objection is given to USP, then the Reviewing Shareholders and USP shall use their best efforts to resolve such disagreement and, if they are unable to resolve such disagreement within 30 days after such written notice of objection is given, the dispute shall be submitted for final and binding determination to KPMG LLP or, subject to the procedures set forth below, another nationally recognized accounting firm, which firm shall act as an expert and not as an arbitrator in making such determination.  If, prior to the submission of any such matter to KPMG LLP, at least two of the Reviewing Shareholders notify USP of their election to have a different nationally recognized accounting firm make the determination, the Reviewing Shareholders shall provide written proposals (including cost estimates) from at least two other nationally recognized accounting firms to USP and USP shall select one of such accounting firms.  The fees charged by such accounting firm in connection with such determination, which shall be billed separately and independently from any other services provided by such firm, shall be paid by USP if such firm’s final determination of any adjustment to the Closing Date Consideration arising from such determination results in an upward change (i.e., a change in favor of the Shareholders) of more than $50,000 and, otherwise, such fees shall be paid by the Shareholders out of the Withheld Consideration.  If the final Working Capital Statement indicates that the actual Closing Date Consideration is more than the amount paid at the Effective Time, USP shall pay to the Shareholders within 15 days after the Working Capital Statement is finalized all of the Withheld Consideration (less any fees chargeable to the Shareholders as provided above) plus the amount of such increase in the Closing Date Consideration.  If, however, the final Working Capital Statement indicates that the actual Closing Date Consideration is less than the amount so paid at the Effective Time, the amount of such shortfall shall be charged against the Withheld Consideration and the balance of the Withheld Consideration, as reduced pursuant to this Section 11.1, shall then be paid to the Shareholders within 15 days after the Working Capital Statement is finalized or, if such shortfall is more than the Withheld Consideration, the additional shortfall shall be offset against the next Additional Consideration that would otherwise be paid.  Notwithstanding the foregoing, if at the time that the Withheld

Consideration would otherwise be paid to the Shareholders (a) any matter described in Schedule 3.8 has not been fully resolved, the Withheld Consideration shall be retained until all such matters are resolved and any costs or liabilities incurred by SURGICOE and its Subsidiaries in connection with such matters shall be paid or reimbursed first out of any remaining Withheld Consideration, and (b) the Withheld Consideration shall first be used to pay any increase in the actual amount of the liabilities listed in Exhibit C over the amounts shown in Exhibit C.

The parties acknowledge that the matters described in Items I-IV of Schedule 3.8 have not been resolved and, accordingly, the Closing Date Consideration has been reduced by the Litigation Withhold, the amount of which is to be used to fund Indemnifiable Damages relating to said matters (without regard to Section 10.1(c)(i) above).  USP agrees to provide amounts, up to the amount of the Litigation Withhold, to SURGICOE to pay such Indemnifiable Damages, which matters shall be defended and resolved by the Major Shareholders, acting through the Reviewing Shareholders, as described in Section 10.1(b).  Any balance of the Litigation Withhold that remains following a complete and final resolution of said litigation matters (including any subrogation claims) shall be paid to the Shareholders promptly following such resolution.  Any Indemnifiable Damages relating to such matters that exceed the Litigation Withhold shall be borne by the Major Shareholders as and to the extent provided in Section 10.1.

11.2         Section 338 Election.           At the request of USP, the parties hereto shall take any actions requested by USP to cause an election to be made under Section 338 of the Code and any corresponding elections under state or local tax law (all such federal, state and local elections being the “338 Elections”) with respect to the acquisition of the stock of SURGICOE through the Merger.  The parties understand and agree that the effect of the 338 Elections is that SURGICOE will be treated for federal income tax purposes as if it had sold all of its assets to an unrelated corporation.  USP will determine, within 90 days prior to the filing deadline of the consolidated federal income tax return of SURGICOE for the taxable year that includes the Closing Date, the additional federal and state income tax costs (if any) to the Shareholders of making the 338 Elections, taking into account any payments made under this Section 11.2.  USP shall pay to the Shareholders the amount of such additional tax costs within 10 days after the final determination of such tax costs.  USP shall prepare and file all forms, documents and schedules related to the amount of the 338 Elections.

11.3         Indemnification Regarding Equipment Guarantees.       Certain of the Shareholders have given their personal guarantees with respective to certain equipment lease obligations of SURGICOE and/or its Subsidiaries.  The Shareholders who have given such guarantees and the remaining aggregate lease payments covered by such guarantees is set forth in Schedule 11.3 attached hereto.  SURGICOE and USP hereby jointly and severally agree to indemnify and hold each Shareholder harmless in respect of any liability, cost or expense incurred by any such Shareholder with respect to any of the guarantees described in Schedule

11.3.  Such indemnification shall be subject to the notification, conduct of defense and other procedures described in Section 10.2(b).

SECTION 12.           MISCELLANEOUS

12.1         Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the Effective Time whether before or after adoption and approval of this Agreement by the Shareholders:

                (a)           By the mutual consent of the Boards of Directors of SURGICOE and USP;

                (b)           By the Board of Directors of SURGICOE at any time after March 31, 2002, if, by that date, the conditions set forth in Section 7 hereof shall not have been met (unless such failure to satisfy such conditions is the result of a failure to perform in any material respect any obligations, covenants or agreements under this Agreement of SURGICOE or any Major Shareholder); or

                (c)           By the Board of Directors of USP at any time after March 31, 2002, if, by that date, the conditions set forth in Section 8 hereof shall not have been met (unless such failure to satisfy such conditions is the result of the failure to perform in any material respect any obligations, covenants or agreements under this Agreement of USP or the Merger Sub).

In the event of termination and abandonment under this Section 12.1, this Agreement and the Canton Purchase Agreement shall forthwith become void and there shall be no liability on the part of USP, the Merger Sub or SURGICOE or their respective officers and directors, except with respect to prior breaches of this Agreement or except as set forth in Section 12.2; provided, however, that no party shall be liable in damages, and the sole remedy of the other parties to this Agreement shall be to refuse to consummate the Merger (as and to the extent such remedy is otherwise available), with respect to a breach of an obligation, representation or warranty of such party under this Agreement if such breach is not the result of an intentional act by the breaching party or, with respect to such a breach of a representation or warranty, such party did not know or with the exercise of reasonable care should not have known of such misrepresentation or breach of warranty.

12.2         Expenses.  The parties shall pay their respective expenses (including without limitation the fees, disbursements and expenses of their investment bankers, attorneys and accountants) in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

12.3         Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall either be delivered personally, deposited in the United States mail, first class, certified, return receipt requested, postage prepaid, or delivered by facsimile transmission and shall be deemed given when so delivered personally or transmitted or, if mailed, three business days after the date of such mailing, and shall be addressed as follows:

If to USP or the Merger Sub:

c/o United Surgical Partners International, Inc.
15305 Dallas Parkway, Suite 1600 - LB 28

Addison, Texas  75001

Attention:  Donald E. Steen, Chief Executive Officer
Fax No. (972) 267-0084

with a copy to:

Nossaman, Guthner, Knox & Elliott, LLP

445 South Figueroa Street, 31st Floor

Los Angeles, California 90071-1602

Attention: Robert D. Mosher

Fax No. (213) 612-7801

If to SURGICOE or (prior to the Closing Date) any Shareholder:

c/o SURGICOE Corporation

3200 Downwood Circle, Suite 210

Atlanta, Georgia  30327

Attention:  Charlotte Larkin, President

Fax No. (404) 605-0682

with a copy to:

Duane Morris LLP

945 East Paces Ferry Road, Suite 2440

Atlanta, Georgia  30326-1378

Attention:  Gregory P. Youra

Fax No. (404) 495-4901

If to any Shareholder after the Closing Date:

At the address(es) shown in Exhibit B attached hereto.

Any party may change its address or facsimile number to which notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

12.4         Modification or Waiver.  This Agreement and the Certificate of Merger may be amended, modified or superseded, and any of the terms, covenants, representations,

warranties or conditions hereof may be waived, but only by a written instrument executed by the Major Shareholders, SURGICOE and USP.  No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

12.5         Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that prior to the Merger, no assignment of any rights provided for herein may be made by any party without the express written consent of the other parties.

12.6         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

12.7         Section Headings.  The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

12.8         Further Assurances.  Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions in accordance with the terms of this Agreement, subject, however, to the appropriate vote of the Shareholders.  In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement are hereby directed and authorized to use their best efforts to effectuate all such action.

12.9         Entire Agreement.  This Agreement, together with all exhibits and schedules hereto (including the Canton Purchase Agreement), embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes any prior letters of intent, agreements and understandings relating to the subject matter hereof (including without limitation the Confidentiality Agreement, dated October 17, 2001, and the letter of intent, dated December 24, 2001).

12.10       Execution in Counterparts.  Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement.  Signatures received by facsimile shall be accepted as original signatures.

12.11       Third Party Beneficiary.  AMRESCO Commercial Finance, Inc. and its successors and assigns are third party beneficiaries of this Agreement, including but not limited to all representations and warranties contained in this Agreement, and as third party beneficiaries are entitled to enforce this Agreement as if actually a party hereto.

12.12       Interpretation of Agreement.  The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement.  Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement and Plan of Reorganization as of the date first above written.

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.

By	/s/ BRETT BRODNAX
Brett Brodnax, Senior Vice President

USP ACQUISITION CORPORATION

By	/s/ BRETT BRODNAX
Brett Brodnax, Vice President

SURGICOE CORPORATION

By	/s/ CHARLOTTE LARKIN
Charlotte Larkin, President

JOSEPH N. SHAFFER, LLC
By:	Shaffer Management Company, Inc.,
Manager

By	/s/ SAMUEL TUCK
Samuel Tuck, President

QUARRY LAND, INC.

By	/s/ SAMUEL TUCK
Samuel Tuck, President

/s/ SHAARON TRELL
Shaaron Trell

/s/ CHARLOTTE LARKIN
Charlotte Larkin

/s/ BRIAN CAMPBELL
Brian Campbell

/s/ JEFFREY L. HINTON
Jeffrey L. Hinton

CERTIFICATE OF MERGER OF

SURGICOE CORPORATION,

UNITED SURIGICAL PARTNERS INTERNATIONAL, INC.

AND

USP ACQUISITION CORPORATION

I.

The Board of Directors and shareholders of Surgicoe Corporation (“Surgicoe”), a Georgia corporation, and the Board of Directors and shareholder of USP Acquisition Corporation (“USP”), a Georgia corporation, have duly approved an Agreement and Plan or Reorganization.

II.

The name of the surviving corporation is Surgicoe Corporation, a Georgia corporation (the “Surviving Corporation”).

III.

The executed Agreement and Plan of Reorganization is one file at the principal place of business of Surgicoe, which is located at 3200 Downwood Circle, Suite 210, Atlanta, Georgia 30327.

[IV.

The Articles of Incorporation of USP in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation.

IV.

A copy of the Agreement and Plan or Reorganization will be provided by Surgicoe, on request and without cost, to any shareholder of Surgicoe, USP, or United Surgical Partners International, Inc.

Surgicoe Corporation

By:

Its:
[CORPORATE SEAL]

ATTEST:

By:

Its:

USP Acquisition Corporation

By:

Its:

[CORPORATE SEAL]

ATTEST:

By:

Its:

EXHIBIT B

I.              Preferred Shareholders and Total Preferred Stock Consideration

		Class of		Total Preferred
	Names and Addresses	Preferred	Number of	Stock Consideration
	of Shareholders	Stock	Shares	Due

1.	Quarry Land, Inc.	Series A	816,479	$5,707,524.91
	c/o Samuel L. Tuck
	Tauber & Balser, P.C.
	Tower Place, Suite 250
	3340 Peachtree Road N.E.
	Atlanta, GA 30326-1026

	Quarry Land, Inc.	Series B	33,333	$218,662.47

	Quarry Land, Inc.	Series D	11,237	$87,604.27

	Quarry Land, Inc.	Series E	28,333	$180,130.14

2.	Joseph N. Shaffer, Estate	Series E	33,333	$209,780.82
	c/o Samuel L. Tuck
	Tauber & Balser, P.C.
	Tower Place, Suite 250
	3340 Peachtree Road N.E.
	Atlanta, GA 30326-1026

	Joseph N. Shaffer Estate	Series E	33,333	$207,397.26

	Joseph N. Shaffer Estate	Series E	33,333	$205,013.70

3.	Harry Seitz	Series C	10,116	$69,514.84
	4454 Harris Valley Road
	Atlanta, GA 30327
	404 261-3191

	Harry Seitz	Series C	6,931	$47,592.49

	Harry Seitz	Series C	7,043	$48,138.10

	Harry Seitz	Series C	6,793	$46,411.50

	Harry Seitz	Series C	7,099	$48,275.77

	Harry Seitz	Series C	2,771	$18,823.10

	Harry Seitz	Series C	3,817	$25,927.76

	Harry Seitz	Series D	55,430	$432,135.32

	TOTAL:		1,089,381	$7,552,932.45

II.

Common Shareholders

	Names and Addresses	Number of	Distribution
	of Shareholders	Shares	%

1.	Joseph N. Shaffer, LLC	3,000,000	31.5278%
	c/o Samuel L. Tuck
	Tauber & Balser, P.C.
	Tower Place, Suite 250
	3340 Peachtree Road N.E.
	Atlanta, GA 30326-1026

2.	Shaaron Trell	2,700,000	28.3751%
	210 Riverland Court
	Atlanta, GA 30350

3.	Charlotte Larkin	1,650,000	17.3403%
	4784 Lafayette Court
	Atlanta, GA 30327

4.	Brian Campbell	575,000	6.0428%
	3200 Downwood Circle
	Suite 210
	Atlanta, GA 30327

5.	Quarry Land, Inc.	439,773	4.6217%
	c/o Samuel L. Tuck
	Tauber & Balser, P.C.
	Tower Place, Suite 250
	3340 Peachtree Road N.E.
	Atlanta, GA 30326-1026

6.	Robert Moore	305,625	3.2119%
	4505 Highgrove Pointe
	Atlanta, GA 30319

7.	Franklin Trell	300,000	3.1528%
	210 Riverland Court
	Atlanta, GA 30350

8.	Jeffrey L.Hinton	225,000	2.3646%
	435 Collier Road
	Atlanta, GA 30327

9.	Steven Hendley	100,000	1.0509%
	2716 Sweetbriar
	Edmond, OK 73034

10.	Tatum CFO Partners	75,000	0.7882%
	3353 Peachtree Road
	Suite 1160
	Atlanta, GA 30326

11.	Kenny Trell	50,000	0.5255%
	214-11 27th Avenue
	Bayside, NY 11360

12.	Timothy Bogardus	50,000	0.5255%
	717 Chanson Drive
	Marietta, GA 30064

13.	William Ross	25,000	0.2627%
	51 Willard Drive
	Marietta, GA 30066

14.	Kristie Reynolds	10,000	0.1051%
	4371 Winters Chapel Road
	Apartment 2636
	Atlanta, GA 30360

15.	Harry Seitz	10,000	0.1051%
	4454 Harris Valley Road
	Atlanta, GA 30327
	404 261-3191

	TOTAL	9,515,398	100.0000%

III.

Copies of All Notices to Shareholders Should Be Sent To:

1.	Greenberg Traurig, LLP
The Forum
3290 Northside Parkway
Suite 400
Atlanta, GA 30327
Attention: Ted Blum, Esq.
678 553-2620 (phone)
678 553-2666 (fax)
blumt@gtlaw.com

2.	Freed & Berman, P.C.
3423 Piedmont Road, NE
Suite 200
Atlanta, GA 30305
Attention: Jeffrey Berman, Esq.
404 261-7711 (phone)
404 233-1943 (fax)
jberman@freedberman.com

3.	Capital Advisors Group
70 Cameron Glen Drive
Atlanta, GA 30328
Attention: John Runningen
770-988-8082 (phone)
runingen@attbi.com

EXHIBIT B-1

I.              Capital Advisors Group (“CAG”) shall be entitled to 1.67% of all Additional Consideration calculated pursuant to the Agreement (without regard to how those funds are to be applied) but (solely for purposes of such calculation) disregarding Center Debt and clauses (b)(II), (III) and (IV) and (C)(II), (III) and (IV), (CAG Payments), but such amounts shall only be payable out of Additional Consideration that would otherwise actually be payable to the Shareholders.  Provided, however, no additional consideration shall be paid to the Shareholders unless and until any two of the Reviewing Shareholders and CAG shall provide joint instructions as to the amount to be paid to CAG.

II.            After payment of the CAG Payments, the Additional Consideration shall be disbursed to the Preferred Shareholders listed below in accordance with the distribution percentages set forth below until such time as the total balances of the Preferred Stock Consideration have been paid in full (hereinafter such payments of Additional Consideration to the Preferred Shareholders are referred to as the “Preferred Shareholder Additional Consideration”).

			Balance of
	Distribution		Preferred Stock
Name of Preferred Shareholder	%		Consideration Due

Quarry Land, Inc.	75.567%

Quarry Land, Inc.	2.895%

Quarry Land, Inc.	1.160%

Quarry Land, Inc.	2.385%

		82.007%	$4,440,085.71

Joseph N. Shaffer Estate	2.777%

Joseph N. Shaffer Estate	2.746%

Joseph N. Shaffer Estate	2.714%

		8.238%	$446,010.47

Harry Seitz	0.920%

Harry Seitz	0.630%

Harry Seitz	0.637%

Harry Seitz	0.614%

Harry Seitz	0.639%

Harry Seitz	0.249%

Harry Seitz	0.343%

Harry Seitz	5.721%

		9.755%	$528,194.36

Total:
	100,000%	100.000%	$5,423,734.98

III.           After payment of the CAG Payments and only after payment of the total balance of Preferred Stock Consideration has been paid in full, the Additional Consideration shall be disbursed to the Common Shareholders listed below in accordance with the distribution percentages set forth below.

Name of Common Stockholder	Distribution%

Joseph N. Shaffer, LLC	31.5278%

Shaaron Trell	28.3751%

Charlotte Larkin	17.3403%

Brian Campbell	6.0428%

Quarry Land, Inc.	4.6217%

Robert Moore	3.2119%

Franklin Trell	3.1528%

Jeffrey L. Hinton	2.3646%

Steven Hendley	1.0509%

Tatum CFO Partners	0.7882%

Kenny Trell	0.5255%

Timothy Bogardus	0.5255%

William Ross	0.2627%

Kristie Reynolds	0.1051%

Harry Seitz	0.1051%

Total:	100.0000%

EXHIBIT C

1. AMRESCO 1% fee less $10,000.00 sent	$71,150.80
2. AMRESCO $500,000.00 Escrow	500,000.00
3. Capital Advisors Group	285,069.33
4. Capital Advisors Group/Lucite	1,590.58
5. Carl Zeiss, Inc.	42,299.30
6. Charter Bank and Trust Company (Canton Equipment)	76,557.00
7. Charlotte Larkin Severance	644,554.71
8. Brian Campbell Severance	492,985.99
9. Jeff Hinton Termination Agreement	215,553.92
10. Tatum CFO Termination Agreement	42,585.00
11. Steve Hendley Severance	79,268.44
12. Tim Bogardus Severance Agreement	30,182.96
13. Bill Ross	32,250.67
14. Kristie Reynolds Severance Agreement	18,395.17
15. Tetra Tech	3,200.00
16. Insurance — Tail Coverage	11,194.00
17. Local Directory	5,500.00
18. Steve Hendley/Expense Report	8,703.91
19. Bill Ross/Expense Report	4,747.79
20. Duane Morris	125,000.00
21. Mandy Griess	31,640.47
22. Epstein, Becker	145,000.00
23. Krevolin & Horst LLC	14,900.00
24. Finley, Colmer & Company	4,000.00
25. Greg D. Hughes, P.C.	4,403.70
26. Medical Design International	5,120.85
27. Physicians Healthcare Advisors	5,000.00
28. ASCS Solutions	5,000.00
29. Langin & Associates (Ed Leonard)	10,000.00
30. Ogletree Deakness	17,360.35
31. Voytek/Development Equipment	169,095.35
32. SouthTrust Corp. Credit Cards Payoff and Close	49,040.78
33. Bob Moore/Aegis Healthcare Management Partners, Inc.	157,210.34
34. Promissory Note 1 to Shaffer Estate	210,600.00
35. Promissory Note 2 to Shaffer Estate	115,996.67
36. Promissory Note 3 to Shaffer Estate	50,350.00
37. Chris Woods	10,000.00
38. Palisades at West Paces Ferry	2,750.00

Total	3,698,358.08

Exhibit D

Development Centers:

Texas Spine & Joint Hospital	Tyler, TX

Physicians’ Surgery Center
of Longview	Longview, TX

Oklahoma Center for Orthopedic
and Multi-specialty Surgery	Oklahoma City, OK

Exhibit E

Pipeline Centers:

Asheville Neuro-Orthopedic Hospital

Asheville, NC

Austin Neuro-Orthopedic Hospital

Austin, TX

Cottonwood Surgery Center	Cottonwood, AZ

Edmond Surgical Hospital	Edmond, OK

Edgewood Surgery Center	Edgewood, KY

Eugene Neuro Hospital	Eugene, OR

ICG Surgical Hospital	Baton Rouge, LA

Orange Surgery Center	Orange, TX

Palisades Surgery Center	Atlanta, GA

Sea Island Surgery Center	Brunswick, GA

Exhibit F

Acquisition Centers:

Enid Surgery Center

Enid, OK

PURCHASE AGREEMENT

BETWEEN

SURGICOE CORPORATION

AND

NORTHSIDE-CHEROKEE/USP SURGERY CENTERS, L.L.C.

Dated as of March 26, 2002

Schedules

3.5                           Balance Sheet

3.8                           Description of Litigation

3.9                           Material Changes

3.11                         Liens and Encumbrances

3.13                         Material Contracts and Leases

3.15                         Insurance Policies

3.17                         Employee Claims

3.18                         Compensation and Benefits

8.3                           Assignment of Membership Interests

i

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into as of the 26th day of March, 2002, by and among Northside-Cherokee/USP Surgery Centers, L.L.C., a Georgia limited liability company (“Buyer”), SURGICOE Corporation, a Georgia corporation (“Seller”), and each of the shareholders of SURGICOE named on the signature page of this Agreement (collectively, the “Major Shareholders” and, individually, a “Major Shareholder”), with reference to the following facts:

RECITALS

A.            Buyer and Seller have agreed that Seller will sell to Buyer 100% of the outstanding equity interests (the “LLC Interests”) in Surgery Center of Georgia, LLC (“ASC”), a Georgia limited liability company doing business as “Advanced Surgery Center of Georgia,” and SURGICOE Real Estate, L.L.C. (“SURGICOE Real Estate”), a Georgia limited liability company.

B.            The sale and purchase of the LLC Interests pursuant hereto shall be made immediately prior to or concurrently with the consummation of the transactions provided in that certain Agreement and Plan of Reorganization, dated as of March 26, 2002 (the “Merger Agreement”), among Seller, the Major Shareholders, United Surgical Partners International, Inc., a Delaware corporation (“USP”), and USP Acquisition Corporation.  This Agreement is being executed and the transactions provided for herein will be implemented in accordance with Sections 7.7 and 8.12 of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements hereinafter set forth, the parties hereby agree as follows:

AGREEMENT

SECTION 1.                                        SALE OF THE LLC INTERESTS

1.1           Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, all of the LLC Interests at the Closing on the Closing Date (as those terms are defined in Section 9).  In full consideration for the sale, transfer and delivery to Buyer of the LLC Interests:

                                                (a)           Closing Date Payment.  Buyer shall pay $952,000 at the Closing, subject to adjustment as provided in Section 1.1(b) below (the “Closing Date Payment”).  The Closing Date Payment shall be part of the “Closing Date Consideration” payable by USP pursuant to Section 1.4(a)(i) of the Merger Agreement and shall be paid and applied in the manner described in the Merger Agreement, which will result in $500,000 of the Closing Date Payment being paid into an escrow account as described in Section 8.11(b)(ii) (the

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“AMRESCO Escrow”).  The parties hereto acknowledge that, pursuant to the Merger Agreement, (i) USP will acquire all of the issued and outstanding stock of Seller and that all payments that would otherwise be due to Seller hereunder shall be assigned to the shareholders of Seller (the “Shareholders”) or applied against the obligations of Seller in the manner described in Section 1.4 of the Merger Agreement and (ii) if the funds held in the AMRESCO Escrow are not released by AMRESCO in a timely fashion despite the fact that ASC and Buyer meet the “Unit FCCR” and “Borrower Consolidated FCCR” covenants, respectively, set forth in the AMRESCO loan documents (as amended pursuant to Section 8.11) as of the first anniversary of the Closing Date, or as of the end of any calendar quarter thereafter, then USP will be required to pay to the Shareholders, and Buyer shall be required to concurrently pay to USP, $500,000 pursuant to the terms of Section 1.4(a)(ii)(E) of the Merger Agreement.

(b)           Adjustments to the Closing Date Payment.  The Closing Date Payment shall be increased or decreased as follows:

                                (i)            For purposes of this Section 1.1(b) and Section 11.1, the “net working capital” of ASC and SURGICOE Real Estate (collectively, the “Canton LLCs”) shall mean the combined book value of their cash, accounts receivable, inventory and other assets properly characterized as “current assets” under generally accepted accounting principles, less all liabilities and obligations of such entities properly characterized as “current liabilities” under generally accepted accounting principles (other than the current portion of long term debt), all calculated on an accrual basis of accounting in accordance with generally accepted accounting principles applied on a basis that is consistent with the calculation of working capital set forth in clause (ii) below.

                                (ii)           Increased (if a positive number) or decreased (if a negative number) by the amount obtained by subtracting (A) the net working capital of the Canton LLCs included in the audited consolidated balance sheet of Seller that is to be prepared by USP and audited by KPMG LLP following the Closing from (B) the combined net working capital of the Canton LLCs as of the Closing Date.

                                (iii)          For purposes of determining the amount of the Closing Date Payment, in the event the adjustments provided for in subsection (ii) of this Section 1.1(b) cannot practicably be calculated at that time, the parties will agree on an estimated calculation of such adjustments using the most recent available month-end financial statements of the Canton LLCs.  The actual Closing Date Payment shall then be calculated and the Closing Date Payment shall be appropriately adjusted in accordance with Section 11.1.

                (c)           Assumption of AMRESCO Debt.  Buyer shall become a primary obligor with respect to the indebtedness currently owed by Seller and each of the Canton LLCs to AMRESCO Commercial Finance, Inc. (“AMRESCO”), and Seller and ASC shall each be released as obligors with respect to said indebtedness, all as provided in Section 8.11.

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(d)           Earn-Out Payment.  Buyer shall pay to Seller an additional amount (the “Earn-Out Payment”) equal to 6.5 times the excess (if any) of (i) the Canton LLCs’ combined earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the 12 calendar month period beginning on the first day of the first calendar month following the date on which the Syndication (as such term is defined in Section 11.2 hereof) is closed over (ii) $1,400,000; provided, however, that the Earn-Out Payment shall not exceed $6,175,000.  In the event the EBITDA of the Canton LLCs calculated pursuant to clause (i) above is less than $1,400,000, then an amount equal to eight times the lesser of such differential or $900,000 shall be applied as a credit against the next Additional Consideration that would otherwise be due and payable by USP pursuant to Section 1.4(a)(ii) of the Merger Agreement, subject to Section 11.3.

                                1.2           Calculation of Earn-Out Payment.  The calculation of the Earn-Out Payment shall initially be made by Buyer within 60 days after the end of the 12 month period referred to in Section (d)(i) above and a statement (the “Statement”) reflecting each such calculation in reasonable detail shall be provided to Franklin Trell, Joseph N. Shaffer, LLC and Charlotte Larkin (the “Reviewing Shareholders”).  The Reviewing Shareholders and their designated professional advisors may review at their expense any financial records and other documents and records relevant to the Statement at the location or locations at which such records and documents are normally kept.  Unless at least two of the Reviewing Shareholders notify Buyer of any objection to the Statement within 30 days after their receipt of such Statement, the Statement shall be deemed accepted on behalf of the Shareholders and Buyer shall pay within five business days the amount of the Earn-Out Payment (if any) shown to be due thereunder.  If at least two of the Reviewing Shareholders provide notice of any objection to the Statement (including a description of such objections) within such 30 day period, the Reviewing Shareholders and Buyer shall use their best efforts to resolve any differences relating to the Statement within 15 days after such objection is delivered to Buyer.  If the disagreement is not resolved by that date, however, either Buyer or any Reviewing Shareholder may submit the matter for a binding determination of the calculation of the Earn-Out Payment set forth in the Statement to KPMG LLP or, subject to the procedures set forth below, another nationally recognized accounting firm, which firm shall act as an expert and not as an arbitrator in making such determination.  If, prior to the submission of any such matter to KPMG LLP, at least two of the Reviewing Shareholders notify Buyer of their election to have a different nationally recognized accounting firm make the determination, the Reviewing Shareholders shall provide written proposals (including costs estimates) from at least two other nationally recognized accounting firms to Buyer and Buyer shall select one of such accounting firms.  The fees of such accounting firm, which shall be billed separately and independently from any other services provided by such firm, shall be borne one-half by Buyer and one-half by the Shareholders.  In the event of any dispute regarding the Statement that is not resolved within 30 days after an objection is delivered to Buyer as provided above, Buyer shall on  the first business day following such 30th day pay an amount that is the minimum Earn-Out Payment (if any) acknowledged to be due based upon the Statement submitted by Buyer, and the balance (if any) shall be paid by Buyer within five business days after a final determination of the Earn-Out Payment in accordance with the foregoing procedures.  Notwithstanding the foregoing, any Earn-Out Payment shall be treated

3

as “Additional Consideration” under the Merger Agreement and shall be subject to offsets and/or shall be otherwise applied and paid as provided in the Merger Agreement.

SECTION 2.                                    REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller and the Shareholders as follows:

2.1           Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and Buyer conducts business only in the State of Georgia.

2.2           Authority for Agreement.  Buyer has the power to enter into this Agreement and to carry out its obligations hereunder.  This Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors’ rights generally and by equitable principles.  No approval or consent of, or filing with, any third party or governmental authority is required for the execution or delivery of the Agreement by Buyer or for the performance of its obligations hereunder, except as contemplated by Sections 5.2 and 6.6 and filings with governmental agencies required to be made after the Closing Date. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with the articles of organization or Operating Agreement of Buyer, or result in a breach or violation of any provision of, permit any acceleration of indebtedness or constitute a default or an event which with notice or passage of time or both would constitute a default under, any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other agreement or instrument or any law, statute, rule, or order, decree or restriction to which Buyer is a party or by which it or its property is bound.  Buyer has been organized for purposes of acquiring the LLC Interests and has not conducted any other business.

2.3           Investment Intent.   Buyer acknowledges that the LLC Interests have been offered and will be sold to Buyer pursuant to an exemption from registration under the Securities Act of 1933 and all applicable states securities laws.  Buyer is purchasing the LLC Interests for investment purposes and has no present intent to distribute, resale, pledge or otherwise dispose of any LLC Interests other than in connection with the Syndication, which shall be conducted in compliance with such securities laws.

2.4           No Finders.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person as the result of any act of Buyer or any of its members in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment.

2.5           Material Facts.   No representation or warranty by Buyer contained in this Agreement, or in any other written statement, information, material or certificate furnished or to

4

be furnished by Buyer to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact.

SECTION 3.                                        REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT SHAREHOLDERS.

Charlotte Larkin and Brian Campbell (the “Management Shareholders”) hereby represent and warrant to Buyer  as follows:

3.1           Corporate Status of Seller.  Seller is a corporation duly organized, validly existing under the laws of the State of Georgia, and is duly qualified to do business as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its property or both makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, business or operations of Seller and its subsidiaries taken as a whole.  Neither ASC nor SURGIOE Real Estate owns any interest in any other limited liability company, partnership, corporation or other entity.

3.2           Organization of the Canton LLCs.  ASC and SURGICOE Real Estate each is a limited liability company that is duly organized, validly existing and in good standing under the laws of the State of Georgia and conducts business only in the State of Georgia.

3.3           Equity Interests in the Canton LLCs.  The LLC Interests being transferred to Buyer pursuant hereto constitute all of the issued and outstanding equity interests in ASC and SURGICOE Real Estate, respectively, and neither ASC nor SURGICOE Real Estate has any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating such entity to issue or sell any membership interest or any securities or obligations convertible into or exchangeable for any membership interests.  Seller has delivered to Buyer true and complete copies of all charter documents (including, where applicable, partnership, operating or joint venture agreements), bylaws, minute books and ownership records of each of the Canton LLCs.

3.4           Authority for Agreement.  Seller has the corporate power to enter into this Agreement and to carry out its obligations hereunder.  This Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors’ rights generally and by equitable principles.  No approval or consent of, or filing with, any third party or governmental authority is required for the execution or delivery of the Agreement by Seller or for the performance of its obligations hereunder, except as contemplated by Sections 5.2 and 6.6 and filings with governmental agencies required to be made after the Closing Date.  Except for consents, approvals and waivers to be obtained at or prior to the Closing, the execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (a) conflict with the articles of incorporation or bylaws of Seller, (b) conflict with the partnership agreement, operating agreement or other charter document of ASC, SURGICOE Real Estate or any other subsidiary of Seller or (c) result in a breach or violation of any provision

5

of, permit any acceleration of indebtedness or constitute a default or an event which with notice or the passage of time or both would constitute a default under, any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other agreement or instrument or any law, statute, rule or order, decree or restriction to which Seller, ASC, SURGICOE Real Estate or  any other subsidiary of Seller is bound.

3.5           Financial Statements; Liabilities.  Seller has previously furnished to Buyer (a) an unaudited balance sheet of ASC at December 31, 2000, and the related consolidated statement of income for the fiscal year then ended, and (b) an unaudited balance sheet of ASC (the “Balance Sheet”) at December 31, 2001 (the “Balance Sheet Date”) and the related statement of income for the 12 months then ended.  The Balance Sheet is attached hereto as Schedule 3.5.  Such balance sheets (including any related notes and schedules) fairly present the consolidated financial position of ASC as of their dates, and such other financial statements (including any related notes and schedules) fairly present the consolidated results of operations or other information included therein of ASC for the periods or as of the dates therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except (x) as to the interim unaudited statements, for normal year-end adjustments and only as such principles apply to interim unaudited statements, (y) for certain leases that are treated as operating leases in said financial statement but which the parties have treated as debt in the calculation of the Closing Date Payment and (z) they do not include the footnotes required by generally accepted accounting principles.  Except as reflected or disclosed in the Balance Sheet or a Schedule attached hereto, other than liabilities of the type set forth in the Balance Sheet that are incurred since the Balance Sheet Date in the ordinary course of business and liabilities incurred in connection with the Merger Agreement or this Agreement or otherwise contemplated or permitted by this Agreement or the Merger Agreement, neither ASC nor SURGICOE Real Estate is as of the date hereof subject to any material liability, including without limitation contingent liabilities.

3.6           Title to LLC Interests.   Seller has good and marketable title to the LLC Interests, free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for restrictions on transfer imposed by federal or state securities laws.  Subject to satisfaction of the conditions to the Closing described in Sections 7.2, 7.3 and 8.11, Seller has full and unrestricted legal right, power and authority to sell, assign and transfer the LLC Interests pursuant hereto without obtaining the consent or approval of any other person or entity, and the delivery of the Assignment of Membership Interests to Buyer pursuant to Section 8.3 will transfer valid title thereto, free and clear of liens, encumbrances, claims and restrictions of every kind, except for restrictions on transferability imposed by federal and state securities laws.

3.7           Compliance with Applicable Law.  To the knowledge of Seller, the businesses of the Canton LLCs have not been and are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a material adverse effect on the financial condition, business, assets, operations or prospects of the Canton LLCs taken as a whole.  To the knowledge of Seller, no officer or employee of Seller or any of its subsidiaries, or any physician affiliated with the Canton LLCs, is in violation of any term of any

6

employment or management contract, trade secret or other proprietary information disclosure agreement or any other contract or agreement relating to the employment or affiliation of such person by or with Seller or the Canton LLCs, except to the extent that such violations do not and are not expected to, individually or in the aggregate, have a material adverse effect on the Canton LLCs taken as a whole.  The surgery center owned and operated by ASC (the “Center”) meets in all material respects the conditions for participation in the Medicare and Medicaid programs.  Any certificates of need required for the construction or operation of the Center were duly obtained and such certificates of need, if any, will remain in full force and effect immediately after the consummation of the transactions provided for herein.  Seller gave all notice to, and received all approvals from, the appropriate state and federal governmental agencies or entities when it acquired its interest in the Center.  Except for the consents and notice requirements to be set forth on the list referred to in Section 6.6, the execution and delivery of this Agreement and the consummation of the transactions provided herein will not require any governmental consent, review or other process or the consent of any party to any lease, contract, agreement or instrument to which Seller or any of the Canton LLCs is a party or by which any of their respective assets is subject.  The Center is authorized to receive (and has received) payments for procedures covered by the Medicare and Medicaid programs.  Neither the U.S. Department of Health and Human Services nor any state agency has conducted or has given Seller or any Canton LLC any notice that it intends to conduct any audit or other review of the Center’s participation in the Medicare or Medicaid programs, and no such audit or review would result in any material liability by Seller or ASC for any reimbursement, penalty or interest with respect to payments received by Seller or ASC thereunder.  Seller does not know of any reason why the Canton LLCs will not or may not be able to continue their respective businesses, as presently conducted, after the Closing Date (other than for changes that singularly or in the aggregate will not have a material adverse effect on the Canton LLCs’ business).

3.8           Litigation.  Except as described in Schedule 3.8 attached hereto, (a) Seller has received no notice that a material investigation or review by any governmental entity with respect to ASC or SURGICOE Real Estate is pending or, to the best of Seller’s knowledge, threatened, (b) there is no material action, suit, proceeding or, to Seller’s knowledge, governmental investigation or review pending or, to the best of Seller’s knowledge, threatened against or affecting ASC or SURGICOE Real Estate at law or in equity or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and (c) neither Canton LLC is otherwise a party to any litigation or arbitration proceeding.  The actions, suits and proceedings described in Section V of Schedule 3.8 have been settled, subject to the payments described in Exhibit C to the Merger Agreement being made.

3.9           Absence of Material Adverse Changes.  Except as described in Schedule 3.9 attached hereto, since the Balance Sheet Date, neither ASC nor SURGICOE Real Estate has: (a) undergone or suffered any change in its financial condition, business, assets or operations, other than changes contemplated by this Agreement or changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to the Canton LLCs taken as a whole; (b) entered into any material transaction other than in the ordinary course of business consistent with past practices; or (c) increased the salaries or benefits of the

7

employees or independent contractors of the Center, other than annual increases implemented in accordance with the past practices of ASC.

3.10         Tax Returns.  The Canton LLCs have accurately prepared in all material respects and duly filed all material federal, state and local income, withholding, property, sales and use and other applicable tax returns and information statements required to be filed by them prior to the date of this Agreement (subject to any extensions applicable to any such filing), including without limitation their federal income tax returns for the taxable year ended December 31, 2000, a true and complete copy of which has been provided to Buyer.  All federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid and the liability for unpaid taxes shown in the Balance Sheet is sufficient to pay all accrued but unpaid taxes as of the Balance Sheet Date.  Seller has also provided to Buyer true and complete copies of all federal income tax returns, including all tax elections and related filings, filed by and on behalf of ASC or SURGICOE Real Estate for all periods since the inception of Seller.  Neither ASC nor SURGICOE Real Estate is currently delinquent in the payment of any material tax, assessment or governmental charge or has executed any waiver of any statute of limitations on the assessment or collection of any tax.  No tax liability will be incurred by ASC or SURGICOE Real Estate as a result of the sale of the LLC Interests pursuant hereto.  Neither of the Canton LLCs has waived any statute of limitations in respect of taxes or agreed to any extension of a statute of limitations with respect to a tax assessment or deficiency (other than such extensions that may result from normal extensions of filing deadlines with respect to the filing of returns).  Neither Canton LLC is a party to any tax sharing or similar agreement or arrangement with any other person.  Except for the on-going Internal Revenue Service audit of ASC’s tax returns relating to periods prior to Seller’s acquisition of ASC, no governmental agency is conducting, or has notified Seller or any of the Canton LLCs that it intends to conduct an audit or investigation of any tax return or other filing of or by any Canton LLC.

3.11         Property and Assets.  The Canton LLCs have good and marketable title to all of their respective material properties and assets, including all such properties and assets reflected in the Balance Sheet, except those disposed of by ASC since the Balance Sheet Date in the ordinary course of business, and none of such properties or assets is subject to, and no party or entity is claiming to hold any mortgage, pledge, lien, security interest, lease, charge, encumbrance, restriction, contract, option, easement or other third party rights of any nature whatsoever affecting such properties or assets, other than those described in Schedule 3.11 attached hereto.  Seller has no knowledge of any fact or matter which could give rise to any claim affecting the title to or interest of the Canton LLCs in such properties or assets.  All personal property material to the business, operations or financial condition of the Canton LLCs, and all buildings, structures and fixtures used by the Center in the conduct of its business, are in reasonably good operating condition and repair.

3.12         Trade Names and Service Marks.  Except for the name of the Center and the names of  the Canton LLCs, neither ASC nor SURGICOE Real Estate has any patents, patent applications, trademarks, service marks, trademark or service mark applications or trade names.  The businesses of the Canton LLCs do not cause any of them to infringe or violate any of the

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patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other propriety rights of any other person or entity.

3.13         Material Contracts and Obligations.  Set forth in Schedule 3.13 attached hereto is a list and brief description of all the following agreements to which either ASC or SURGICOE Real Estate is a party or by which it is bound:  (a) each agreement which requires future expenditures by the Canton LLCs in excess of $50,000 or which has a term or more than one year from the Closing Date; (b) each employment agreement, consulting agreement, severance pay commitment and employee benefit, bonus, pension, profit sharing or similar plan or arrangement; (c) management, professional services or other similar agreements, contracts or commitment relating to such services being provided to either ASC or SURGICOE Real Estate; (d) any agreement with a physician; (e) all license agreements and any agreement or commitment containing a covenant limiting or purporting to limit the freedom of either ASC or SURGICOE Real Estate to compete with any person or in any business in any geographic area or engage in any line of business; (f) any lease to which either ASC or SURGICOE Real Estate is a party as lessor or lessee and which requires the future expenditure or receipt of in excess of $50,000, including as to each such lease the monthly rental called for (including escalations and adjustments upon any renewals) and the termination date and renewal rights applicable thereto; (g) except for trade indebtedness incurred in the ordinary course of business, any loan, credit agreement, promissory note or other instrument providing for or evidencing the extension of credit to either ASC or SURGICOE Real Estate in an amount of $10,000 or more; (h) every guaranty, indemnity or similar agreement or instrument whereunder either ASC or SURGICOE Real Estate is or could be held liable for the indebtedness or other obligation of any third party in an amount of $10,000 or more; (i) each partnership agreement, operating agreement, management agreement, development agreement and other similar agreement by or among Seller or any of its subsidiaries, on the one hand, and, on the other hand, either ASC or SURGICOE Real Estate; (j) environmental and title reports on any real property owned by SURGICOE Real Estate; (k) each contract or arrangement for the provision of surgery center or other facility services that is expected to account for 10% or more of the revenues of the Center in 2002; (l) agreements or arrangements for the sale of any of the assets, properties or rights of either ASC or SURGICOE Real Estate (other than in the ordinary course of business) or for the grant of any preferential rights to purchase any of its assets, properties or rights or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights that is material to the business the Center; (m) any commitment, letter of intent or term sheet to acquire, develop or affiliate with any ambulatory surgery center or other health facility; and (n) any agreement to which any Shareholder, officer or director of Seller, or any “affiliate” or “associate” of any such person (as such terms are defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended), is presently a party, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

Seller delivered to Buyer accurate and complete copies of each of the agreements and instruments listed in Schedule 3.13. All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in Schedule 3.13 are valid and in full force and effect and neither Seller nor either of the Canton LLCs has and, to the knowledge of Seller, no

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other party thereto has breached any provision of, or is in default under the terms of, and there are no facts or circumstances which would reasonably indicate that Seller or any of the Canton LLCs will or may be in such breach or default under, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license, which invalidity, breach or default could have a material adverse effect on the business, operations, prospects or financial condition of the Canton LLCs taken as a whole.

3.14         No Finders.  Except for Seller’s arrangements with Capital Advisors Group, Inc., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person as the result of any act of Seller, any Shareholder or any subsidiary of Seller in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment.  All obligations to Capital Advisors Group, Inc. are fully accounted for in Exhibits B-1 and C to the Merger Agreement.

3.15         Insurance.  Each of the Canton LLCs maintains in full force and effect, and has maintained at all times since its inception, insurance coverage on its assets, properties, operations and personnel in such amounts and against such risks and losses as are adequate and customary for their respective business.  Attached hereto as Schedule 3.15 is a brief description of all outstanding insurance policies in effect as of the date hereof covering the Canton LLCs or any of their respective properties, employees, officers, directors or businesses.  True and complete copies of each such policy, or certificates of coverage and the facing page of the policy and all endorsements to the policy, have been furnished to Buyer. Seller and the Canton LLCs are in compliance with all of their respective obligations under such insurance policies.  All of the insurance policies described in Schedule 3.15 will remain in effect under their current terms following the Closing unless Buyer elects to terminate any such policy.  All physicians with staff privileges at the Center meet the minimum eligibility requirements set forth in the Center’s professional liability insurance policy.

3.16         Minute Books.  The minute books of ASC accurately record in all material respects all actions taken by the members and managers of ASC and all committees thereof.

3.17         Employees.  None of the employees of the Center is represented by any labor union, and there is no labor strike or other labor trouble with respect to such employees (including without limitation any organizational drive) pending or, to the best knowledge of Seller, threatened.  Except as described in Schedule 3.17, to the knowledge of Seller, no employee or former employee of the Center has ever filed with any governmental authority any claim or report asserting sexual harassment, wrongful termination, age or racial discrimination or any violation of OSHA or similar state laws by Seller or any of the Canton LLCs, and neither Seller nor any of the Canton LLCs has received any “right to sue” letters relating to any such employee or former employee from any federal or state agency.  Neither Seller nor any Canton LLC has violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 applicable to its employees.  The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of the Center to severance pay or any other payment, accelerate the time of payment or vesting or

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increase the amount of compensation due to any such employee under any agreement or employee benefit plan.

3.18         Compensation and Benefits.  Schedule 3.18 attached hereto is an accurate and complete list of the names, salaries or other renumeration, bonuses and employee benefits (including all severance benefits) of all current employees of the Center whose annual base compensation is in excess of $30,000, and of all consultants (other than accountants and attorneys) who have provided services to the Center and received compensation for such services in excess of $10,000 since January 1, 2001.

3.19         Special Funds.  ASC is not subject to any liability in respect of amounts received by ASC or others for the purchase or improvement of their assets or any part thereof under restricted or conditioned grants or donations, including without limitation monies received under the Public Health Services Act, 42 U.S.C. §291, et seq.

3.20         The Real Property.  No person or entity other than the Canton LLCs has any option or right of first refusal to purchase, lease or rent the real property owned by SURGICOE Real Estate (the “Real Property”).  Except for the lease of the Real Property by SURGICOE Real Estate to ASC, no person or entity has exercised any option or right of first refusal to purchase, lease or rent the Real Property since July 28, 2000, and no person or entity is currently claiming to hold any option or right of first refusal to purchase, lease or rent the Real Property.  In addition, the Management Shareholders make the following representations and warranties regarding the Real Property:

(a)           The improvements located on the Real Property have been approved by all government authorities having jurisdiction and are in compliance with all applicable governmental rules, ordinances, regulations and laws and all restrictions applicable to the Real Property.  Certificates of occupancy and all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction have been issued for such improvements.

(b)           All utilities required for the operation of the businesses conducted at the Real Property are installed and operating and all installation and connection charges have been paid in full.

(c)           To Seller’s knowledge, no zoning, building, flood control, fire, safety, toxic materials, hazardous waste or other law, ordinance, code, order, regulation or restriction is violated in any material respect by the continuing maintenance, operation or use of any of the Real Property.

(d)           There are no material structural defects in any of the improvements located on the Real Property.  The heating, electrical, plumbing and drainage systems at or servicing the Real Property and all facilities and equipment relating thereto are in good working condition and repair.

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(e)           To Seller’s knowledge, there are adequate means of ingress and egress for vehicular and pedestrian traffic between each parcel of the Real Property and one or more adjoining streets, roads or highways.  There are adequate parking facilities to serve the current level of business conducted at the Center, without the necessity of building or leasing any additional facilities or space, and the number of parking spaces that is available for such Real Property complies with all applicable ordinances, statutes and regulations.

(f)            No Hazardous Materials, toxic substances or related materials have been generated, released, discharged, stored, handled or disposed of on, under, in, above or about the Real Property by Seller or any Canton LLC except in compliance in all material respects with all federal, state and local health, safety, building, fire control, environmental, toxic materials and hazardous waste laws, ordinances, orders, regulations and restrictive covenants.  The term “Hazardous Materials” shall mean any substance, material or waste which is or becomes regulated by any state or local governmental authority or the United States Government, including but not limited to any material or substance which is (i) petroleum product, constituent or byproduct, (ii) asbestos, (iii) polychlorinated byphenyls or polybrominated diphenylether, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq.  (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317), (v) defined as a “hazardous waste” or “medical waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), or (vi) defined as a “hazardous substance” or “medical waste” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601).

(g)           The Real Property is not located in a state or federally designated flood hazard area.

3.21         Environmental Matters.  The Canton LLCs have been in the past and are now in compliance with all federal, state and local environmental laws, rules, regulations, standards and requirements, including without limitation those respecting the generation, handling, storage and disposition of hazardous or biomedical materials and/or waste, including without limitation the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq., and the National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119 of the U.S. Department of Health and Human Services.  Neither Seller nor any Canton LLC has received any written communication (including requests for information), whether from a governmental authority, citizen’s group, employee or otherwise, that alleges that Seller or any Canton LLC is not in full compliance with all environmental laws, rules, regulations, standards and requirements; provided, however, that the parties acknowledge that there is a cistern located on the Real Property (at the 190 Hospital Road location) that must be sealed and closed, and Seller has engaged a duly licensed contractor to take all steps and actions in compliance with applicable federal, state and local laws, rules, regulations and ordinances, including but not limited to O.C.G.A. § 44-1-14, to close and seal said cistern.  An estimate of the cost of closing and sealing the cistern is included in Exhibit C to the Merger Agreement, and any additional cost shall be borne by the Shareholders out of the Withheld

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Consideration or the Additional Consideration, as such terms are defined in the Merger Agreement.

3.22         Accounts Receivables.  Lists and agings of all outstanding accounts receivable of ASC as of the Balance Sheet Date have been delivered to Buyer, which lists and agings are accurate and complete in all material respects.  All such accounts receivable are and will be valid claims and are not and will not be subject to any defenses, offsets, claims or counterclaims, except for contractual allowances, discounts and refunds in accordance with the ordinary course of ASC’s business as conducted on and prior to the Balance Sheet Date.  Although Seller knows of no reason why such accounts receivable will not be collected on a timely basis, the Shareholders are not guaranteeing the collectibility of such accounts receivable.

3.23         Equipment.  The equipment used in the Center is adequate in all material respects to fully equip and operate the Center at its present level of operation.

3.24         Pension, Profit Sharing and Retirement Plans.  Except for the ADP Prototype 401(k) Plan (the “Plan”), neither Seller nor any Canton LLC now maintains or has ever maintained any pension, profit sharing or retirement plan, nor does it otherwise participate in, nor has it ever otherwise participated in, any multi-employer pension or retirement plan.  Neither Seller nor any Canton LLC has any unfunded liability or other obligation to or with respect to the Plan, other than accrued but unpaid contribution obligations reflected in the Balance Sheet (as modified in the ordinary course of business since the Balance Sheet Date).  The written terms of the Plan are, and the Plan has been administered, in compliance in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (where applicable) the Code and, to the extent amendments thereto are required to continue to be in compliance, such amendments will be duly adopted within the required time periods.  The Plan is not covered by Title IV of ERISA or Section 412 of the Code.  Neither Seller nor the Plan has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA.  There are no pending or anticipated material claims against or otherwise involving the Plan.  Except as required by law, neither Seller nor any Canton LLC maintains or contributes to any plan or arrangement that provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon such employee’s retirement or termination of employment, nor have they promised or contracted to any employee or former employee that such benefits would be provided.  To the extent any employee benefit programs (including health and other insurance plans) maintained by Seller for its employees are subject to ERISA, such programs have been maintained and funded (including all disclosure and reporting requirements) in compliance with ERISA.    Neither Seller nor Buyer will incur any direct obligation or direct liability under or relating to the Plan as a result of the transactions contemplated by this Agreement, or otherwise.

3.25         Medical Staff Matters.  Seller has heretofore delivered to Buyer true and complete copies of the bylaws and rules and regulations of the medical staff of the Center.  There are no pending or, to Seller’s knowledge, threatened disputes with applicants, staff members or health professional affiliates, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.  Seller has provided

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Buyer with a written description of all adverse actions taken against medical staff members or applicants within the past two years.

3.26         Prior Acquisition Agreements.  Except as described in Schedule 3.8, neither Seller nor any Canton LLC has asserted any claim for indemnification pursuant to any of its agreements whereby Seller acquired an ownership interest in either of the Canton LLCs, or by which any Canton LLC acquired the operating assets of the Center or the Real Property, and neither Seller nor any Canton LLC is aware of any material claim that it is entitled to assert under any such agreement that has not been asserted.

3.27         Material Facts.  No representation or warranty by the Management Shareholders contained in this Agreement, or in any other written statement, information, material or certificate furnished or to be furnished by Seller to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact.  Seller does not know of any information or fact which has or would have a material adverse effect on the financial condition or operations of the Canton LLCs which has not been disclosed to Buyer, other than matters affecting the health care industry in general or the ambulatory surgery center industry in particular.

As used in this Agreement, “to Seller’s knowledge” or “to the best knowledge of Seller” or “Seller is not aware” and similar phrases shall mean all matters reflected in any documents or files in the possession of Seller or any of its subsidiaries and the actual knowledge as of the date of this Agreement and as of the Closing Date of any Management Shareholder, any officer or director of Seller or the administrator of the Center.

SECTION 4.                                        SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

4.1           Survival.  Subject to the provisions of Sections 10.1(a) and 10.2(a), the representations and warranties of the Management Shareholders and of Buyer contained herein or in any Schedule attached hereto or certificate delivered hereunder shall survive the Closing Date, shall remain in full force and effect and shall be unaffected by any investigation made by Seller, any Shareholder or Buyer, as the case may be.  All covenants and agreements contained herein which are to be performed or fulfilled after the Closing Date shall survive the Closing and remain in full force and effect.  Buyer agrees that, after the Closing Date, its sole remedy in the event of a breach by the Management Shareholders of any of their representations, warranties or covenants herein shall be under and pursuant to Section 10.1.

4.2           Non-Liability of Officers, Directors and Shareholders.  Except for the responsibilities of the Major Shareholders provided for in this Agreement, no stockholder, member, director or officer of Seller or Buyer shall be individually liable for any breach of the representations and warranties of the Management Shareholders or Buyer, as the case may be, contained herein in the absence of fraud on the part of such stockholder, director or officer.

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SECTION 5.                                        PRE-CLOSING COVENANTS OF BUYER.

Buyer covenants and agrees with Seller and the Shareholders that:

5.1           Confidentiality.  Buyer shall cause all information obtained by it or its representatives from Seller or the Canton LLCs pursuant to this Agreement or in connection with the negotiation and implementation hereof to be treated as confidential and shall not use or permit others to use any such information in a manner detrimental to Seller.

5.2           Third Party Consents.  Buyer will make all filings with, and use reasonable efforts to obtain all consents of, all governmental agencies and third parties which are required to be filed or obtained by Buyer in order for this Agreement and the transactions contemplated hereby to be effected (including without limitation all required filings and consents with respect to applicable blue sky laws, certificate of need laws and similar licenses and permits) and Buyer will otherwise use its reasonable efforts to cause the consummation of the transactions contemplated herein, all in accordance with the terms of this Agreement.

5.3           Due Diligence.  Buyer shall use reasonable efforts to complete its due diligence review of the Center by March 25, 2002.

5.4           Public Announcements.  Buyer shall not make any public announcement concerning this Agreement without prior notice to, and the approval of, Seller, which approval will not be unreasonably withheld or delayed.

5.5           Satisfaction of Conditions.  Buyer agrees that it will take all actions reasonably within its power and authority to duly and promptly carry out all of its obligations under this Agreement and to comply with all of the representations and warranties hereunder applicable to Buyer.  In addition, Buyer covenants and agrees to use reasonable efforts to cause all of the conditions to the obligations of Seller to effect the Closing, including without limitation the timely filing and processing of all required applications under applicable state securities laws, to be satisfied as promptly as possible.

SECTION 6.                                        PRE-CLOSING COVENANTS OF SELLER.

Seller covenants and agrees with Buyer that:

6.1           Conduct of Business.  Prior to the Closing Date, unless Buyer has consented in writing thereto, Seller (a) shall, and shall cause each of the Canton LLCs to, conduct its respective business only according to its ordinary and usual course of business (including without limitation making all normal and planned capital expenditures on behalf of their respective facilities and continuing all development projects currently in process), (b) shall use its reasonable efforts, and shall cause each of the Canton LLCs to use its reasonable efforts, to preserve intact its respective business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it, (c) shall confer on a regular and frequent basis with one or more representatives of Buyer to report operational matters of materiality and the general status

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of ongoing operations, (d) shall not amend the articles of organization or any partnership agreement, operating agreement or other charter document of any of Canton LLC (other than any such amendments needed to implement the transactions contemplated by this Agreement or the Merger Agreement), (e) shall promptly notify Buyer of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or in the operation of any Canton LLC’s properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), (f) shall not enter into an agreement, contract or commitment which, if entered into prior to the date hereof, would be required to be listed or described in a Schedule to this Agreement, (g) shall not (i) issue any equity interest in any Canton LLC, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any equity interest in any Canton LLC or (iii) make any distribution on any LLC Interests or redeem or otherwise acquire any of its outstanding equity securities or any outstanding options or rights to purchase any such equity securities, (h) shall promptly advise Buyer in writing of the commencement or threat of any claim, litigation or investigative proceeding against Seller or any Canton LLC, including any claim or litigation, or threat thereof, by or relating to any present or former employee, owner or former owner of an interest in any Canton LLC or affiliated physician of Seller or any Canton LLC by reason of their past employment, consultant relationship, ownership interest or other affiliation, whether covered by insurance or not, (i) shall maintain in full force and effect all contracts of insurance and indemnity currently in place, (j) shall not dispose of, mortgage, pledge or otherwise encumber any of its assets, except in the ordinary course of its business, and (k) shall not amend, terminate or change in any material respect any lease, contract, undertaking or other commitment listed or described in any Schedule to this Agreement, or knowingly do or permit any act or omit to do any act which will cause a breach of any such lease, contract, undertaking or other commitment, unless such breach would not materially and adversely affect the business of the Canton LLCs taken as a whole.

6.2           Inspection of Records.  From the date hereof to the Closing Date, Seller shall allow the duly authorized and appropriate officers, attorneys, accountants and other representatives of Buyer access at all reasonable times to the records and files, correspondence, audits and properties of Seller and the Canton LLCs (including the Real Property), as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to, the business and affairs of Seller and the Canton LLC.  Without limiting the generality of the foregoing, Seller will allow representatives of Buyer to interview employees of Seller and the Center, the medical staff members of the Center and other third parties that have material business dealings with Seller or the Center.  Buyer agrees that such inspection and interviews shall not interfere with the operations or development of Seller or the Center.

6.3           Confidentiality.  Seller shall cause all information obtained by it or its representatives from Buyer or any of its affiliates pursuant to this Agreement or in connection with the negotiation and implementation hereof to be treated as confidential and shall not use or permit others to use any such information in a manner detrimental to Buyer.

6.4           Shareholder Approval.  Seller will take appropriate action to call a meeting (or to obtain a written consent) of the Shareholders, to be held at the earliest practicable date, to

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consider and vote upon this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, will submit the same to the Shareholders with a recommendation for approval by the Board of Directors of Seller and will solicit the approval thereof by the Shareholders.  Each of the undersigned Major Shareholders hereby approves and agrees to vote his or her Seller stock in favor of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby in accordance with the Georgia Business Corporation Code.

6.5           Public Announcements.  Seller shall not make any public announcement concerning this Agreement without prior notice to, and the approval of, Buyer.

6.6           Third Party Consents.  Seller will make all filings with, and use its best efforts to obtain all consents of, all governmental agencies and third parties which are required to be filed or obtained by Seller in order for this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby to be effected, unless the failure to obtain any such consent would not have a material adverse effect on the Canton LLCs.  Buyer acknowledges that, with respect to third party consents required under contracts and leases, only the contracts and leases required to be listed in Schedule 3.13 shall be considered material.  Seller will otherwise use its reasonable best efforts to cause the consummation of the transactions contemplated herein, all in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, Seller will use its reasonable best efforts to assist Buyer in filing applications and other documents required for the transfer, or to obtain any required consents to changes in ownership, of certificates of need, provider numbers, state health department licenses and similar licenses and permits and applications therefor.  Seller or its counsel shall provide to Buyer a complete list of all consents, approvals, agreements and waivers necessary to satisfy this Section 6.6 and the conditions to Closing set forth in Sections 7.3 and 8.4 hereof.

6.7           No Solicitation of Other Offers.  Except as provided in the Merger Agreement, neither Seller, any Major Shareholder nor any of Seller’s directors or officers shall, directly or indirectly, solicit, initiate or promote (or authorize any person or entity to solicit, initiate or promote) any inquiry, proposal or offer from any person or entity to acquire a substantial portion of the business, property or capital stock of Seller or any Canton LLC or any acquisition of a substantial equity interest in or a substantial amount of the assets of Seller or any Canton LLC, whether by merger, consolidation, purchase of assets, tender offer or other transaction.  Seller shall not furnish or cause to be furnished any confidential information concerning its business, properties or assets to any person or entity that is interested in any such transaction.  Seller shall promptly advise Buyer of the terms of any communications it or any such person or entity may receive relating to any of the foregoing.

6.8           Satisfaction of Conditions.  Seller and the Management Shareholders agree that they will take all actions reasonably within their power and authority to duly and promptly carry out all of their respective obligations under this Agreement and not to breach any of their representations and warranties hereunder applicable to the Management Shareholders.  In addition, Seller and the Management Shareholders covenant and agree to use reasonable efforts

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to cause all of the conditions to the obligations of Seller to effect the purchase of the LLC Interests.

SECTION 7.                                        CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

The obligations of Seller hereunder shall be subject, at its option, to the following conditions:

7.1           Representations, Covenants, Certificate.  The representations and warranties of Buyer herein contained shall in all material respects be true as of the date of this Agreement and the Closing Date, with the same effect as though madeat the Closing Date; Buyer shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; Seller shall have received a certificate, dated the Closing Date, as to the matters set forth in this Section 7.1 from an executive officer of Buyer.

7.2           Approval of Shareholders.  The holders of the percentage of Seller’s outstanding capital stock required by the articles of incorporation and bylaws of Seller and the laws of the State of Georgia shall have voted to approve this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby; and the holders of less than three percent of the aggregate issued and outstanding shares of Seller’s stock shall have validly exercised dissenter’s rights under the Georgia Business Corporation Code.

7.3           Permits and Approvals.  All permits, authorizations and regulatory approvals of governmental authorities necessary for the sale of the LLC Interests to Buyer shall have been received.

7.4           Action or Proceeding.  There shall not be any action or proceeding by or before any court or other governmental body which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement, and there shall not be any action or proceeding seeking a material amount of damages by reason of the consummation of such transactions, the defense of either of which, in the best judgment of the Board of Directors of Seller, would involve expense or lapse of time that would be materially adverse to Seller’s interests.

7.5           Closing Date Consideration.  Buyer shall have paid the Closing Date Payment as provided in Section 1.1(a).

7.6           Closing of Merger Agreement.   The Merger Agreement shall have been duly executed by Seller and the other parties thereto, and Seller shall be satisfied that the transactions provided for therein will be consummated concurrently with or immediately after the purchase and sale of the LLC Interests pursuant hereto.

SECTION 8.                                        CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

The obligations of Buyer hereunder shall be subject, at Buyer’s option, to the following conditions:

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8.1           Representations, Covenants, Certificate.  The representations and warranties of the Management Shareholders herein contained shall in all material respects be true as of the date of this Agreement and the Closing Date, with the same effect as though made at the Closing Date; Seller and the Major Shareholders shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date; and Buyer shall have received a certificate, dated the Closing Date, as to the matters set forth in this Section 8.1 and Section 8.5 from an executive officer of Seller.

8.2           Action or Proceeding.  There shall not be any action or proceeding by or before any court or other governmental body which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement, and there shall not be any action or proceeding seeking a material amount of damages by reason of the consummation of such transactions, the defense of either of which, in the best judgment of the members of Buyer, would involve expense or lapse of time that would be materially adverse to Buyer’s interests.

8.3           Transfer of LLC Interests.  Seller have executed and delivered to Buyer an Assignment of Membership Interests, which shall be in the form attached hereto as Schedule 8.3, transferring the LLC Interests to Buyer, together with certificates of LLC Interests evidencing the LLC Interests and an irrevocable member interest power, each of which shall be in form and substance reasonably satisfactory to Buyer.  Seller shall also have delivered (or made arrangements satisfactory to Buyer to deliver) to Buyer all of the books and records of the Canton LLCs.

8.4           Permits and Approvals.  All permits, authorizations and regulatory approvals of governmental authorities (including without limitation any transfers or reissuances of certificates of need, provider numbers or licenses by state health departments or other regulatory agencies) necessary for the transfer of the LLC Interests to Buyer shall have been received, except for notices to or filings with governmental agencies required to be made after the Closing Date.  Any required consent to such transfer under any agreement or contract, the withholding of which, in the judgment of Buyer, might have a material adverse effect on the condition (financial or otherwise), properties, assets, business, operations or prospects of the Canton LLCs taken as a whole, shall have been obtained, including without limitation any required consent of the lien holders listed in Schedule 3.11 hereto.

8.5           No Changes in Business.  From the date of this Agreement through the Closing Date, there shall not have occurred any change in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, permits, licenses, franchises or results of operations of the Canton LLCs which is materially adverse to the Canton LLCs taken as a whole.

8.6           Approval of Shareholders.  The holders of the percentage of Seller’s outstanding capital stock required by the articles of incorporation and bylaws of Seller and the laws of the State of Georgia shall have voted to approve this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby; and the Holders of less than three percent

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of the aggregate issued and outstanding shares of Seller’s stock shall have validly exercised dissenter’s rights under the Georgia Business Corporation Code.

8.7           Noncompetition Agreements.  Each of the Major Shareholders shall have executed and delivered to Buyer a Noncompetition Agreement in the form attached as Exhibit H to the Merger Agreement.

8.8           Insurance.  Buyer shall have received evidence satisfactory to it that Seller’s insurance policies described in Schedule 3.15 hereto shall remain in effect after the Closing Date and the cost of obtaining any “tail” insurance shall have been paid pursuant to the Merger Agreement.

8.9           Resignations of Officers and Managers.  Each of the managers and officers of each Canton LLC shall have executed and submitted his or her resignation, effective as of the Closing Date.

8.10         Settlement of Lawsuits; Release of Liens.  The dispute described in Section V of Schedule 3.8 attached hereto shall have been settled pursuant to written and executed settlement agreement that provides for, and will be consummated currently with, payments that are provided for in Exhibit C attached to the Merger Agreement.  Buyer shall have received a copy of said executed settlement agreement, which must be reasonably satisfactory to Buyer.  At its sole cost and expense, Seller shall have obtained written releases that are in recordable form and are reasonably satisfactory to Buyer relating to the liens, encumbrances, security interests and security deeds in favor of SouthTrust Bank of Georgia, N.A..

8.11         Amendment of AMRESCO Loan Documents.  The documents relating to the indebtedness of Seller and the Canton LLCs to AMRESCO shall have been amended in a manner reasonably satisfactory to Buyer (a) to release Seller and ASC as obligors, (b) to substitute Buyer as an obligor, with (i) guarantees of 60% of such indebtedness by Northside Hospital, Inc. and Northside Hospital-Cherokee, Inc. (“Cherokee”) and USP, respectively, (ii) the establishment of a $500,000 collateral returned escrow account that will be funded pursuant to Exhibit C attached to the Merger Agreement and include terms and conditions approved by Seller (which approval shall not be unreasonably withheld or delayed), (iii) the pledge by Buyer of the LLC Interests (except for up to a 35% interest in ASC sold pursuant to the Syndication, or otherwise) and (iv) the grant by ASC to AMRESCO of a security interest in certain assets of ASC, (c) to release the pledge of Seller’s ownership interest in ASC and (d) as may otherwise be necessary so that such documents do not cause a breach by USP or its affiliates, or Northside, Cherokee or their respective affiliates, under their respective outstanding indebtedness obligations.

8.12         Closing of Merger Agreement.  The Merger Agreement shall have been duly executed and delivered by Seller and the other parties thereto, and Buyer shall be satisfied that the transactions provided for therein will be consummated concurrently with or immediately after the purchase and sale of the LLC Interests pursuant hereto.

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SECTION 9.                                        CLOSING.

The Closing of the transactions contemplated by this Agreement shall, unless another date or place is agreed to in writing by the parties hereto, take place at the offices of Duane Morris LLP on March 26, 2002, if all conditions to the obligations of the parties have been satisfied or waived on or before such date, or within five days following the satisfaction or waiver of all such conditions if all such conditions have not been satisfied or waived on or before such date.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 10.                                 INDEMNIFICATION

10.1         Agreement by Each of the Major Shareholders to Indemnify.  Each Major Shareholder agrees that such Major Shareholder will indemnify and hold Buyer and the Canton LLCs harmless in respect of all “Indemnifiable Damages” (as hereinafter defined).  For purposes of this Section 10.1, “Indemnifiable Damages” shall mean the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related reasonable counsel fees and expenses and costs and expenses of investigation and settlement) incurred or suffered by Buyer and/or any of the Canton LLCs (x) resulting from or arising out of any inaccurate, representation or warranty made by the Management Shareholders in or pursuant to this Agreement, (y) resulting from or arising out of any default in the performance of any of the covenants or agreements made by Seller or the Major Shareholders in this Agreement, and (z) arising out of or related in any way to the business of the Canton LLCs prior to the Closing Date (including without limitation any costs, liabilities and damages arising from any violation of any applicable law, ordinance, regulation, decree or order of any government entity and any costs or liabilities associated with the matters described in Schedule 3.8 or Schedule 3.17 that are not paid pursuant to the Merger Agreement, out of the Additional Consideration pursuant to Section 1.4(a)(ii)(J) of the Merger Agreement (including without limitation the Earn-Out Payment) or by applicable insurance coverage, and any other third party claims and claims by employees or former employees, other than for accrued but unpaid salaries and benefits), except for the liabilities reflected in the Balance Sheet, as modified in the ordinary course of business since the Balance Sheet Date, the obligations reflected in Exhibit C attached to the Merger Agreement and any contractual obligations or liabilities that are either disclosed in Schedule 3.13 or are not required to be disclosed therein pursuant to Section 3.13.  Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Buyer and the Canton LLCs shall have the right to be put in the same financial position as they would have been in had each of the representations and warranties of the Management Shareholders been true and correct and had each of the covenants of Seller and the Major Shareholders been performed in full; provided, however, that except for claims resulting in Indemnifiable Damages that are based upon events or facts indicating that the financial statements of the Canton LLCs on which the Closing Date Payment is based were overstated (i.e., facts or events that would reasonably be expected to have affected the EBITDA of the Canton LLCs on which such Closing Date Payment was based), the amount of Indemnifiable Damages shall be the amount of such claim and shall not be subject to the “multiplier” used in determining the Closing Date Payment.  The foregoing indemnity obligations shall be subject to each of the following limitations, principles and qualifications:

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(a)           Each of the representations and warranties made by the  Management Shareholders in this Agreement or pursuant hereto shall survive for a period of three years after the Closing Date, and thereafter all such representations and warranties shall be extinguished; provided, however, that claims first asserted in writing within said three year period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

(b)           Buyer agrees to use reasonable efforts to give prompt written notice to the Reviewing Shareholders of each claim for Indemnifiable Damages which it believes Buyer, ASC or SURGICOE Real Estate has suffered; provided, however, that no delay in the giving of such notice shall affect the rights of Buyer to recover Indemnifiable Damages hereunder, except to the extent of any financial detriment suffered by the Major Shareholders as a direct result of such delay.  Upon receipt of any such notice relating to a claim by a third party, the Major Shareholders shall have the right to assume the defense of any such claim through counsel selected by the Reviewing Shareholders and approved by Buyer (which approval shall not be unreasonably withheld or delayed), and the assertion of such right shall constitute an acknowledgment by the Major Shareholders that such claim is an indemnifiable claim for which the Major Shareholders are responsible under this Section 10.1.  If the Major Shareholders do not assume such defense, the Major Shareholders shall be liable for all costs and expenses incurred by Buyer, ASC or SURGICOE Real Estate in defending the claim, including reasonable fees and disbursements of counsel.  In the event, after having first provided the Major Shareholders an opportunity to fulfill the obligations of the Major Shareholders hereunder, Buyer then brings an action against any Major Shareholder upon any claim under this Section 10.1, such Major Shareholder shall be liable to Buyer for Buyer’s reasonable fees and disbursements of counsel in connection therewith if Buyer prevails in the action.

(c)           Notwithstanding anything to the contrary in the foregoing provisions of this Section 10.1: (i) Buyer shall have no claim for Indemnifiable Damages hereunder until the aggregate amount of all Indemnifiable Damages, plus all clams for “Indemnifiable Damages” under Section 10.1 of the Merger Agreement, equals or exceeds $150,000, in which event the claim for such Indemnifiable Damages shall be for the full amount of such claims; (ii) the maximum aggregate liability of each Major Shareholder for Indemnifiable Damages, plus all claims for Indemnifiable Damages under Section 10.1 of the Merger Agreement, shall be the sum of the Closing Date Consideration and the Additional Consideration paid or due and payable to such Major Shareholder pursuant to the Merger Agreement (collectively, the “Merger Consideration”); and (iii) each Major Shareholder shall be responsible, with respect to each claim for Indemnifiable Damages, for only such Major Shareholder’s pro rata share of such claim, based upon the percentage, calculated at the date such claim is payable, of the total Merger Consideration that has been paid or is then payable to such Major Shareholder divided by the total Merger Consideration that has been paid or is then payable to all Major Shareholders.  If Additional Consideration becomes payable pursuant to the Merger Agreement following the payment of any Indemnifiable Damages as set forth above, the pro rata shares of the Major Shareholders’ obligations for Indemnifiable Damages shall be recalculated as if such Additional Consideration had been paid at the time such Indemnifiable Damages became payable, and such Additional Consideration shall be allocated among the Major Shareholders in a

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manner that results in the total Merger Consideration being paid to the Major Shareholders (net of all Indemnifiable Damages paid by the Major Shareholders) as if all such Additional Consideration were due at the time any such claim was paid.

(d)           In order to secure any valid claim for Indemnifiable Damages (as established pursuant to Section 10.3 or 10.4 below) that Buyer or its affiliates may have against any Major Shareholder (but not as a sole source for the payment of any such claim): (i) Buyer is authorized to retain any Earn-Out Payment that would otherwise be payable to any Major Shareholder as and to the extent necessary to pay any valid claim for Indemnifiable Damages for which such Major Shareholder is liable and that has not been paid at the time such Earn-Out Payment is payable; and (ii) no Major Shareholder shall transfer any interest in this Agreement until three years after the Closing Date or, if any claim for Indemnifiable Damages is pending at the end of such three year period, until all such claims are resolved and such Major Shareholder’s share of all Indemnifiable Damages has been paid, except pursuant to a written assignment in which the assignee acknowledges that the assigned interest is subject to this Section 10.1 and is otherwise in form and substance reasonably satisfactory to Buyer.  Buyer shall have no obligation to exercise its rights under this Section 10.1(d) in order to obtain payment of any Indemnifiable Damages.

(e)           Pursuant to Sections 1.4(a)(i) and 11.1 of the Merger Agreement, the Litigation Withhold (as defined in the Merger Agreement) has been retained by USP to fund Indemnifiable Damages (without regard to Section 10.1(c)(i) above) relating to the matters described in Schedule 3.8 attached hereto.  Seller shall indemnify, defend and hold Buyer harmless in respect of all Indemnifiable Damages resulting from, arising out of or in any way related to any of the matters described in Schedule 3.8, which matters shall be defended and resolved in accordance with Section 11.1 of the Merger Agreement.  Buyer shall be a third party beneficiary of USP’s obligation set forth in the Merger Agreement to provide amounts, up to the amount of the Litigation Withhold, to Seller to pay such Indemnifiable Damages.  Nothing in this Section 10.1(e) shall affect the obligations of the Major Shareholders set forth in this Section 10.1 with respect to Indemnifiable Damages, and any Indemnifiable Damages relating to such matters that exceed thee Litigation Withhold shall be borne by the Major Shareholders as and to the extend provided in this Section 10.1.

10.2         Agreement by Buyer to Indemnify.  Buyer agrees that it will indemnify and hold the Shareholders harmless in respect of all Indemnifiable Damages (as hereinafter defined).  For purposes of this Section 10.2, “Indemnifiable Damages” shall mean the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses and costs and expenses of investigation and settlement) incurred or suffered by any Shareholder (x) resulting from or arising out of any inaccurate representation or warranty made by Buyer in or pursuant to this Agreement or (y) resulting from or arising out of any default in the performance of the covenants or agreements made by Buyer in this Agreement.  Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Shareholders shall have the right to be put in the same financial position as they would have been in had each of the representations and warranties of Buyer been true and correct

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and had each of the covenants of Buyer been performed in full.  The foregoing obligation to indemnify the Shareholders shall be subject to each of the following limitations, principles and qualifications:

(a)           Each of the representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive for a period of three years after the Closing Date, and thereafter all such representations and warranties shall be extinguished; provided, however, that claims first asserted in writing within said three year period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

(b)           Each of the Reviewing Shareholders agrees to use reasonable efforts to give prompt written notice to Buyer of each claim for Indemnifiable Damages which he believes the Shareholder’s have suffered; provided, however, that no delay in the giving of such notice shall affect the rights of the Shareholders to recover Indemnifiable Damages hereunder, except to the extent of any financial detriment suffered by Buyer as a direct result of such delay.  Upon receipt of such notice relating to a claim by a third party, Buyer shall have the right to assume the defense of any such claim through counsel selected by Buyer and approved by the Reviewing Shareholders (which approval shall not be unreasonably withheld or delayed), and the assertion of such right shall constitute an acknowledgment by Buyer that such claim is an indemnifiable claim for which Buyer is responsible under this Section 10.2.  If Buyer does not assume any such defense, it shall be liable for all costs and expenses of defending such claim, including reasonable fees and disbursements of counsel.  In the event, after having first provided Buyer an opportunity to fulfill its obligations to the Shareholders hereunder, the Shareholders then bring an action against Buyer upon any claim under this Section 10.2, Buyer shall be liable to the Shareholders for their reasonable fees and disbursements of counsel in connection therewith if the Shareholders prevail in the action.

10.3         Undisputed Claims.  A party (the “Indemnified Party”) may assert a claim (“Claim”) that it is entitled to, or may become entitled to, indemnification under this Section 10 by giving notice of its Claim to the party or parties that are, or may become, required to indemnify the Indemnified Party (the “Indemnifying Party,” whether one or more), providing reasonable details of the facts giving rise to the Claim and a statement of the Indemnifiable Damages incurred, suffered or paid in connection with the Claim or an estimate of the amount of the Indemnifiable Damages that it reasonably anticipates that it will incur or suffer.  If no Indemnifying Party objects to the Claim during the 30 day period following the date of delivery of the Indemnified Party’s notice of its Claim (the “Objection Period”), the Claim shall be considered undisputed and the Indemnified Party shall be entitled to recover the amount of its Indemnifiable Damages.  The fact that a Claim is not disputed by any Indemnifying Party shall not constitute an admission or create any inference that the asserted Claim is valid for any purpose other than the indemnity obligation of the Indemnifying Parties as to such Claim pursuant to this Section 10.

10.4         Disputed Claims.  If any Indemnifying Party gives notice to the Indemnified Party within the Objection Period that such Indemnifying Party objects to the Claim, then (a) the parties shall attempt in good faith to resolve their differences during the 15 day period following the date of delivery of the Indemnifying Party’s notice of its objection and (b) if the parties fail to resolve their disagreement during such 15 day

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period, either party may unilaterally submit the disputed Claim for binding arbitration in accordance with the NHLA Alternative Dispute Resolution Service Rules of Procedure for Arbitration.  Any such arbitration relating to a claim made by or on behalf of Buyer shall be conducted in Dallas, Texas, and any such arbitration brought by or on behalf of the Shareholders shall be conducted in Atlanta, Georgia.  The award of the arbitrator or panel of arbitrators shall include reasonably attorneys’ fees to the prevailing party and may be entered in any appropriate court.

10.5         Survival.     This Section 10 shall survive the execution and delivery of this Agreement.

SECTION 11.                                 POST-MERGER COVENANTS.

11.1         Post-Closing Accounting.  If Buyer and Seller are unable to determine the Closing Date net working capital of the Canton LLCs referenced in Section 1.1(b)(ii) in order to calculate the adjustments to the Closing Date Payment pursuant to Section 1.1(a) at the Closing, then, within 90 days after the Closing Date, Buyer shall prepare and submit to the Reviewing Shareholders an unaudited balance sheet and any other appropriate statements (collectively, the “Working Capital Statement”) necessary to establish the net working capital of the Canton LLCs at the Closing Date.  The Reviewing Shareholders and their designated professional advisors may review at their expense any financial records and other documents and records relevant to the Working Capital Statement at the location or locations at which such records and documents are normally kept.  Such Working Capital Statement shall be deemed accepted by the Shareholders unless at least two of the Reviewing Shareholder provide Buyer with written notice of any objections (including a description of such objections) within 30 days after the Reviewing Shareholders’ receipt of the Working Capital Statement.  If such written notice of any objection is given to Buyer, then the Reviewing Shareholders and Buyer shall use their best efforts to resolve such disagreement and, if they are unable to resolve such disagreement within 30 days after such written notice of objection is given, the dispute shall be submitted for final and binding determination to KPMG LLP or, subject to the procedures set forth below, another nationally recognized accounting firm, which firm shall act as an expert and not as an arbitrator in making such determination.  If, prior to the submission of any such matter to KMPG LLP, at least two of the Reviewing Shareholders notify Buyer of their election to have different nationally recognized accounting firm make the determination, the Reviewing Shareholder shall provided written proposals (including cost estimates) from at least two other nationally recognized accounting firms to Buyer and Buyer shall select one of such accounting firms.  The fees charged by such accounting firm in connection with such determination, which shall be billed separately and independently from any other services provided by such firm, shall be paid by Buyer if such firm’s final determination of any adjustment to the Closing Date Payment arising from such determination results in an upward change (i.e., a change in favor of the Shareholders) of more than $50,000 and, otherwise, such fees shall be paid by the Shareholders.  If the final Working Capital Statement indicates that the actual Closing Date Payment is more than the amount paid at the Closing Date, Buyer shall pay to the Shareholders within 15 days after the Working Capital Statement is finalized the amount of such increase in the Closing Date Payment  (less any fees

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chargeable to the Shareholders as provided above).  If, however, the final Working Capital Statement indicates that the actual Closing Date Payment is less than the amount so paid at the Closing Date, the amount of such shortfall shall be charged to the Shareholders as described in the Merger Agreement.

11.2         Syndication of Membership Interests in ASC.  The parties hereto acknowledge that Buyer intends to offer for sale to local surgeons who are on the medical staff of the Center membership interests representing up to a maximum of one-third of the total outstanding membership interests in ASC (the “Syndication”).  The Syndication will be commenced as soon as is reasonably practicable following the Closing Date and will remain open for a minimum of 30 days and a maximum of 90 days (as determined by Buyer in its sole discretion).  Buyer shall conduct the Syndication as a private placement in accordance with applicable exemptions under federal and state securities laws.  Anything in this Section 11.2 to the contrary notwithstanding, the parties hereto acknowledge that the decision to accept or reject any subscription to purchase membership interests pursuant to the Syndication, or to close the Syndication without selling any such membership interests, shall be at the sole discretion of Buyer.

11.3         Coordination with Merger Agreement.  The parties hereto acknowledge and agree that this Agreement is being entered into in contemplation of, and the transactions provided for herein will be consummated at or immediately prior to the completion of the transactions described in, the Merger Agreement.  Accordingly, several of the provisions set forth herein will be coordinated with similar provisions set forth in the Merger Agreement.  However, since USP is the acquiring party under the Merger Agreement, and Buyer is a joint venture in which USP has only a 50% ownership interest, any financial benefits — e.g., payment of Indemnifiable Damages, application of the “Withheld Consideration” or the “Litigation Withhold” under the Merger Agreement to any of the matters described in Schedule 3.8 attached hereto and adjustments of the Earn-Out Payment pursuant to Section 11.1 above — shall require that USP pass these benefits on to Buyer, either by paying the full amount of such benefits to Buyer or paying 50% of such amount to Cherokee.  The parties hereto will cooperate in any reasonable respect requested by Buyer to effect the intent of this Section 11.3.  Notwithstanding anything herein or in the Merger Agreement to the contrary, the parties acknowledge that neither Buyer nor its members shall be liable for any obligations, liabilities or undertakings of USP or USP Acquisition Corp. under the Merger Agreement and Seller, the Shareholders and the other parties thereto shall look solely to USP and USP Acquisition Corp. for any remedies, indemnities or other causes of action thereunder.

11.4         Assignment of Leases.       Immediately following the Closing of the merger provided for in thed Merger Agreement, Buyer and Seller shall cause ASC to assign to Seller all rights, interest and obligations of ASC under and with respect to those certain leases and time share agreements identified as items A-6 through A-11 of Schedule 3.13 attached hereto.

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SECTION 12.                                 MISCELLANEOUS

12.1         Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the Closing Date whether before or after adoption and approval of this Agreement by the Shareholders:

                (a)           By the mutual consent of the Seller and Buyer;

                (b)           By Seller at any time after March 31, 2002, if, by that date, the conditions set forth in Section 7 hereof shall not have been met (unless such failure to satisfy such conditions is the result of a failure to perform in any material respect any obligations, covenants or agreements under this Agreement of Seller or any Major Shareholder); or

                (c)           By Buyer at any time after March 31, 2002, if, by that date, the conditions set forth in Section 8 hereof shall not have been met (unless such failure to satisfy such conditions is the result of the failure to perform in any material respect any obligations, covenants or agreements under this Agreement of Buyer).

In the event of termination and abandonment under this Section 12.1, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer or Seller or their respective members, shareholders, officers and directors, except with respect to prior breaches of this Agreement or except as set forth in Section 12.2; provided, however, that no party shall be liable in damages, and the sole remedy of the other parties to this Agreement shall be to refuse to consummate the sale and purchase of the LLC Interests (as and to the extent such remedy is otherwise available), with respect to a breach of an obligation, representation or warranty of such party under this Agreement if such breach is not the result of an intentional act by the breaching party or, with respect to such a breach of a representation or warranty, such party did not know or with the exercise of reasonable care should not have known of such misrepresentation or breach of warranty.

12.2         Expenses.  The parties shall pay their respective expenses (including without limitation the fees, disbursements and expenses of their investment bankers, attorneys and accountants) in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

12.3         Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall either be delivered personally, deposited in the United States mail, first class, certified, return receipt requested, postage prepaid, or delivered by facsimile transmission and shall be deemed given when so delivered personally or transmitted or, if mailed, three business days after the date of such mailing, and shall be addressed as follows:

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If to Buyer:

c/o United Surgical Partners International, Inc.

15305 Dallas Parkway, Suite 1600 - LB 28

Addison, Texas  75001

Attention:  Donald E. Steen, Chief Executive Officer

Fax No.: (972) 267-0084

and:

c/o Northside Hospital-Cherokee, Inc.

201 Hospital Road

P.O. Box 906

Canton, Georgia  30114

Attention:              Douglas M. Parker, Chief Executive Officer

Fax No.:  (770)  470-3670

and

c/o Northside Hospital, Inc. 1000 Johnson Ferry Road, N.E. Atlanta,. Georgia 30342
Attention:	Robert T. Quattrocchi, Executive Vice President —
Finance & Administration and
William M. Carr, Director of Planning

with copies to (which shall not constitute notice):

Nossaman, Guthner, Knox & Elliott, LLP

445 South Figueroa Street, 31st Floor

Los Angeles, California 90071-1602

Attention: Robert D. Mosher

Fax No. (213) 612-7801

and:

Powell, Goldstein, Frazer & Murphy LLP

191 Peachtree Street, N.E., 16th Floor

Atlanta, Georgia  30303

Attention:  Kim Roeder

Fax No.:  (404) 572-6999

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If to SURGICOE or (prior to the Closing Date) any Shareholder:

c/o SURGICOE Corporation

3200 Downwood Circle, Suite 210

Atlanta, Georgia  30327

Attention:  Charlotte Larkin, President

Fax No. (404) 605-0682

with a copy to (which shall not constitute notice):

Duane Morris LLP

945 East Paces Ferry Road, Suite 2440

Atlanta, Georgia  30326-1378

Attention:  Gregory P. Youra

Fax No. (404) 495-4901

If to any Shareholder after the Closing Date:

At the address(es) shown in Exhibit B attached to the Merger Agreement.

Any party may change its address or facsimile number to which notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

12.4         Modification or Waiver.  This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the Major Shareholders, Seller and Buyer.  No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

12.5         Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that prior to the Merger, no assignment of any rights provided for herein may be made by any party without the express written consent of the other parties.

12.6         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

12.7         Section Headings.  The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

12.8         Further Assurances.  Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and

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to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions in accordance with the terms of this Agreement, subject, however, to the appropriate vote of the Shareholders.  In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement are hereby directed and authorized to use their best efforts to effectuate all such action.

12.9         Entire Agreement.  This Agreement, together with the Merger Agreement and all schedules hereto, embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes any prior letters of intent, agreements and understandings relating to the subject matter hereof (including without limitation the Confidentiality Agreement, dated October 17, 2001, and the letter of intent, dated December 24, 2001, between Seller and USP).

12.10       Execution in Counterparts.  Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement.  Signatures received by facsimile shall be accepted as original signatures.

12.11       Third Party Beneficiary.   AMRESCO and its successors and assigns are third party beneficiaries of this Agreement, including but not limited to all representations and warranties contained in this Agreement, and as third party beneficiaries are entitled to enforce this Agreement as if actually a party hereto.

12.12       Interpretation of Agreement.  The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement.  Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

[Signatures on following pages]

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IN WITNESS WHEREOF, the undersigned parties have executed this Purchase Agreement as of the date first above written.

NORTHSIDE-CHEROKEE/USP SURGERY CENTERS, L.L.C.

By:	UNITED SURGICAL OF ATLANTA, INC.,
its Member

	By	/s/ Brett Brodnax
Brett Brodnax
Vice President

By:	NORTHSIDE HOSPITAL-CHEROKEE, INC.,
its Member

	By	/s/ Douglas M. Parker
	Name	Douglas M. Parker
	Title	Chief Executive Officer

SURGICOE CORPORATION

By	/s/ Charlotte Larkin
Charlotte Larkin, President

JOSEPH N. SHAFFER, LLC
By:	Shaffer Management Company, Inc.,
its Manager

By	/s/ Samuel Tuck
Samuel Tuck, President

QUARRY LAND, INC.

By	/s/ Samuel Tuck
Samuel Tuck, President

/s/ Shaaron Trell
Shaaron Trell

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/s/ Charlotte Larkin
Charlotte Larkin

/s/ Brian Campbell
Brian Campbell

/s/ Jeffrey L. Hinton
Jeffrey L. Hinton

32

Schedule 3.5

ASC Balance Sheet

See Attached.

Canton

Assets

Cash	70,767

Net A/R	347,561

Inventory	275,049

Total Other Assets	(35,493)

Investments	0

Fixed Assets	8,305,493

Total Assets	8,963,377

LIABILITIES
Accounts Payable	350,906

Accrued Expenses	180,481

Total Current Liabilities	531,387
Minority Interest
Long Term Debt	9,787,158

Total Liabililities	10,318,545

Investor’s Equity	(1,395,778)

Current Yr income	40,610

Total Equity	(1,355,168)

Total Liabilites & Equity	8,963,377

difference	0

2

	January	February	March	April	May
	2001	2001	2001	2001	2001

Revenue
Gross Charges	1,163,556	874,661	974,134	746,300	895,727
Less:Adjustments	(363,960)	(275,143)	(304,709)	(233,453)	(280,183)

Total Net Revenue	799,596	599,518	669,425	512,847	615,544

COGS
Equipment Rental	6,543	11,792	9,094	12,237	8,247
Payroll	127,427	104,965	119,846	105,769	136,025
Supplies	109,152	115,765	136,837	81,156	106,522

Total COGS	243,122	232,522	265,777	199,162	250,794

Gross Margin	556,474	366,996	403,648	313,685	364,750
%	69.59%	61.22%	60.30%	61.17%	59.26%

Fixed Expenses
Advertisting/Marketing	12,849	22,044	33,235	30,573	30,751
Auto Expense	(614)	572	1,001	733	655
Bank Fees	53	330	295	459	1,107
Computer Sotware	338	586	145	0	0
Consulting	(4,258)	3,391	10,839	7,459	2,754
Dues — Seminars	3,896	3,565	2,950	6,575	3,240
Equipement Rental	1,097	2,214	1,595	2,357	2,664
Insurance	4,344	2,433	2,590	2,275	3,024
Maintenance	1,433	8,085	14,569	12,588	10,181
Medical Director Fees	7,343	4,843	4,843	4,843	4,843
Payroll & Benefits	49,535	37,635	41,765	39,692	47,589
Postage & Printing	4,679	3,957	2,538	9,894	2,012
Rent/Lease	0	0	0	0	0
Supplies	12,156	2,723	6,045	6,213	5,315
Taxes — Non Payroll	3,379	3,450	1,938	3,386	3,635
Telephone/Fax	4,350	4,279	3,889	7,970	3,285
Temp Labor	0	0	807	872	1,965
Travel & Lodging	5,410	4,963	5,467	5,824	4,528
Utilities	1,629	4,570	3,920	4,469	3,980

Total Fixed Expenses	107,619	109,640	138,431	146,182	131,528

EDITDA	448,855	257,356	265,217	167,503	233,222
%	56.14%	42.93%	39.62%	32.66%	37.89%

Depreciation	62,723	62,723	62,723	62,723	62,723
Interest Expense	95,647	95,450	95,252	95,052	94,849
Interest Income	(968)	(2,233)	(322)	(930)	(1,454)

Total Other (Income) Loss	157,402	155,940	157,653	156,845	156,118

Net Income(Loss) Before Taxes	291,453	101,416	107,564	10,658	77,104

3

Advanced Surgery Center

IS - 12 Month Spread

Decemer 31, 2001

June	July	August	September	October	November	December	December
2001	2001	2001	2001	2001	2001	2001	YTD

788,805	480,255	518,464	341,649	423,294	508,204	248,020	7,963,069
(246,738)	(150,323)	(162,176)	(106,868)	(132,406)	(158,966)	(77,581)	(2,492,506)

542,067	329,932	356,288	234,781	290,888	349,238	170,439	5,470,563

18,484	9,307	9,357	6,554	8,801	11,268	12,482	124,166
109,780	73,454	78,372	64,145	70,331	61,219	56,543	1,107,875
92,660	77,262	57,135	106,445	42,654	56,500	42,470	1,024,558

220,924	160,023	144,864	177,144	121,786	128,987	111,495	2,256,599

321,143	169,909	211,424	57,637	169,102	220,251	58,944	3,213,964
59.24%	51.50%	59.34%	24.55%	58.13%	63.07%	34.58%	58.75%

5,705	15,045	2,743	4,078	4,916	6,094	2,021	170,056
159	90	(1,372)	1,568	162	275	67	3,296
3,671	3,238	824	980	730	1,443	2,055	15,184
3,205	145	0	0	0	461	2,706	7,585
0	0	0	0	885	1,379	4,477	26,926
2,616	0	0	405	411	0	2,087	25,746
3,350	1,625	1,836	2,340	2,488	2,617	2,436	26,619
3,289	2,182	2,261	2,150	2,150	2,150	2,150	30,998
4,742	9,542	4,322	2,501	2,326	4,725	5,384	80,398
4,843	4,843	4,843	2,000	2,000	2,000	2,000	49,241
35,088	61,175	54,540	38,809	54,394	47,701	39,390	547,312
1,051	500	1,990	1,238	789	1,464	(153)	29,958
0	0	0	0	0	0	3,694	3,694
1,877	1,310	3,141	1,817	2,112	1,933	4,893	49,534
3,690	3,495	3,640	3,536	3,678	5,206	9,002	48,033
3,477	3,661	2,532	1,872	2,436	1,675	1,956	41,380
398	740	844	1,090	782	508	0	8,004
928	196	0	520	0	191	7,429	35,456
4,018	4,769	3,797	5,054	4,330	4,431	4,859	49,825

82,107	112,556	85,941	69,958	84,589	84,253	96,453	1,249,245

239,036	57,353	125,483	(12,321)	84,513	135,998	(37,509)	1,964,719
44.10%	17.38%	35.22%	-5.25%	29.05%	38.94%	-22.01%	35.91%

62,723	62,723	62,723	62,723	62,723	62,723	62,723	752,681
94,645	94,439	94,230	94,019	117,529	93,591	114,005	1,178,709
(775)	(42)	(103)	(239)	(216)	(4)	0	(7,284)

156,593	157,120	156,850	156,503	180,036	156,310	176,728	1,924,106

82,443	(99,767)	(31,367)	(168,824)	(95,523)	(20,312)	(214,237)	40,613

4

Schedule 3.8

Description of Litigation

I.                                         J. BARRY MCKERNAN, M.D. v. SURGICOE CORPORATION AND FRANKLIN B. TRELL, IN THE SUPERIOR COURT OF DEKALB COUNTY, STATE OF GEORGIA, CIVIL ACTION FILE NO. 01CV11273-7

                                                DEBORAH E. MOORE v. SURGICOE CORPORATION AND FRANKLIN B.TRELL, IN THE SUPERIOR COURT OF DEKALB COUNTY, STATE OF GEORGIA, CIVIL ACTION FILE NO. 01CV11274-7

J. Barry McKernan, M.D. (referred to hereafter in these Schedules as “Dr. McKernan”) and Deborah E. Moore (referred to hereafter in these Schedules as “Ms. Moore”) filed separate lawsuits against SURGICOE to recover all outstanding amounts due and payable under certain promissory notes (referred to hereafter in these Schedules as the “Notes”) from SURGICOE and in favor of Dr. McKernan and Ms. Moore, respectively. The principal amount sought by Dr. McKernan in his lawsuit is $225,421.77, plus interest.  The principal amount sought by Ms. Moore in her lawsuit against SURGICOE is $135,253.02, plus interest.  Both suits were served upon SURGICOE on December 12, 2001.  SURGICOE has obtained an extension to file its answer to both lawsuits until April 15, 2002, and the parties have filed a Stipulation for Extension of Time in the Superior Court of Dekalb County. It is SURGICOE’s position that the parties to both suits have agreed to an enforceable agreement of settlement fully resolving all issues.  Dr. McKernan and Ms. Moore deny that an enforceable agreement of settlement exists.

II.                                     Net Lease Agreement, dated January 18, 2000, by and between Woodstock Specialty Clinic, LLC (“Landlord”) and ASC, as the Tenant.

As part of SURGICOE’S disputes with Dr. McKernan and Ms. Moore described above, ASC discontinued making lease payments under this Net Lease.  The Landlord thereafter terminated the Net Lease and demanded possession of the premises subject to such Net Lease, and ASC agreed to relinquish possession.  In addition, the Landlord claimed that ASC owed in excess of $150,000 for base rent, operating expenses and tenant improvement expenses under the Net Lease, which ASC has denied.  It is ASC’s position that the Landlord’s claims have been resolved pursuant to the enforceable settlement agreement described in I above.  The Landlord has denied that an enforceable settlement agreement exists.

Schedule 3.8

Description of Litigation (CONT.)

III.           Disputes with Stephen N. Joffe, M.D. (referred to hereafter in these Schedules as “Dr. Joffe”).

SURGICOE asserted indemnification claims against Dr. Joffe related to his ownership of ASC prior to the purchase of Dr. Joffe’s membership units of ASC by SURGICOE.  Dr. Joffe denied any liability to SURGICOE and threatened to sue to recover his attorneys’ fees incurred in defending against SURGICOE’S claim of indemnification.  SURGICOE has, at all times, rejected Dr. Joffe’s claims and denied any liability for indemnification. Dr. Joffe’s total claim for attorneys’ fees is currently $17,360.90. It is unclear as to whether Dr. Joffe will file a lawsuit against SURGICOE.

IV.                                 Commercial Lease Agreement (referred to hereafter in these Schedules as the “Oakside Lease”) between Oakside Physician Services, Inc. (referred to hereafter in these Schedules as the “Lessor”) and ASC, as Lessee.

ASC alleged that the Lessor defaulted under the Oakside Lease and thereafter discontinued making lease payments.  The Lessor has responded by making demands for payment of all outstanding amounts due under the Oakside Lease, which the Lessor claims to be $214,367.47.  The parties agreed upon a partial settlement of their disputes contingent upon the closing of the Merger and the related transactions described in this Agreement on or before February 15, 2002.  Because such closing did not occur by February 15, 2002, the Lessor has threatened to sue ASC for all past and future outstanding amounts due under the Oakside Lease.  The parties are continuing to attempt to negotiate a settlement of the dispute.

V.                               LOCAL DIRECTORY, INC. V. SURGERY CENTER OF GEORGIA, LLC, IN THE SUPERIOR COURT OF CHEROKEE COUNTY, STATE OF GEORGIA, CIVIL ACTION NO. 02-SC-0173

Local Directory, Inc. sued ASC for an unpaid invoice relating to its telephone directory listings.  The principal amount of the lawsuit is $6,000.  The parties have agreed to terms of settlement whereby ASC will pay $5,500 to Local Directory, Inc. in exchange for a dismissal with prejudice of the lawsuit.  Such payment will be made at the closing of the Merger.

Schedule 3.9

Material Changes

None.

Schedule 3.11

Liens and Encumbrances

1.                                       See description of security interests, liens and encumbrances in favor of AMRESCO Commercial Finance, Inc. (referred to hereafter in these Schedules as “AMRESCO”) against the real and personal property of ASC and SURGICOE Real Estate described in Schedule 3.13 hereof.  AMRESCO filed three separate UCC-1 Financing Statements on August 2, 2000 relating to its loans to ASC, SURGICOE and SURGICOE Real Estate, L.L.C., which were subsequently assigned to Wells Fargo Bank Minnesota, N.A.

2.                                       UCC-1 Financing Statement held by Fleet Healthcare Finance Corporation, pursuant to that certain Lease Agreement with ASC and described in A(12) of Schedule 3.13 hereof.

3.                                       UCC-1 Financing Statement held by Fleet Healthcare Finance Corporation, pursuant to that certain Lease Agreement with ASC and described in A(13) of Schedule 3.13 hereof.

4.                                       UCC-1 Financing Statement held by DVI Strategic Partner Group, as assignee of Standard Capital Corporation, pursuant to that certain Lease Agreement with ASC and described in A(14) of Schedule 3.13 hereof.

5.                                       UCC-1 Financing Statement No. 028-2001-1795 held by All Points Capital Corp., as assignee of Compass Financial Management, pursuant to that certain Equipment Lease Agreement with ASC, filed in Cherokee County, Georgia and dated as of May 24, 2001, evidencing a security interest in leased surgical equipment.

6.                                       UCC-1 Financing Statement No. 028-2001-3175 held by Olympus America, Inc., pursuant to that certain Cost Per Procedure Agreement with ASC, as amended, filed in Cherokee County, Georgia and dated as of September 25, 2001, evidencing a security interest in certain surgical equipment.  This Financing Statement was amended by subsequent UCC-3 filing dated October 25, 2001.

7.                                       UCC-1 Financing Statement No. 028-1999-3943 held by SouthTrust Bank, National Association, dated as of August 3, 1999 and filed in Cherokee County, Georgia, pursuant to a loan to ASC that was fully satisfied at the closing of the purchase of the membership interests of ASC by SURGICOE in July of 2000.  Although SouthTrust Bank neglected to file a UCC-3 termination statement immediately subsequent to such closing, SouthTrust Bank has now filed such termination statement as of March 11, 2002 at the request of SURGICOE.

8.                                       UCC-1 Financing Statement No. 067-1997-011968 held by SouthTrust Bank of Georgia, N.A., dated as of October 6, 1997 and filed in Gwinnett County, Georgia, pursuant to a loan to ASC that was fully satisfied at the closing of the purchase of the membership interests of ASC by SURGICOE in July of 2000.  Although SouthTrust Bank neglected to file a UCC-3 termination statement immediately subsequent to such closing,

Schedule 3.11

Liens and Encumbrances (CONT.)

SouthTrust Bank has authorized the filing of such a termination statement by SURGICOE on or shortly after the closing of the Merger.

9.                                       UCC-1 Financing Statement No. 044-1998-004977 held by SouthTrust Bank, National Association, dated as of May 13, 1998 and filed in DeKalb County, Georgia, pursuant to a loan to ASC that was fully satisfied at the closing of the purchase of the membership interests of ASC by SURGICOE in July of 2000.  Although SouthTrust Bank neglected to file a UCC-3 termination statement immediately subsequent to such closing, SouthTrust Bank has authorized the filing of such a termination statement by SURGICOE on or shortly after the closing of the Merger.

10.                                 SouthTrust Bank, N.A. recorded certain deeds to secure debt and assignments of rents and leases against the 180, 190 and 220 Hospital Road property of ASC located in Canton, Cherokee County, Georgia, relating to the loan to ASC that was fully satisfied at the closing of the purchase of the membership interests of ASC by SURGICOE in July of 2000.  SouthTrust Bank has executed all necessary quitclaims and releases to release such encumbrances, which shall be delivered at the closing of the Merger.

11.                                 UCC-1 Financing Statement No. 033-1998-07098 held by Secured Funding, pursuant to that certain “E-Z” Lease Agreement with ASC, filed in Cobb County, Georgia and dated as of May 18, 1998, evidencing a security interest in certain leased equipment.

12.                                 UCC-1 Financing Statement No. 007-2001-003193 held by American Express Business Finance Corporation, pursuant to that certain Lease Agreement with ASC, filed in Barrow County, Georgia and dated as of April 9, 2001, evidencing a security interest in certain leased equipment.

13.                                 UCC-1 Financing Statement No. 007-2001-006266 held by American Express Business Finance Corporation, pursuant to that certain Lease Agreement with ASC, filed in Barrow County, Georgia and dated as of June 12, 2001, evidencing a security interest in a microscope.

2

Schedule 3.13

Material Contracts and Leases

                The following is a complete list of all material contracts and agreements of ASC and SURGICOE Real Estate:

A.            ASC:

                                1.             Promissory Note, dated as of July 28, 2000, by SURGCIOE, SURGICOE Real Estate and ASC in favor of  AMRESCO, in the aggregate principal amount of $9,444,444.

                                2.             Pledge and Security Agreement, dated as of July 28, 2000, by SURGICOE, SURGICOE Real Estate and ASC in favor of  AMRESCO, whereby SURGICOE, SURGICOE Real Estate and ASC pledged certain collateral to AMRESCO as security for the loans evidenced by the Promissory Note described in A(1) of this Schedule 3.13.

                                3.             Indemnity, dated as of July 28, 2000, by SURGICOE, SURGICOE Real Estate and ASC in  favor  of  AMRESCO,  whereby  SURGICOE, SURGICOE Real Estate and ASC indemnified AMRESCO for certain enumerated losses, including any environmental remediation at 220 Hospital Road, Canton, Georgia.

                                4.             Subordination Agreement by and among SURGICOE, SURGICOE Real Estate, ASC and AMRESCO, dated as of July 28, 2000, whereby SURGICOE subordinated its right to collect management fees to the debt of AMRESCO.

                                5.             Amended and Restated Operating Agreement of ASC, effective as of April 19, 1995.

                                6.             Net Lease Agreement by and between SURGICOE, as successor-in-interest to ASC, and Woodstock Specialty Clinic, LLC, dated January 18, 2000, for premises located at 2001 Professional Parkway, Woodstock, Georgia.  See discussion regarding default under this Net Lease Agreement in Section II of Schedule 3.8.

                                7.             Commercial Lease Agreement by and between Oakside Physician Services, Inc. and ASC, dated as of July 1, 1999, for office space located at Fairview Court, Jasper, Georgia. See discussion regarding default under this Commercial Lease Agreement in Section IV of Schedule 3.8.

                                8.             Commercial Lease Agreement by and between L.A. Champion Associates, Inc. and ASC, dated as of August 1, 2001, for office space located at Oakside Professional Center, Canton, Georgia.

                                9.             Time Share Agreement by and between Atlanta Urology and ASC, dated as of September 1, 2001, for office space located at 125 Oakside Court in Canton, Georgia.

Schedule 3.13

Material Contracts and Leases (CONT.)

                                10.           Time Share Agreement by and between The Center for Women’s Care and Reproductive Surgery and ASC, dated as of September 1, 2001, for office space located at 125 Oakside Court in Canton, Georgia.

                                11.           Time Share Agreement by and between Georgia Vascular Clinic, P.A. and ASC, dated as of October 1, 2001, for office space located at 125 Oakside Court in Canton, Georgia.

                                12.           Lease Agreement by and between Fleet Healthcare Finance Corporation and ASC, dated as of July 20, 1999, for the lease of a Coherent Ultrapulse 5000L Laser System.

                                13.           Lease Agreement by and between Fleet Healthcare Finance Corporation and ASC, dated as of March 12, 1999, for the lease of a VersaPulse 80 Watt Holmium Laser.

                                14.           Lease Agreement by and between DVI Strategic Partner Group, as successor-in-interest to Standard Capital Corporation, and ASC, dated as of March 30, 2000, for the lease of a Coherent LightSheer EP Laser System.

                                15.           Preferred Facility Agreement with Preferred Care Network-National, Inc. dated as of September 1, 1992.  Such agreement was assigned by the payor to Metra Health Insurance Company and also assigned by Cherokee Regional Medical System, Inc. d/b/a North Metro Day Surgery (referred to hereafter in these Schedules as “North Metro Day Surgery”) to ASC.

                                16.           Affordable Health Care Concepts Participating Provider Agreement by and between Affordable Health Care Concepts and ASC, as successor-in-interest to North Metro Day Surgery.

                                17.           MultiPlan, Inc. Participating Facility Agreement by and between MultiPlan, Inc. and ASC, dated as of July 15, 1999.

                                18.           Participating Freestanding Ambulatory Facility Agreement by and between Blue Cross and Blue Shield of Georgia, Inc. and ASC, dated as of May 24, 1993.

                                19.           Leasehold Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement, dated as of July 28, 2000, by ASC in favor of AMRESCO, pledging ASC’s leasehold interest in the real property located at 180, 190 and 220 Hospital Road, Canton, Georgia as collateral to AMRESCO to secure the loans evidenced by the Promissory Note described in A(1) of this Schedule 3.13.

2

Schedule 3.13

Material Contracts and Leases (CONT.)

                                20.           Anesthesia Services Agreement by and between Anesthesia Specialists of Atlanta, LLC and ASC, dated as of January 2, 1996, providing for the provision of anesthesia services to ASC.

                                21.           Motor Vehicle Lease Agreement, by and between BMW Financial Services and ASC, dated as of June 23, 2000.

                                22.           See B(6) and B(7) in this Schedule 3.13.

B.            SURGICOE REAL ESTATE

                                1.             Owner’s Title Insurance Policy issued by Chicago Title Insurance Company on August 2, 2000, Policy Number 11 079310600000528, in the coverage amount of $8,500,000.00, for title insurance relating to the property located at 220 Hospital Road in Canton, Georgia.

                                2.             Phase 1 Environmental Site Assessment for Residential Property, 180 Hospital Road, Canton, Georgia prepared by Environmental Resources and Technologies, Inc. on July 9, 1999.

                                3.             Phase 1 Environmental Site Assessment for Residential Property, 190 Hospital Road, Canton, Georgia prepared by Environmental Resources and Technologies, Inc. on November 19, 1999.

                                4.             Phase 1 Environmental Site Assessment for Advanced Surgery Center, 220 Hospital Road, Canton, Georgia prepared by Environmental Resources and Technologies, Inc. on November 19, 1999.

                                5.             Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement, dated as of July 28, 2000, by SURGICOE Real Estate in favor of AMRESCO, pledging certain collateral to AMRESCO to secure the loans evidenced by the Promissory Note described in A(1) of this Schedule 3.13, including the real property located at 180, 190 and 220 Hospital Road, Canton, Georgia.

                                6.             Subordination, Non-Disturbance and Attornment Agreement, by and among SURGICOE Real Estate, ASC and AMRESCO, dated as of July 28, 2000, relating to ASC’s lease of the premises located at 220 Hospital Road in Canton, Georgia from SURGICOE Real Estate.

                                7.             Memorandum of Commercial Lease, by and between SURGICOE Real Estate, as Landlord, and ASC, as Tenant, dated as of July 28, 2000, for the lease of the building located at 220 Hospital Road, Canton, Georgia.

3

Schedule 3.13

Material Contracts and Leases (CONT.)

7.             See A(1), A(2), A(3) and A(4) in this Schedule 3.13.

Schedule 3.15

Insurance Policies

                The following is a general description of the insurance coverage for SURGICOE Real Estate and ASC pursuant to St. Paul Policy Number FK06806012, which is effective through April 28, 2002.

1.                                       Commercial General Liability Insurance with coverage limits of $1,000,000 for each occurrence and $3,000,000 in the aggregate.  Other applicable limits are as follows:  fire damage ($200,000), medical expenses ($5,000) and personal injury ($1,000,000).

2.             Automobile Insurance with a combined single coverage limit of $1,000,000.

3.             Excess Liability Insurance with coverage limits of $5,000,000 for each occurrence and in the aggregate.

4.             Personal Property Insurance with coverage limits of $2,110,000.

5.             Building Insurance with coverage limits of $1,430,000.

4

Schedule 3.17

Employee Claims

None.

Schedule 3.18

Compensation and Benefits

See lists of employees and consultants attached hereto.

ADVANCED SURGERY CENTER

	Bi-Weekly Salary or Hourly Rate	Annual
Director
Debra Morris	$2,692.31	$70,000.06

Business Office

Mary Ghorley	$1,647.21	$42,827.46
Barbara Brown	$1,402.37	$36,461.61

Front Office
Donna Pendley	$15.12	$31,447.73
Beth Stewart	$14.87	$30,935.84

Materials Manager/Rad.
Karen BoeTcher	$1,626.40	$42,286.40

O.R. Staff
Karen Boullain	$26.25	$54,600.00
Pam Klien	$24.15	$50,232.00
Howard Paulson	$22.94	$47,716.86
Kelly Patterson	$15.00	$31,200.00
Judy Perrin	$26.72	$55,582.80
Charlene WilLmore	$16.80	$34,944.00
Dora Krenn	$24.15	$50,232.00
Linda Schripsims	$16.80	$34,944.00

Nursing Staff

Beth Bailey	$21.20	$44,096.00
Charlene Fain	$25.09	$52,190.32
Sybil Gaytan	$2,527.20	$65,707.20
Lyn Wright	$27.83	$57,887.86
Debbie Hutchins	$28.08	$58,406.40
Lisa Thompson	$27.80	$57,832.32
Frankie Edburg	$26.78	$55,702.40
Angela Kelly	$26.51	$55,146.00
PatricIa Cleaves	$26.78	$55,702.40
Joy Gross	$26.78	$55,702.40
Judy Halfon	$24.63	$51,236.64
Cassandra Hubbard	$26.78	$55,702.40
Cheryl Steadham	$25.00	$52,000.00
Heather King	$25.75	$53,560.00
Patricia Moody	$25.00	$52,000.00

2

Name	Service Provided

Capital City Cleaning	Floor Maintenance
Curtis Miller	Floor Maintenance
Note: Same entity

David Field, MD	Medical Director (contract provided)

Wendy Winer	Scrub Nurse Assistant

Custom Care Lawn Service	Lawn Care

Jamilia Hawkins	Cleaning

3

Schedule 8.3

Form Assignment of Membership Interests

                THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this "Agreement") is made and entered into and effective as of the _____ day of March, 2002, by and among SURGICOE CORPORATION, a Georgia corporation ("Seller"), SURGERY CENTER OF GEORGIA, LLC, a Georgia limited liability company (the "Company") and Northside-Cherokee/USP Surgery Centers, L.L.C., a Georgia limited liability company ("Buyer")

                WHEREAS, pursuant to a Purchase Agreement dated as of even date herewith (the "Purchase Agreement"), Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, membership interests representing one hundred percent (100%) of the outstanding membership interests in the Company that arise on or after the date hereof.

                NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and contained in the Purchase Agreement, and other good and valuable consideration, the receipt and adequacy of which are acknowledged,the parties hereto agree as follows:

                1.             Assignment.         Seller hereby assigns, transfers, and sets over to Buyer, its successors, and assigns, all of Seller's right, title and interest in and to a one hundred percent (100%) membership interest in the Company, together with all rights, powers and privileges with respect to such membership interest pursuant to the Amended and Restated Operating Agreement of the Company dated as of April 15, 1995 (as amended, the "Operating Agreement"), applicable law, or otherwise, to have and to hold such membership interest hereby granted to Buyer, its successors and assigns, forever.

                2.             Assumption.         Buyer hereby accepts the foregoing assignment and assumes and agrees to perform each of the covenants and conditions set forth in the Operating Agreement with respect to the membership interest in the Company that arise on or after the date hereof.

                3.             Admission.            Buyer is hereby admitted as a substitute Member of the Company and is admitted to all of the rights and powers of Seller with respect thereto. Buyer shall have all the rights and powers and be subject to all the restrictions and liabilities of Seller under the Operating Agreement.

                4.             Miscellaneous.     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns. This Agreement is a Georgia contract and shall be governed by and construed in accordance with Georgia law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Assignment of Membership Interests to be effective as of the date first above written.

SURGICOE CORPORATION, a Georgia corporation

By:
Charlotte A. Larkin, President

SURGERY CENTER OF GEORGIA, LLC, a Georgia limited liability company

By:	SURGICOE CORPORATION, its Manager

By
Charlotte A. Larkin, President

NORTHSIDE-CHEROKEE/USP SURGERY CENTERS, L.L.C., a Georgia limited liability company

By:	UNITED SURGICAL OF ATLANTA, INC., its Member

By
Brett Brodnax, Vice President

By:	NORTHSIDE HOSPITAL-CHEROKEE, INC. its Member

By
Name
Title

2

NONCOMPETITION AGREEMENT

This Noncompetition Agreement is entered into as of March 26, 2002, by and between United Surgical Partners International, Inc., a Delaware corporation (“USP”), and                                                     (the “Shareholder”), who is a shareholder of SURGICOE Corporation, a Georgia corporation (“SURGICOE”), with reference to the following facts:

R E C I T A L S

A.            USP and SURGICOE are parties to that certain Agreement and Plan of Reorganization, dated as of March 26, 2002 (the “Merger Agreement”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

B.            Pursuant to Section 8.7 of the Merger Agreement, it is a condition to the obligations of USP under the Merger Agreement that Shareholder enter into this Agreement with USP.  Shareholder acknowledges and agrees that Shareholder will benefit from the consummation of the transactions provided for in the Merger Agreement and that USP would not be willing to consummate such transactions unless Shareholder enters into this Agreement.

THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and in the Merger Agreement, the parties hereto agree as follows:

A G R E E M E N T

1.             Shareholder agrees that for a period beginning on the date hereof and continuing until the tenth anniversary of such date (the “Noncompete Period”), Shareholder will not own, acquire or have any other financial interest, direct or indirect, in any outpatient surgery center or hospital located within a 10 mile radius of any surgery center or hospital (i) that is owned or managed by SURGICOE or USP or any of their respective affiliates on the date hereof (so long as the facility remains in operation) or (ii) that is listed on Exhibit D, E or F to the Merger Agreement (so long as such facility is under development and remains in operation), or in any other firm or entity that owns or operates such a surgical facility.  Notwithstanding the foregoing, this paragraph 1 and paragraph 2(a) hereof shall not:

(a)           restrict Shareholder’s ownership of outstanding shares of a publicly held company purchased through a broker on an established stock exchange (including Nasdaq);

(b)           apply to hospitals that provide only non-surgical services or an entity that provides non-surgical ancillary services to hospitals or any other entities; or

(c)           apply to any surgical facilities located in the Palisades at West Paces Building, 3200 Downwood Circle, Atlanta, Georgia  30327.

For this purpose, a business organization is an “affiliate” of USP if USP or any other affiliate of USP directly or indirectly owns or controls a majority of the outstanding

1

voting power of such business organization.  Shareholder acknowledges that this Agreement applies to surgical facilities to which USP or its affiliates provide management services but are not controlled by USP or its affiliates.

2.             Shareholder further agrees that, during the Noncompete Period, Shareholder shall not (a) be engaged as an employee, officer, director, agent or consultant, or in any other similar capacity, with any firm or entity in which Shareholder would not be permitted to have a financial interest pursuant to the provisions of paragraph 1 above or in any company in which Shareholder is allowed to own shares pursuant to paragraph 1(a) hereof or (b) recruit, solicit or otherwise seek to induce any employee or independent contractor of USP or any of its managed or affiliated facilities to terminate his or her employment or independent contractor relationship or violate any agreement with USP or its affiliates.

3.             If any provision of this Agreement, as applied to any circumstances, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Agreement or the Merger Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement or the Merger Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, or otherwise, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases from such provision, and in its reduced form such provision will then be enforceable and will be enforced.

4.             Upon breach of any provision of paragraph 1 or 2 of this Agreement, USP will be entitled to injunctive relief because the remedy at law would be inadequate and insufficient.  In addition, USP will be entitled to such monetary damages as it can show it has sustained by reason of such breach.

5.             This Agreement shall be binding upon Shareholder and his or her affiliates and immediate family members, and  all trusts, partnerships or other entities in which Shareholder or any such family member has an interest, and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

6.             This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

7.             Separate copies of this Agreement may be signed by the parties hereto, with the same effect as if all parties had signed one copy of this Agreement.  Signatures transmitted by facsimile shall be accepted as original signatures.

2

IN WITNESS WHEREOF, the parties hereto have caused this Noncompetition Agreement to be duly executed as of the day and year first above written.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

By
Name
Title

(Signature of Shareholder)

3

SCHEDULE 1.4(a)(i)

Closing Date Consideration

(In Thousands)

CENTER	EBITDA VALUE	MANAGEMENT FEE VALUE	LESS DEBT		CLOSING DATE CONSIDERATION
Advanced Surgery Center (Surgery Center of Georgia, LLC) (100%)	$11,200	$—0—	$(10,248)		$952

Specialists Surgery Center (51%)	2,864	417	—0—		3,281

ASCOT (1)	—0—	525	—0—		525

Southwest Orthopaedic ASC	—0—	230	—0—		230

Physicians Surgery Center (Longview) (20%)	920 x .6 552	495 x .6 297	(240 x .6 (144 + (100)(2 (244	) ) ) )	605

Texas Spine & Joint (3%)					929 (21	)(3)
	929	—0—	—0—		908

TSJ Real Estate					56

			TOTAL		$6,557

			Withheld Consideration		(150)

			Litigation Withhold		(570)

			Exhibit C Payments		(3,698)

			Net Amount Payable		$2,139

(1)   Payment deferred until exercise price for 20% interest is established post-Closing.

(2)   Option exercise price to acquire 20%.  Not on Exhibit C.

(3)   Balance of capital contribution obligation.  Not on Exhibit C.

SCHEDULE 1.4(a)(ii)

Allocation of Employee Costs to

Development Centers and Pipeline Centers

Employee costs will be allocated to Development Centers and/or Pipeline Centers based on actual time spent on such projects following the Closing, with time charges to be based on a pro rata portion of the employee’s salary and benefits.

Schedule 3.3

List of SURGICOE Subsidiaries

The following is a list of the Subsidiaries of SURGICOE and the percentage ownership of each Subsidiary by SURGICOE:

I.              Surgicoe Real Estate, L.L.C. (100%)

II.            Surgery Center of Georgia, LLC d/b/a Advanced Surgery Center of Georgia (100%)

III.           Surgicoe of Texas, Inc. (100%)

IV.           Specialists Surgery Center, L.L.C. (51%)

In addition, Surgicoe of Texas, Inc. owns the specified minority interest of the following companies:

I.              Texas Spine and Joint Hospital, LLP (3%)

II.            TSH Holdings, LLC (2 ½ %)

III.           Physicians Surgery Center of Longview, L.L.C. (20%)

SURGICOE is also currently negotiating with The Ambulatory Surgery Center of Tyler, Ltd., a Texas limited partnership, to obtain an option to purchase up to twenty percent (20%) of the limited partnership interests of such entity.  As described in this Agreement, SURGICOE shall have five (5) months to secure such option.  The purchase price for the partnership interests underlying the option will be determined by an independent third-party appraiser.

Schedule 3.5

SURGICOE Balance Sheet

See Attached.

SURGICOE CORP. Consolidated

Financial Statements

As of December  31th, 2001

Balance Sheet

Income Statement — 12 Month Spread

3rd DRAFT

SURGICOE CORP — CONSOLIDATED

BS — 12 Month Spread

December 31, 2001

				YTD
	CAN	SSC	SUR	TOTAL
Assets

Cash	70,767	36,440	64,353	171,560

Net A/R	465,561	440,815	94,039	1,000,415

Inventory	275,049	129,709	0	404,758

Total Other Assets	(35,493)	11,828	41,864	18,199

Total Current Assets	775,884	618,792	200,256	1,594,932

Investments	0	0	78,351	78,351

Net Fixed	8,305,493	649,681	2,916,517	11,871,691

Total Assets	9,081,377	1,268,473	3,195,124	13,544,974

LIABILITIES

Accounts Payable	375,750	56,170	433,048	864,969

Accrued Expenses	180,481	23,767	10,732	214,981
Escrow

Total Current Liabilities	556,231	79,937	443,780	1,079,950

Minority Interest		324,098		324,098
Long Term Debt	9,787,158	25,041	195,944	10,008,143

Total Liabililities	10,343,389	429,076	639,724	11,412,191

Investor’s Equity	(1,395,778)	502,069	5,568,254	4,674,545

Current Yr income	133,766	337,327	(3,012,854)	(2,541,761)

Total Equity	(1,262,012)	839,396	2,555,400	2,132,784

Total Liabilites & Equity	9,081,377	1,268,472	3,195,124	13,544,975

	0	(1)	0	1

SURGICOE CORP CONSOLIDATED

IS — 12 Month Spread

December 31, 2001

	January	February	March	April	May	June	July	August	September	October	November	December	December
	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	YTD

Revenue
Gross Charges	1,469,406	1,236,015	1,372,228	1,130,969	1,338,100	1,188,342	808,952	881,049	522,062	748,107	855,034	619,877	12,170,140
Management Fees	22,776	18,113	21,446	17,866	30,807	25,465	29,181	18,827	12,559	67,605	58,839	69,593	393,077
Less:Adjustments	(474,066)	(429,275)	(463,947)	(387,320)	(456,678)	(390,571)	(266,989)	(292,706)	(171,816)	(249,339)	(283,825)	(238,449)	(4,104,982)

Total Net Revenue	1,018,116	824,853	929,727	761,515	912,229	823,236	571,144	607,170	362,805	566,373	630,048	451,021	8,458,235

COGS
Equipment Rental	7,093	11,792	9,094	12,237	8,597	18,484	9,857	9,907	7,454	8,801	12,068	12,832	128,216
Payroll	195,575	166,896	185,041	173,338	210,107	173,684	129,087	135,149	104,398	117,823	92,426	112,738	1,796,263
Supplies	140,006	136,738	169,868	127,812	141,702	130,063	99,460	81,801	132,167	71,992	85,045	79,366	1,396,020

Total COGS	342,674	315,426	364,003	313,387	360,406	322,231	238,404	226,857	244,019	198,616	189,539	204,936	3,320,499

Gross Margin	675,442	509,427	565,724	448,128	551,823	501,005	332,740	380,313	118,786	367,757	440,509	246,085	5,137,736
%	66.34%	61.76%	60.85%	58.85%	60.49%	60.86%	58.26%	62.64%	32.74%	64.93%	69.92%	54.56%	60.74%

Fixed Expenses
Accounting/Auditing	27,230	10,849	15,242	20,381	20,042	16,017	14,021	17,188	18,394	14,072	1,850	1,181	176,465
Advertisting/Marketing	46,356	54,744	67,167	65,836	36,261	20,116	19,495	7,635	8,278	5,010	6,094	25,806	362,799
Auto Expense	5,861	3,076	7,175	5,757	6,385	3,312	1,744	1,998	3,531	3,277	1,901	2,208	46,224
Bank Fees	6,358	1,773	2,894	(302)	4,465	6,432	4,301	1,747	1,972	1,428	2,684	2,863	36,616
Computer Sotware	5,721	(339)	4,163	9,900	3,448	5,156	3,785	1,071	1,740	108	750	8,136	43,639
Consulting	9,930	7,643	24,382	10,739	8,923	9,731	807	5,361	4,707	2,178	12,669	49,370	146,442
Dues — Seminars	5,718	4,538	4,460	14,054	4,664	4,995	454	1,785	813	1,929	1,495	7,974	52,879
Equipement Rental	9,390	9,567	11,029	10,046	10,958	11,550	9,451	8,220	11,202	9,638	9,678	8,565	119,296
Insurance	6,688	4,777	4,954	4,675	5,256	5,503	4,395	4,474	1,551	4,363	4,363	(8,791)	42,209
Legal	28,506	17,715	16,986	11,727	655	2,718	42,042	40,375	13,540	1,188	5,000	134,516	314,968
Maintenance	10,704	11,040	17,955	19,645	27,143	10,526	17,964	9,751	15,229	8,990	12,272	11,013	172,232
Management Fees	22,776	18,400	20,045	17,866	17,763	16,164	26,202	14,427	12,559	20,518	13,726	12,578	213,025
Medical Director Fees	12,743	7,543	7,543	7,543	7,543	7,543	7,543	7,543	4,700	4,700	4,700	4,700	84,341
Payroll & Benefits	217,838	183,816	200,058	190,081	210,241	188,523	218,655	228,522	189,245	233,559	181,783	186,583	2,428,904
Postage & Printing	10,401	7,344	9,059	11,992	4,288	2,796	1,962	4,058	2,654	1,446	3,928	3,084	63,011
Rent/Lease	14,528	13,128	11,258	12,018	14,308	15,222	27,801	13,022	16,773	15,999	16,108	23,701	193,864
Supplies	20,518	6,736	15,623	10,334	12,390	6,498	5,691	6,766	4,024	4,627	7,727	5,958	106,892
Taxes — Non Payroll	6,610	6,699	8,125	6,623	6,910	7,018	6,803	7,269	8,180	6,980	8,629	21,351	101,197
Telephone/Fax	26,445	12,598	23,656	27,749	24,461	22,315	14,955	13,113	14,616	11,837	13,720	14,097	219,560
Temp Labor	101	666	1,520	872	2,316	398	740	844	1,432	782	1,054	575	11,298
Travel & Lodging	19,805	14,186	25,965	20,824	19,368	8,190	4,057	15,816	7,349	10,531	5,768	15,423	167,282
Utilities	5,837	6,972	6,382	6,794	6,074	8,122	8,355	7,846	8,555	7,168	5,499	6,882	84,485

Total Fixed Expenses	520,064	403,471	505,641	485,154	453,862	378,845	441,223	418,831	351,044	370,328	321,398	537,773	5,187,628

EDITDA	155,378	105,956	60,083	(37,026)	97,961	122,160	(108,483)	(38,518)	(232,258)	(2,571)	119,111	(291,688)	(49,892)
%	15.26%	12.85%	6.46%	—4.86%	10.74%	14.84%	—18.99%	—6.34%	—64.02%	—0.45%	18.91%	—64.67%	—0.59%

Minority Interest	4,513	34,250	36,779	28,439	39,176	47,619	28,880	46,642	(9,934)	29,613	47,418	(9,297)	324,098
Depreciation	81,798	81,798	81,798	81,798	81,798	81,798	81,798	81,798	81,798	81,798	81,798	81,799	981,581
Interest Expense	99,390	98,782	97,796	97,595	96,790	96,219	96,012	94,715	94,505	119,256	93,635	115,161	1,199,856
Interest Income	(1,707)	(3,262)	(1,467)	(1,824)	(1,910)	(1,259)	(355)	(1,400)	(291)	(324)	(102)	236	(13,667)

Total Other (Income) Loss	183,994	211,568	214,906	206,008	215,854	224,377	206,335	221,755	166,078	230,343	222,749	187,899	2,491,868

Net Income(Loss) Before Taxes	(28,616)	(105,612)	(154,823)	(243,034)	(117,893)	(102,217)	(314,818)	(260,273)	(398,336)	(232,914)	(103,638)	(479,587)	(2,541,760)

SURGICOE CORP

IS — 12 Month Spread

December 31, 2001

	January	February	March	April	May	June	July	August	September	October	November	December	December
	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	YTD

Revenue
Management Fees	22,776	18,113	21,446	17,866	30,807	25,465	29,181	18,827	12,559	67,605	58,839	69,593	393,077

Total Net Revenue	22,776	18,113	21,446	17,866	30,807	25,465	29,181	18,827	12,559	67,605	58,839	69,593	393,077

COGS
Payroll	13,707	16,300	16,302	16,300	16,985	15,368	6,994	3,070	1,530	0	0	5,309	111,863

Total COGS	13,707	16,300	16,302	16,300	16,985	15,368	6,994	3,070	1,530	0	0	5,309	111,863

Gross Margin	9,069	1,813	5,144	1,566	13,822	10,097	22,187	15,757	11,029	67,605	58,839	64,284	281,214
%	39.82%	10.01%	23.99%	8.77%	44.87%	39.65%	76.03%	83.69%	87.82%	100.00%	100.00%	92.37%	71.54%

Fixed Expenses
Accounting/Auditing	27,127	10,849	15,138	20,277	17,167	16,017	13,767	17,188	18,394	14,072	1,850	1,181	173,026
Advertisting/Marketing	32,700	32,700	32,700	34,700	4,703	14,411	4,450	4,550	4,200	94	0	23,950	189,158
Auto Expense	6,455	2,447	6,099	4,998	5,684	3,153	1,654	3,251	1,896	3,039	1,564	2,086	42,326
Bank Fees	22	22	80	488	882	1,197	494	908	980	665	1,201	500	7,439
Computer Sotware	5,275	(1,028)	4,018	9,900	3,240	1,848	3,533	963	1,632	0	182	1,468	31,030
Consulting	10,220	3,520	13,005	2,320	3,968	7,710	394	5,361	1,891	636	10,136	37,371	96,529
Dues — Seminars	1,671	583	428	1,422	851	2,270	325	1,526	350	1,408	53	2,042	12,928
Equipement Rental	8,104	6,383	9,023	7,595	8,294	8,200	7,826	6,183	8,751	6,938	6,938	6,018	90,254
Insurance	131	131	150	187	19	0	0	0	(2,812)	0	0	94	(2,100)
Legal	28,353	16,893	14,725	11,727	0	2,145	41,650	40,375	13,540	1,188	5,000	134,516	310,113
Maintenance	84	42	175	0	42	471	241	505	116	0	0	128	1,805
Payroll & Benefits	151,175	131,153	143,025	137,235	148,309	139,937	142,416	160,856	138,162	166,666	124,696	149,237	1,732,865
Postage & Printing	4,105	2,495	5,020	1,516	1,039	923	1,258	1,767	285	540	929	2,502	22,379
Rent/Lease	9,710	8,310	6,440	7,200	9,301	10,310	22,810	12,944	11,860	11,102	11,195	10,277	131,458
Supplies	5,416	1,471	5,434	2,084	2,976	1,301	2,363	1,064	1,346	666	2,050	7,288	33,459
Taxes — Non Payroll	431	449	3,387	437	476	526	509	830	1,845	502	623	7,687	17,699
Telephone/Fax	18,870	8,242	17,416	18,723	18,986	17,608	10,237	9,661	11,742	8,377	11,037	10,763	161,663
Temp Labor	0	666	0	0	0	0	0	0	0	0	0	0	666
Travel & Lodging	14,382	9,256	19,934	14,983	14,637	7,262	3,755	15,531	6,828	10,181	5,468	6,325	128,542
Utilities	1,050	1,353	1,055	509	471	479	1,063	1,191	641	1,190	43	202	9,247

Total Fixed Expenses	325,281	235,937	297,252	276,301	241,045	235,768	258,745	284,654	221,647	227,264	182,965	403,635	3,190,486

EDITDA	(316,212)	(234,124)	(292,108)	(274,735)	(227,223)	(225,671)	(236,558)	(268,897)	(210,618)	(159,659)	(124,126)	(339,351)	(2,909,272)

Depreciation	8,554	8,554	8,554	8,554	8,554	8,554	8,554	8,554	8,554	8,554	8,554	8,554	102,653
Interest Expense	0	0	0	0	0	0	0	0	0	0	0	928	928

Total Other (Income) Loss	8,554	8,554	8,554	8,554	8,554	8,554	8,554	8,554	8,554	8,554	8,554	9,482	103,581

Net Income(Loss) Before Taxes	(324,766)	(242,678)	(300,662)	(283,289)	(235,777)	(234,225)	(245,112)	(277,451)	(219,172)	(168,213)	(132,680)	(348,833)	(3,012,853)

ADVANCED SURGERY CENTER

IS — 12 Month Spread

December 31, 2001

	January	February	March	April	May	June	July	August	September	October	November	December	December
	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	YTD

Revenue
Gross Charges	1,163,556	874,661	974,134	746,300	895,727	788,805	480,255	518,464	341,649	423,294	508,204	248,020	7,963,069
Less:Adjustments	(363,960)	(275,143)	(304,709)	(233,453)	(280,183)	(246,738)	(150,323)	(162,176)	(106,868)	(132,406)	(158,966)	40,419	(2,374,506)

Total Net Revenue	799,596	599,518	669,425	512,847	615,544	542,067	329,932	356,288	234,781	290,888	349,238	288,439	5,588,563

COGS
Equipment Rental	6,543	11,792	9,094	12,237	8,247	18,484	9,307	9,357	6,554	8,801	11,268	12,482	124,166
Payroll	127,427	104,965	119,846	105,769	136,025	109,780	73,454	78,372	64,145	70,331	61,219	56,543	1,107,875
Supplies	109,152	115,765	136,837	81,156	106,522	92,660	77,262	57,135	106,445	42,654	56,500	59,974	1,042,062

Total COGS	243,122	232,522	265,777	199,162	250,794	220,924	160,023	144,864	177,144	121,786	128,987	128,999	2,274,103

Gross Margin	556,474	366,996	403,648	313,685	364,750	321,143	169,909	211,424	57,637	169,102	220,251	159,440	3,314,460
%	69.59%	61.22%	60.30%	61.17%	59.26%	59.24%	51.50%	59.34%	24.55%	58.13%	63.07%	55.28%	59.31%

Fixed Expenses
Advertisting/Marketing	12,849	22,044	33,235	30,573	30,751	5,705	15,045	2,743	4,078	4,916	6,094	1,856	169,891
Auto Expense	(614)	572	1,001	733	655	159	90	(1,372)	1,568	162	275	67	3,296
Bank Fees	53	330	295	459	1,107	3,671	3,238	824	980	730	1,443	2,055	15,184
Computer Sotware	338	586	145	0	0	3,205	145	0	0	0	461	2,706	7,585
Consulting	(4,258)	3,391	10,839	7,459	2,754	0	0	0	0	885	1,379	10,789	33,238
Dues — Seminars	3,896	3,565	2,950	6,575	3,240	2,616	0	0	405	411	0	2,087	25,746
Equipement Rental	1,097	2,214	1,595	2,357	2,664	3,350	1,625	1,836	2,340	2,488	2,617	2,436	26,619
Insurance	4,344	2,433	2,590	2,275	3,024	3,289	2,182	2,261	2,150	2,150	2,150	2,150	30,998
Maintenance	1,433	8,085	14,569	12,588	10,181	4,742	9,542	4,322	2,501	2,326	4,725	5,549	80,563
Medical Director Fees	7,343	4,843	4,843	4,843	4,843	4,843	4,843	4,843	2,000	2,000	2,000	2,000	49,241
Payroll & Benefits	49,535	37,635	41,765	39,692	47,589	35,088	61,175	54,540	38,809	54,394	47,701	39,390	547,312
Postage & Printing	4,679	3,957	2,538	9,894	2,012	1,051	500	1,990	1,238	789	1,464	(153)	29,958
Rent/Lease	0	0	0	0	0	0	0	0	0	0	0	3,694	3,694
Supplies	12,156	2,723	6,045	6,213	5,315	1,877	1,310	3,141	1,817	2,112	1,933	5,085	49,726
Taxes — Non Payroll	3,379	3,450	1,938	3,386	3,635	3,690	3,495	3,640	3,536	3,678	5,206	9,002	48,033
Telephone/Fax	4,350	4,279	3,889	7,970	3,285	3,477	3,661	2,532	1,872	2,436	1,675	2,338	41,762
Temp Labor	0	0	807	872	1,965	398	740	844	1,090	782	508	0	8,004
Travel & Lodging	5,410	4,963	5,467	5,824	4,528	928	196	0	520	0	191	7,429	35,456
Utilities	1,629	4,570	3,920	4,469	3,980	4,018	4,769	3,797	5,054	4,330	4,431	5,312	50,278

Total Fixed Expenses	107,619	109,640	138,431	146,182	131,528	82,107	112,556	85,941	69,958	84,589	84,253	103,792	1,256,584

EDITDA	448,855	257,356	265,217	167,503	233,222	239,036	57,353	125,483	(12,321)	84,513	135,998	55,648	2,057,876
%	56.14%	42.93%	39.62%	32.66%	37.89%	44.10%	17.38%	35.22%	—5.25%	29.05%	38.94%	34.90%	62.09%

Depreciation	62,723	62,723	62,723	62,723	62,723	62,723	62,723	62,723	62,723	62,723	62,723	62,723	752,681
Interest Expense	95,647	95,450	95,252	95,052	94,849	94,645	94,439	94,230	94,019	117,529	93,591	114,005	1,178,709
Interest Income	(968)	(2,233)	(322)	(930)	(1,454)	(775)	(42)	(103)	(239)	(216)	(4)	0	(7,284)

Total Other (Income) Loss	157,402	155,940	157,653	156,845	156,118	156,593	157,120	156,850	156,503	180,036	156,310	176,728	1,924,106

Net Income(Loss) Before Taxes	291,453	101,416	107,564	10,658	77,104	82,443	(99,767)	(31,367)	(168,824)	(95,523)	(20,312)	(121,080)	133,770

SPECIALIST SURGERY CENTER

BS — 12 Month Spread

December 31, 2001

	January	February	March	April	May	June	July	August	September	October	November	December	December
	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	2001	YTD

Revenue
Gross Charges	305,850	361,354	398,094	384,669	442,373	399,537	328,697	362,585	180,413	324,813	346,830	371,857	4,207,072
Less:Adjustments	(110,106)	(154,132)	(159,238)	(153,868)	(176,494)	(143,833)	(116,666)	(130,531)	(64,949)	(116,933)	(124,859)	(278,869)	(1,730,476)

Total Net Revenue	195,744	207,222	238,856	230,801	265,879	255,704	212,031	232,054	115,464	207,880	221,971	92,988	2,476,596

COGS
Equipment Rental	550	0	0	0	350	0	550	550	900	0	800	350	4,050
Payroll	54,442	45,632	48,894	51,269	57,097	48,536	48,640	53,707	38,722	47,492	31,208	50,887	576,525
Supplies	30,854	20,973	33,030	46,655	35,180	37,404	22,198	24,666	25,722	29,339	28,545	19,392	353,958

Total COGS	85,846	66,605	81,924	97,924	92,627	85,940	71,388	78,923	65,344	76,831	60,553	70,629	934,533

Gross Margin	109,898	140,617	156,932	132,877	173,252	169,764	140,643	153,131	50,120	131,049	161,418	22,359	1,542,063
%	56.14%	67.86%	65.70%	57.57%	65.16%	66.39%	66.33%	65.99%	43.41%	63.04%	72.72%	24.05%	62.27%

Fixed Expenses
Accounting/Auditing	104	0	104	104	2,875	0	254	0	0	0	0	0	3,440
Advertisting/Marketing	807	0	1,232	562	807	0	0	341	0	0	0	0	3,750
Auto Expense	20	57	75	25	46	0	0	119	67	76	62	55	602
Bank Fees	6,283	1,421	2,519	(1,249)	2,477	1,564	569	16	12	34	39	308	13,993
Computer Sotware	108	104	0	0	207	104	108	108	108	108	108	3,963	5,023
Consulting	3,968	733	538	961	2,201	2,022	414	0	2,817	657	1,154	1,210	16,674
Dues — Seminars	150	390	1,082	6,057	573	109	129	259	58	110	1,443	3,845	14,205
Equipement Rental	189	970	411	94	0	0	0	201	111	213	123	111	2,423
Insurance	2,213	2,213	2,213	2,213	2,213	2,213	2,213	2,213	2,213	2,213	2,213	(11,035)	13,311
Legal	153	822	2,261	0	655	573	392	0	0	0	0	0	4,855
Maintenance	9,188	2,912	3,211	7,056	16,921	5,313	8,180	4,924	12,612	6,663	7,547	5,336	89,864
Management Fees	22,776	18,400	20,045	17,866	17,763	16,164	26,202	14,427	12,559	20,518	13,726	12,578	213,025
Medical Director Fees	5,400	2,700	2,700	2,700	2,700	2,700	2,700	2,700	2,700	2,700	2,700	2,700	35,100
Payroll & Benefits	17,127	15,028	15,269	13,154	14,344	13,498	15,065	13,126	12,274	12,499	9,387	(2,043)	148,727
Postage & Printing	1,618	892	1,500	582	1,238	822	204	301	1,131	117	1,534	735	10,674
Rent/Lease	4,818	4,818	4,818	4,818	5,007	4,912	4,991	78	4,912	4,896	4,912	9,730	58,711
Supplies	2,946	2,542	4,144	2,037	4,100	3,319	2,019	2,561	862	1,849	3,744	(6,415)	23,707
Taxes — Non Payroll	2,800	2,800	2,800	2,800	2,800	2,803	2,800	2,800	2,800	2,800	2,800	4,662	35,464
Telephone/Fax	3,225	78	2,350	1,055	2,190	1,230	1,057	919	1,002	1,024	1,008	996	16,135
Temp Labor	101	0	714	0	351	0	0	0	341	0	546	575	2,628
Travel & Lodging	13	(33)	564	17	202	0	106	285	0	350	110	1,670	3,284
Utilities	3,157	1,050	1,406	1,816	1,624	3,625	2,523	2,858	2,860	1,648	1,025	1,368	24,960

Total Fixed Expenses	87,164	57,897	69,956	62,668	81,294	60,971	69,926	48,236	59,439	58,475	54,181	30,349	740,555

EDITDA	22,734	82,720	86,976	70,209	91,958	108,793	70,717	104,895	(9,319)	72,574	107,237	(7,990)	801,508
%	11.61%	39.92%	36.41%	30.42%	34.59%	42.55%	33.35%	45.20%	—8.07%	34.91%	48.31%	—8.59%	32.36%

Minority Interest	4,513	34,250	36,779	28,439	39,176	47,619	28,880	46,642	(9,934)	29,613	47,418	(9,297)	324,098
Depreciation	10,521	10,521	10,521	10,521	10,521	10,521	10,521	10,521	10,521	10,521	10,521	10,521	126,247
Interest Expense	3,744	3,331	2,544	2,544	1,941	1,574	1,574	485	485	1,727	44	228	20,220
Interest Income	(739)	(1,030)	(1,145)	(894)	(456)	(484)	(314)	(1,297)	(52)	(108)	(99)	236	(6,383)

Total Other (Income) Loss	18,039	47,072	48,699	40,610	51,182	59,230	40,661	56,351	1,020	41,753	57,884	1,688	464,182

Net Income(Loss) Before Taxes	4,695	35,648	38,277	29,599	40,776	49,563	30,056	48,544	(10,339)	30,821	49,353	(9,678)	337,326

Schedule 3.8

Description of Litigation

I.              J. BARRY MCKERNAN, M.D. v. SURGICOE CORPORATION AND FRANKLIN B. TRELL, IN THE SUPERIOR COURT OF DEKALB COUNTY, STATE OF GEORGIA, CIVIL ACTION FILE NO. 01CV11273-7

                DEBORAH E. MOORE v. SURGICOE CORPORATION AND FRANKLIN B. TRELL, IN THE SUPERIOR COURT OF DEKALB COUNTY, STATE OF GEORGIA, CIVIL ACTION FILE NO. 01CV11274-7

J. Barry McKernan, M.D. (referred to hereafter in these Schedules as “Dr. McKernan”) and Deborah E. Moore (referred to hereafter in these Schedules as “Ms. Moore”) filed separate lawsuits against SURGICOE to recover all outstanding amounts due and payable under certain promissory notes (referred to hereafter in these Schedules as the “Notes”) from SURGICOE and in favor of Dr. McKernan and Ms. Moore, respectively. The principal amount sought by Dr. McKernan in his lawsuit is $225,421.77, plus interest.  The principal amount sought by Ms. Moore in her lawsuit against SURGICOE is $135,253.02, plus interest.  Both suits were served upon SURGICOE on December 12, 2001.  SURGICOE has obtained an extension to file its answer to both lawsuits until April 15, 2002, and the parties have filed a Stipulation for Extension of Time in the Superior Court of Dekalb County.  It is SURGICOE’s position that the parties to both suits have agreed to an enforceable agreement of settlement fully resolving all issues.  Dr. McKernan and Ms. Moore deny that an enforceable agreement of settlement exists.

II.            Net Lease Agreement, dated January 18, 2000, by and between Woodstock Specialty Clinic, LLC (“Landlord”) and Surgery Center of Georgia, LLC d/b/a Advanced Surgery Center of Georgia (referred to hereafter in these Schedules as “Advanced Surgery Center”), as the Tenant.

As part of SURGICOE’S disputes with Dr. McKernan and Ms. Moore described above, Advanced Surgery Center discontinued making lease payments under this Net Lease.  The Landlord thereafter terminated the Net Lease and demanded possession of the premises subject to such Net Lease, and Advanced Surgery Center agreed to relinquish possession.  In addition, the Landlord claimed that Advanced Surgery Center owed in excess of $150,000 for base rent, operating expenses and tenant improvement expenses  under the Net Lease, which Advanced Surgery Center has denied.  It is SURGICOE’s position that the Landlord’s claims have been resolved pursuant to the enforceable settlement agreement described in I above.  The Landlord has denied that an enforceable settlement agreement exists.

Schedule 3.8

Description of Litigation (CONT.)

III.           Disputes with Stephen N. Joffe, M.D. (referred to hereafter in these Schedules as “Dr. Joffe”).

SURGICOE asserted indemnification claims against Dr. Joffe related to his ownership of Advanced Surgery Center prior to the purchase of Dr. Joffe’s membership units of Advanced Surgery Center by SURGICOE.  Dr. Joffe denied any liability to SURGICOE and threatened to sue to recover his attorneys’ fees incurred in defending against SURGICOE’S claim of indemnification.  SURGICOE has, at all times, rejected Dr. Joffe’s claims and denied any liability for indemnification. Dr. Joffe’s total claim for attorneys’ fees is currently $17,360.90.  It is unclear as to whether Dr. Joffe will file a lawsuit against SURGICOE.

IV.           Commercial Lease Agreement (referred to hereafter in these Schedules as the “Oakside Lease”) between Oakside Physician Services, Inc. (referred to hereafter in these Schedules as the “Lessor”) and Advanced Surgery Center, as Lessee.

Advanced Surgery Center alleged that the Lessor defaulted under the Oakside Lease and thereafter discontinued making lease payments.  The Lessor has responded by making demands for payment of all outstanding amounts due under the Oakside Lease, which the Lessor claims to be $214,367.47.  The parties agreed upon a partial settlement of their disputes contingent upon the closing of the Merger and the related transactions described in this Agreement on or before February 15, 2002.  Because such closing did not occur by February 15, 2002, the Lessor has threatened to sue Advanced Surgery Center for all past and future outstanding amounts due under the Oakside Lease.  The parties are continuing to attempt to negotiate a settlement of the dispute.

V.            KEITH LEIBERMAN V. SURGICOE CORPORATION, IN THE SUPERIOR COURT OF FULTON COUNTY, STATE OF GEORGIA, CIVIL ACTION NO. 01-VS-104127

Keith Leiberman (referred to hereafter in these Schedules as “Mr. Leiberman”) was the former chief financial officer of SURGICOE.  After his departure, Mr. Leiberman sued SURGICOE for expenses and fees totaling $86,725.46.  SURGICOE has denied any liability alleging that Mr. Leiberman’s fees were contingent upon achieving certain performance goals, which Mr. Lieberman failed to achieve.  Accordingly, it is SURGICOE’S position that Mr. Leiberman was fairly compensated for all services that he performed.  The case has recently appeared on a trial calendar.  SURGICOE moved for a continuance, which was granted, and it is unclear when the case will be re-scheduled for trial.  The parties are currently attempting to negotiate a settlement of the case.

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Schedule 3.8

Description of Litigation (CONT.)

VI.           LOCAL DIRECTORY, INC. V. SURGERY CENTER OF GEORGIA, LLC, IN THE SUPERIOR COURT OF CHEROKEE COUNTY, STATE OF GEORGIA, CIVIL ACTION NO. 02-SC-0173

Local Directory, Inc. sued Advanced Surgery Center for an unpaid invoice relating to its telephone directory listings.  The principal amount of the lawsuit is $6,000.  The parties have agreed to terms of settlement whereby Advanced Surgery Center will pay $5,500 to Local Directory, Inc. in exchange for a dismissal with prejudice of the lawsuit.  Such payment will be made at the closing of the Merger.

VII.          Disputes with Bill Barbour.

Bill Barbour (referred to hereafter in these Schedules as “Mr. Barbour”) was the former Director of Information Technology for SURGICOE.  Prior to his employment with SURGICOE, Mr. Barbour performed services for SURGICOE as an independent contractor.  During his relationship with SURGICOE, Mr. Barbour assisted in the development of certain software used by SURGICOE in its business.  SURGICOE terminated Mr. Barbour’s employment on November 2, 2001.  Upon learning of his termination, Mr. Barbour threatened to sue SURGICOE, claiming that in consideration for developing certain software for SURGICOE, he had an option to receive three percent (3%) of the common stock of SURGICOE.  SURGICOE denies that any agreement for such compensation ever existed.  Mr. Barbour has also claimed that he developed certain of SURGICOE’s software while acting in his capacity as an independent contractor and, therefore, Mr. Barbour claims to have the copyright to such software.  SURGICOE has rejected Mr. Barbour’s copyright claims on the ground that Mr. Barbour developed all of the software as an employee of SURGICOE.  It is unclear as to whether Mr. Barbour will file a lawsuit against SURGICOE.

3

Schedule 3.9

Material Changes

None.

Schedule 3.11

Liens and Encumbrances

1.             See description of security interests, liens and encumbrances in favor of AMRESCO Commercial Finance, Inc. (referred to hereafter in these Schedules as “AMRESCO”) against the real and personal property of SURGICOE and its Subsidiaries described in Schedule 3.13 hereof.  AMRESCO filed three separate UCC-1 Financing Statements on August 2, 2000 relating to its loans to Advanced Surgery Center, SURGICOE and Surgicoe Real Estate, L.L.C., which were subsequently assigned to Wells Fargo Bank Minnesota, N.A.

2.             UCC-1 Financing Statement No. 060-2000-6790 held by All Points Capital Corp., as assignee of Compass Financial Management, pursuant to that certain Equipment Lease Agreement with SURGICOE, filed in Fulton County, Georgia and dated as of March 10, 2000, evidencing a security interest in leased computer equipment.

3.             UCC-1 Financing Statement held by Fleet Healthcare Finance Corporation, pursuant to that certain Lease Agreement with Advanced Surgery Center and described in C(7) of Schedule 3.13 hereof.

4.             UCC-1 Financing Statement held by Fleet Healthcare Finance Corporation, pursuant to that certain Lease Agreement with Advanced Surgery Center and described in C(8) of Schedule 3.13 hereof.

5.             UCC-1 Financing Statement held by DVI Strategic Partner Group, as assignee of Standard Capital Corporation, pursuant to that certain Lease Agreement with Advanced Surgery Center and described in C(9) of Schedule 3.13 hereof.

6.             UCC-1 Financing Statement No. 028-2001-1795 held by All Points Capital Corp., as assignee of Compass Financial Management, pursuant to that certain Equipment Lease Agreement with Advanced Surgery Center, filed in Cherokee County, Georgia and dated as of May 24, 2001, evidencing a security interest in leased surgical equipment.

7.             UCC-1 Financing Statement No. 028-2001-3175 held by Olympus America, Inc., pursuant to that certain Cost Per Procedure Agreement with Advanced Surgery Center, as amended, filed in Cherokee County, Georgia and dated as of September 25, 2001, evidencing a security interest in certain surgical equipment.  This Financing Statement was amended by subsequent UCC-3 filing dated October 25, 2001.

8.             UCC-1 Financing Statement No. 056461 held by Mellon First United Leasing, pursuant to an Equipment Lease with Specialists Surgery Center, L.L.C., filed in Oklahoma County, Oklahoma and dated as of November 4, 1997, evidencing a security interest in a certain surgical microscope.

Schedule 3.11

Liens and Encumbrances (CONT.)

9.             UCC-1 Financing Statement No. 028-1999-3943 held by SouthTrust Bank, National Association, dated as of August 3, 1999 and filed in Cherokee County, Georgia, pursuant to a loan to Advanced Surgery Center that was fully satisfied at the closing of the purchase of the membership interests of Advanced Surgery Center by SURGICOE in July of 2000.  Although SouthTrust Bank neglected to file a UCC-3 termination statement immediately subsequent to such closing, SouthTrust Bank has now filed such termination statement as of March 11, 2002 at the request of SURGICOE.

10.           UCC-1 Financing Statement filed July 2, 1996 by Quail Creek Bank, N.A. against all accounts, inventory, equipment or other assets of Specialists Surgery Center, L.L.C.  The loan from which this security interest derives has been paid in full and Quail Creek Bank filed a UCC-3 termination statement on March 7, 2002.

11.           UCC-1 Financing Statement No. 067-1997-011968 held by SouthTrust Bank of Georgia, N.A., dated as of October 6, 1997 and filed in Gwinnett County, Georgia, pursuant to a loan to Advanced Surgery Center that was fully satisfied at the closing of the purchase of the membership interests of Advanced Surgery Center by SURGICOE in July of 2000.  Although SouthTrust Bank neglected to file a UCC-3 termination statement immediately subsequent to such closing, SouthTrust Bank has authorized the filing of such a termination statement by SURGICOE on or shortly after the closing of the Merger.

12.           UCC-1 Financing Statement No. 044-1998-004977 held by SouthTrust Bank, National Association, dated as of May 13, 1998 and filed in DeKalb County, Georgia, pursuant to a loan to Advanced Surgery Center that was fully satisfied at the closing of the purchase of the membership interests of Advanced Surgery Center by SURGICOE in July of 2000.  Although SouthTrust Bank neglected to file a UCC-3 termination statement immediately subsequent to such closing, SouthTrust Bank has authorized the filing of such a termination statement by SURGICOE on or shortly after the closing of the Merger.

13.           SouthTrust Bank, N.A. recorded certain deeds to secure debt and assignments of rents and leases against the 180, 190 and 220 Hospital Road property of Advanced Surgery Center located in Canton, Cherokee County, Georgia, relating to the loan to Advanced Surgery Center that was fully satisfied at the closing of the purchase of the membership interests of Advanced Surgery Center by SURGICOE in July of 2000.  SouthTrust Bank has executed all necessary quitclaims and releases to release such encumbrances, which shall be delivered at the closing of the Merger.

14.           UCC-1 Financing Statement No. 033-1998-07098 held by Secured Funding, pursuant to that certain “E-Z” Lease Agreement with Advanced Surgery Center, filed in Cobb County, Georgia and dated as of May 18, 1998, evidencing a security interest in certain leased equipment.

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Schedule 3.11

Liens and Encumbrances (CONT.)

15.           UCC-1 Financing Statement No. 007-2001-003193 held by American Express Business Finance Corporation, pursuant to that certain Lease Agreement with Advanced Surgery Center, filed in Barrow County, Georgia and dated as of April 9, 2001, evidencing a security interest in certain leased equipment.

16.           UCC-1 Financing Statement No. 007-2001-006266 held by American Express Business Finance Corporation, pursuant to that certain Lease Agreement with Advanced Surgery Center, filed in Barrow County, Georgia and dated as of June 12, 2001, evidencing a security interest in a microscope.

17.           UCC-1 Financing Statement No. 007-2000-005083 held by Information Leasing Corporation, as assignee of Preferred Capital, Inc., pursuant to that certain Lease Agreement with SURGICOE, filed in Barrow County, Georgia and dated as of May 3, 2000, evidencing a security interest in a System  Investment and EMC Print Image.

18.           UCC-1 Financing Statement No. 007-2000-005528 held by Fisher-Anderson, L.C., as assignee of Mercantile Bank Leasing, Inc., pursuant to that certain Equipment Lease Agreement with SURGICOE, filed in Barrow County, Georgia and dated as of May 12, 2000, evidencing a security interest in a certain computer software.

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Schedule 3.13

Material Contracts and Leases

                The following is a complete list of all material contracts and agreements of SURGICOE and all of its Subsidiaries:

A.            SURGICOE CORPORATION:

                                1.             Employment Agreement by and between SURGICOE and Charlotte A. Larkin, dated as of October 30, 2001, describing Ms. Larkin’s terms of employment with SURGICOE.

                                2.             Employment Agreement by and between SURGICOE and Brian B. Campbell, dated as of October 30, 2001, describing Mr. Campbell’s terms of employment with SURGICOE.

                                3.             Agreement by and among SURGICOE, Jeffrey L. Hinton and Tatum CFO Partners, LLP (“Tatum”) dated as of January 31, 2002, describing the termination of Mr. Hinton’s employment with SURGICOE, including certain compensation that will be paid to Mr. Hinton and Tatum if the closing of the Merger and the other transactions contemplated by this Agreement are completed.  This Agreement supercedes and replaces Mr. Hinton’s Employment Agreement with SURGICOE, dated as of October 23, 2001.

                                4.             Executive Employment and Confidentiality Agreement by and between SURGICOE and Tim Bogardus, effective as of January 1, 2001, describing Mr. Bogardus’ terms of employment with SURGICOE.

                                5.             Executive Employment and Confidentiality Agreement by and between SURGICOE and Bill Ross, effective as of January 1, 2001, describing Mr. Ross’ terms of employment with SURGICOE.

                                6.             Executive Employment and Confidentiality Agreement by and between SURGICOE and Kristie Reynolds, effective as of January 1, 2001, describing Ms. Reynolds’ terms of employment with SURGICOE.

                                7.             Executive Employment and Confidentiality Agreement by and between SURGICOE and Steven Hendley, effective as of January 1, 2001, describing Mr. Hendley’s terms of employment with SURGICOE.

                                8.             Non-Disclosure Agreement by and between SURGICOE and Steven Hendley, dated as of February 7, 2000, restricting disclosure by Mr. Hendley of any confidential or proprietary information of SURGICOE.

Schedule 3.13

Material Contracts and Leases (CONT.)

                                9.             Severance Agreement and Acceptance by and between SURGICOE and Robert R. Moore, Jr., dated as of June 15, 2001, providing for the terms of Mr. Moore’s termination of employment with SURGICOE, including the payment of deferred compensation.

                                10.           Standard Office Building Lease Agreement, by and between SURGICOE and Praedium II Star Two, L.P., dated as of June 23, 2000, for the rental of premises located at 701 N.W. 63rd Street, Suite 515, Oklahoma City, Oklahoma.

                                11.           Letter Agreement by and between Finley, Colmer and Company and SURGICOE, dated as of March 7, 2001, for certain investment banking and financial advisory services provided to SURGICOE.

                                12.           Letter Agreement by and between Medical Practice Strategies, LLC and SURGICOE, dated as of June 11, 2001, for certain consulting services provided by Medical Practice Strategies to SURGICOE.

                                13.           Service Agreement by and between Voyager Technologies, Inc. and SURGICOE, dated as of November 5, 2001, for the provision of certain internet services and support.

                                14.           Management Agreement by and between Specialists Surgery Center, L.L.C. and SURGICOE, dated as of January 3, 2000, for the provision of management services by SURGICOE to Specialists Surgery Center in conjunction with the operation of an ambulatory surgery center.

                                15.           Management Services and Facility Agreement by and between SURGICOE and Southwest Ambulatory Surgery Center, L.L.C. (referred to hereafter in these Schedules as “Southwest”), dated as of September 28, 2001, for the provision of management, administrative and business services by SURGICOE to Southwest in conjunction with Southwest’s operation of the Southwest Orthopaedic Ambulatory Surgery Center.

                                16.           Management Services and Facility Agreement by and between SURGICOE and Southwest, dated as of September 28, 2001, for the provision of management, administrative and business services by SURGICOE to Southwest in conjunction with Southwest’s operation of the Oklahoma Center for Orthopaedic & Multi-Specialty Surgery.

                                17.           Independent Consultant Agreement by and between Outpatient Surgery Development, Inc. and SURGICOE, dated as of  December 6, 2001, for the provision of certain consulting services to SURGICOE related to the development of an ambulatory surgery center in Longview, Texas.

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Schedule 3.13

Material Contracts and Leases (CONT.)

                                18.           Promissory Note, dated as of July 28, 2000, by SURGICOE in favor of Dr. McKernan, in the principal amount of $286,043.13, accruing interest at 9.25% and maturing on August 1, 2005.

                                19.           Promissory Note, dated as of July 28, 2000, by SURGICOE in favor of Ms. Moore, in the principal amount of $160,825.87, accruing interest at 9.25% and maturing on August 1, 2005.

                                20.           Non-Competition Agreement by and between Dr. McKernan and SURGICOE, dated as of July 28, 2000, binding Dr. McKernan to certain non-competition provisions.

                                21.           Non-Competition Agreement by and between Ms. Moore and SURGICOE, dated as of July 28, 2000, binding Ms. Moore to certain non-competition provisions.

                                22.           Promissory Note, dated as of July 28, 2000, by SURGCIOE, Surgicoe Real Estate, L.L.C. (referred to hereafter in these Schedules as “Surgicoe Real Estate”) and Advanced Surgery Center in favor of  AMRESCO, in the aggregate principal amount of $9,444,444.

                                23.           Pledge and Security Agreement, dated as of July 28, 2000, by SURGICOE, Surgicoe Real Estate and Advanced Surgery Center in favor of  AMRESCO, whereby SURGICOE and its Subsidiaries pledged certain collateral to AMRESCO as security for the loans evidenced by the Promissory Note described in A(26) of this Schedule 3.13.

                                24.           Indemnity, dated as of July 28, 2000, by SURGICOE, Surgicoe Real Estate  and  Advanced  Surgery  Center  in  favor  of  AMRESCO,  whereby  SURGICOE and its Subsidiaries indemnified AMRESCO for certain enumerated losses, including any environmental remediation at 220 Hospital Road, Canton, Georgia.

                                25.           Subordination Agreement by and among SURGICOE, AMRESCO and Dr. McKernan, dated as of July 28, 2000, whereby Dr. McKernan subordinated his right to collect payments on the Note described in A(22) of this Schedule 3.13 to the debt of AMRESCO.

                                26.           Subordination Agreement by and among SURGICOE, AMRESCO and Ms. Moore, dated as of July 28, 2000, whereby Ms. Moore subordinated her right to collect payments on the Note described in A(23) of this Schedule 3.13 to the debt of AMRESCO.

3

Schedule 3.13

Material Contracts and Leases (CONT.)

                                27.           Subordination Agreement by and among SURGICOE, Surgicoe Real Estate, Advanced Surgery Center and AMRESCO, dated as of July 28, 2000, whereby SURGICOE subordinated its right to collect management fees to the debt of AMRESCO.

                                28.           Letter Agreement, dated February 4, 2002, by and among SURGICOE, Franklin B. Trell and The Estate of Joseph N. Shaffer, regarding the sale of certain medical equipment to SURGICOE.

                                29.           Executive Bonus Agreement, dated as of February 21, 2002, by and between Chris Woods and SURGICOE, regarding certain bonus compensation payable to Ms. Woods.

                                30.           Amended and Restated Operating Agreement of Advanced Surgery Center, effective as of April 19, 1995.

                                31.           Amended and Restated Operating Agreement of Specialists Surgery Center, L.L.C. (referred to hereafter in these Schedules as “SSC”), effective as of April 28, 2000.

                                32.           Promissory Note, dated as of February 28, 2002, by SURGICOE in favor of The Estate of Joseph N. Shaffer, in the principal amount of $115,000.00.

                                33.           Promissory Note, dated as of March 5, 2002, by SURGICOE in favor of the Estate of Joseph N. Shaffer, in the principal amount of $50,000.00.

                                34.           See C(1) and D(4) in this Schedule 3.13.

B.            SURGICOE REAL ESTATE, L.L.C.

                                1.             Owner’s Title Insurance Policy issued by Chicago Title Insurance Company on August 2, 2000, Policy Number 11 079310600000528, in the coverage amount of $8,500,000.00, for title insurance relating to the property located at 220 Hospital Road in Canton, Georgia.

                                2.             Phase 1 Environmental Site Assessment for Residential Property, 180 Hospital Road, Canton, Georgia prepared by Environmental Resources and Technologies, Inc. on July 9, 1999.

                                3.             Phase 1 Environmental Site Assessment for Residential Property, 190 Hospital Road, Canton, Georgia prepared by Environmental Resources and Technologies, Inc. on November 19, 1999.

4

Schedule 3.13

Material Contracts and Leases (CONT.)

                                4.             Phase 1 Environmental Site Assessment for Advanced Surgery Center, 220 Hospital Road, Canton, Georgia prepared by Environmental Resources and Technologies, Inc. on November 19, 1999.

                                5.             Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement, dated as of July 28, 2000, by Surgicoe Real Estate in favor of AMRESCO, pledging certain collateral to AMRESCO to secure the loans evidenced by the Promissory Note described in A(26) of this Schedule 3.13, including the real property located at 180, 190 and 220 Hospital Road, Canton, Georgia.

                                6.             Subordination, Non-Disturbance and Attornment Agreement, by and among Surgicoe Real Estate, Advanced Surgery Center and AMRESCO, dated as of July 28, 2000, relating to Advanced Surgery Center’s lease of the premises located at 220 Hospital Road in Canton, Georgia from Surgicoe Real Estate.

                                7.             Memorandum of Commercial Lease, by and between Surgicoe Real Estate, as Landlord, and Advanced Surgery Center, as Tenant, dated as of July 28, 2000, for the lease of the building located at 220 Hospital Road, Canton, Georgia.

                                8.             See A(22), A(23), A(24) and A(27) in this Schedule 3.13.

C.            SURGERY CENTER OF GEORGIA, LLC d/b/a ADVANCED SURGERY CENTER OF GEORGIA

                                1.             Net Lease Agreement by and between SURGICOE, as successor-in-interest to Advanced Surgery Center, and Woodstock Specialty Clinic, LLC, dated January 18, 2000, for premises located at 2001 Professional Parkway, Woodstock, Georgia.  See discussion regarding default under this Net Lease Agreement in Section II of Schedule 3.8.

                                2.             Commercial Lease Agreement by and between Oakside Physician Services, Inc. and Advanced Surgery Center, dated as of July 1, 1999, for office space located at Fairview Court, Jasper, Georgia. See discussion regarding default under this Commercial Lease Agreement in Section IV of Schedule 3.8.

                                3.             Commercial Lease Agreement by and between L.A. Champion Associates, Inc. and Advanced Surgery Center, dated as of August 1, 2001, for office space located at Oakside Professional Center, Canton, Georgia.

                                4.             Time Share Agreement by and between Atlanta Urology and Advanced Surgery Center, dated as of September 1, 2001, for office space located at 125 Oakside Court in Canton, Georgia.

5

Schedule 3.13

Material Contracts and Leases (CONT.)

                                5.             Time Share Agreement by and between The Center for Women’s Care and Reproductive Surgery and Advanced Surgery Center, dated as of September 1, 2001, for office space located at 125 Oakside Court in Canton, Georgia.

                                6.             Time Share Agreement by and between Georgia Vascular Clinic, P.A. and Advanced Surgery Center, dated as of October 1, 2001, for office space located at 125 Oakside Court in Canton, Georgia.

                                7.             Lease Agreement by and between Fleet Healthcare Finance Corporation and Advanced Surgery Center, dated as of July 20, 1999, for the lease of a Coherent Ultrapulse 5000L Laser System.

                                8.             Lease Agreement by and between Fleet Healthcare Finance Corporation and Advanced Surgery Center, dated as of March 12, 1999, for the lease of a VersaPulse 80 Watt Holmium Laser.

                                9.             Lease Agreement by and between DVI Strategic Partner Group, as successor-in-interest to Standard Capital Corporation, and Advanced Surgery Center, dated as of March 30, 2000, for the lease of a Coherent LightSheer EP Laser System.

                                10.           Preferred Facility Agreement with Preferred Care Network-National, Inc. dated as of September 1, 1992.  Such agreement was assigned by the payor to Metra Health Insurance Company and also assigned by Cherokee Regional Medical System, Inc. d/b/a North Metro Day Surgery (referred to hereafter in these Schedules as “North Metro Day Surgery”) to Advanced Surgery Center.

                                11.           Affordable Health Care Concepts Participating Provider Agreement by and between Affordable Health Care Concepts and Advanced Surgery Center, as successor-in-interest to North Metro Day Surgery.

                                12.           MultiPlan, Inc. Participating Facility Agreement by and between MultiPlan, Inc. and Advanced Surgery Center, dated as of July 15, 1999.

                                13.           Participating Freestanding Ambulatory Facility Agreement by and between Blue Cross and Blue Shield of Georgia, Inc. and Advanced Surgery Center, dated as of May 24, 1993.

                                14.           Leasehold Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement, dated as of July 28, 2000, by Advanced Surgery Center in favor of AMRESCO, pledging Advanced Surgery Center’s leasehold interest in the real property located at 180, 190 and 220 Hospital Road, Canton, Georgia as collateral to AMRESCO to secure the loans evidenced by the Promissory Note described in A(26) of this Schedule 3.13.

6

Schedule 3.13

Material Contracts and Leases (CONT.)

                                15.           Anesthesia Services Agreement by and between Anesthesia Specialists of Atlanta, LLC and Advanced Surgery Center, dated as of January 2, 1996, providing for the provision of anesthesia services to Advanced Surgery Center.

                                16.           Motor Vehicle Lease Agreement, by and between BMW Financial Services and Advanced Surgery Center, dated as of June 23, 2000.

                                17.           See A(22), A(23), A(24), A(27), A(30), B(6) and B(7) in this Schedule 3.13.

D.            SURGICOE OF TEXAS, INC.

                                1.             Management Services and Facility Agreement by and between Surgicoe of Texas, Inc.  and Ambulatory Surgery Center of Tyler, Ltd., dated as of October 1, 2001,  providing for the management and administration of all business functions of the Ambulatory Surgery Center of Tyler, Ltd.

                                2.             Development Agreement by and among Surgicoe of Texas, Inc., TSH Holdings, L.L.C. and Charles R. Gordon, M.D., dated as of March 21, 2001, for the development of a surgical hospital facility in Tyler, Texas.

                                3.             Management Services and Facility Agreement by and between Surgicoe of Texas, Inc. and Physicians Surgery Center of Longview, L.L.C., to be effective as of June 1, 2002, providing for the management and administration of all business functions of the Physicians Surgery Center of Longview, L.L.C.

                                4.             Operating Agreement of Physicians Surgery Center of Longview, L.L.C., effective on or about January 23, 2002.

                                5.             Management Services Agreement by and among Surgicoe of Texas, Inc., SURGICOE and Texas Spine and Joint Hospital, LLP, dated as of February 28, 2002, providing for the management and administration of all business functions of the Texas Spine and Joint Hospital.

                                6.             First Amended and Restated Partnership Agreement of Texas Spine and Joint Hospital, LLP, effective January 30, 2002.

                                7.             Buy-Sell Agreement and Noncompetition Agreement for Class A and Class B Partnership Units of Texas Spine and Joint Hospital, LLP, effective as of January 30, 2002.

7

Schedule 3.13

Material Contracts and Leases (CONT.)

                8.             Second Amended and Restated Partnership Agreement of TSH Holdings, LLP, effective as of September 7, 2001.

E.             SPECIALISTS SURGERY CENTER, LLC

                                1.             Biomedical Engineering Services Agreement by and between SSC and Servicemaster, L.P., dated as of August 1, 1998, for scheduled maintenance services.

                                2.             Standard form Lease Agreement by and between SSC and Cooper Bros. Limited Partnership, dated as of February 18, 1996, for office space located at 2925 United Founders Boulevard, Oklahoma City, Oklahoma.

                                3.             Director Agreement, dated February 18, 2002, by and between SSC and Garland Porterfield, M.D. (“Dr. Porterfield”), establishing Dr. Porterfield as the Director of the ambulatory surgery center operated by SSC.

                                4.             Medical Director Agreement, dated February 18, 2002, by and between SSC and Scott Calhoon, M.D. (“Dr. Calhoon”), establishing Dr. Calhoon as the Medical Director of the ambulatory surgery center operated by SSC.

                                5.             See A(14) and A(31) above.

8

Schedule 3.15

Insurance Policies

                The following is a general description of the insurance coverage for SURGICOE and all of its Subsidiaries (except Surgicoe of Texas, Inc.), pursuant to St. Paul Policy Number FK06806012, which is effective through April 28, 2002.

1.             Commercial General Liability Insurance with coverage limits of $1,000,000 for each occurrence and $3,000,000 in the aggregate.  Other applicable limits are as follows:  fire damage ($200,000), medical expenses ($5,000) and personal injury ($1,000,000).

2.             Automobile Insurance with a combined single coverage limit of $1,000,000.

3.             Excess Liability Insurance with coverage limits of $5,000,000 for each occurrence and in the aggregate.

4.             Personal Property Insurance with coverage limits of $2,110,000.

5.             Building Insurance with coverage limits of $1,430,000.

                Surgicoe of Texas, Inc. has only recently begun to actively conduct business and, therefore, has not been added as an insured party to the policies described above.

Schedule 3.17

Employee Claims

1.             See description of litigation filed by Mr. Leiberman and the claims alleged by Mr. Barbour contained in Schedule 3.8 hereof.

Schedule 11.3

Shareholder Equipment Lease Guarantees

                The following is a list of the equipment leases guaranteed by certain of the Shareholders, including an approximate outstanding balance of the remaining lease payments covered by the guarantees and due under each lease:

1.             Plain Language Commercial Equipment Lease, by and between Surgicoe and Advanta, as successor-in-interest to Compass Financial Management, dated as of December 14, 1999, for the lease of certain computer equipment.  Guaranteed by Charlotte A. Larkin, Franklin B. Trell and the Estate of Joseph N. Shaffer.  Approximate outstanding balance = $18,409.00.

2.             Equipment Lease Agreement, by and between Surgicoe and Allpoints, as successor-in-interest to Compass Financial Management, dated as of March 10, 2000, for the lease of certain computer equipment. Guaranteed by Charlotte A. Larkin, Franklin B. Trell and the Estate of Joseph N. Shaffer.  Approximate outstanding balance = $12,344.50.

3.             Equipment Schedule to Master Lease Agreement No. 118245, by and between Surgicoe Real Estate, L.L.C. and American Express Equipment Finance Corporation, dated as of June 21, 2000, for the lease of certain computer equipment. Guaranteed by Charlotte A. Larkin and Brian B. Campbell.  Approximate outstanding balance = $7,472.00.

4.             Equipment Schedule to Master Lease Agreement No. 118245, by and between Surgicoe and American Express Equipment Finance Corporation, dated as of September 1, 2000, for the lease of certain computer equipment. Guaranteed by Charlotte A. Larkin and Brian B. Campbell.  Approximate outstanding balance = $2,710.00.

5.             Equipment Lease Agreement, by and between Fisher-Anderson, L.C., as successor-in-interest to Mercantile Bank Leasing, Inc., dated as of April 25, 2000, for the lease of certain computer software. Guaranteed by Charlotte A. Larkin and Franklin B. Trell.  Approximate outstanding balance = $24,990.88.

6.             Lease Agreement No. 23670.000, by and between Surgicoe and Preferred Capital, Inc., dated as of May 12, 2000, for the lease of a System  Investment and EMC Print Image. Guaranteed by Charlotte A. Larkin, Franklin B. Trell and the Estate of Joseph N. Shaffer.  Approximate outstanding balance = $16,434.42.